As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON LINES HOLDING CORP.

(Exact name of registrant as specified in Its Charter)

Delaware	4400	55-0816583
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

Co-Registrants

(see next page)

M. Mark Urbania

Chief Financial Officer

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

André Weiss, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Robert S. Zuckerman, Esq. General Counsel Horizon Lines Holding Corp. 4064 Colony Road, Suite 200 Charlotte, NC 28211 Ph: (704) 973-7000 Fax: (704) 973-7010

Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this registration statement becomes effective.

If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
9.00% Senior Notes due 2012	$250,000,000	100%	$250,000,000	$29,425
Guarantees related to the 9.00% Senior Notes due 2012(3)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act.
(3)	Pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrant as specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Horizon Lines, LLC (Co-Issuer)	Delaware	4400	56-2098440
Horizon Lines of Puerto Rico, Inc. (Guarantor)	Delaware	4400	56-2224254
HLH, LLC (Guarantor)	Delaware	4400	59-3765785
Horizon Lines of Alaska, LLC (Guarantor)	Delaware	4400	56-2267510
Horizon Lines of Guam, LLC (Guarantor)	Delaware	4400	20-0386469
Horizon Lines Ventures, LLC (Guarantor)	Delaware	4400	20-0069368
Horizon Lines Vessels, LLC (Guarantor)	Delaware	8700	56-2279637
Horizon Service Group, LLC (Guarantor)	Delaware	4400	56-2277227
Sea-Logix, LLC (Guarantor)	Delaware	4213	20-0937580
S-L Distribution Service, LLC (Guarantor)	Delaware	5000	20-0937637
SL Payroll Services, LLC (Guarantor)	Delaware	8700	59-3455046

*	The address and telephone number of the principal executive offices of each of the co-registrants is c/o Horizon Lines Holding Corp., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211, telephone: (704) 973-7000.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated        , 2005

PROSPECTUS DATED        , 2005

$250,000,000

HORIZON LINES, LLC

HORIZON LINES HOLDING CORP.

OFFER TO EXCHANGE

OUR OUTSTANDING

9.00% SENIOR NOTES DUE 2012

FOR

OUR 9.00% SENIOR NOTES DUE 2012

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER:

•	We will exchange all outstanding 9% senior notes due 2012 that were issued on July 7, 2004, which we refer to as the “Original Notes” and which have not been registered under the Securities Act of 1933, that are validly tendered and not properly withdrawn for an equal principal amount of 9% senior notes due 2012, which we refer to as the “New Notes” and which are registered under the Securities Act of 1933. References we make in this prospectus to “Notes” shall mean both the Original Notes and the New Notes.

•	Any holder of Original Notes electing to exchange its Original Notes for New Notes must surrender its Original Notes, together with the appropriate letter of transmittal, to The Bank of New York Trust Company, N.A.

•	You are entitled to withdraw your election to tender Original Notes at any time prior to the expiration of the exchange offer.

•	Original Notes not tendered in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement referred to below.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless we extend the exchange offer.

•	We believe that the exchange of the Original Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

THE NEW NOTES:

•	The New Notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private placement of the Original Notes.

•	The terms of the New Notes are substantially identical to the terms of the Original Notes except that the New Notes are registered under the Securities Act of 1933 and will not be subject to transfer restrictions. Also, the holders of the New Notes, with limited exceptions, will not have any registration rights and the New Notes will not contain any provisions for an increase in their stated interest rate related to any registration or exchange delay.

See “ Risk Factors,” beginning on page     , to read about important factors you should consider in connection with a decision to participate in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005

Page
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
TRADEMARKS AND SERVICE MARKS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
TRANSACTIONS SUMMARY
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE CAN YOU FIND MORE INFORMATION
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 4064 COLONY ROAD, SUITE 200, CHARLOTTE, NORTH CAROLINA 28211 OR BY CALLING US AT (704) 973-7000. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE              2005, WHICH IS AT LEAST 30 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED.

PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. In this prospectus, unless the context otherwise requires, the term “Horizon Lines Holding” refers to Horizon Lines Holding Corp., a Delaware corporation, the term “Horizon Lines” refers to Horizon Lines, LLC, a Delaware limited liability company that is an indirect wholly-owned subsidiary of the Horizon Lines Holding, and the term “issuers” refers to Horizon Lines Holding and Horizon Lines. Unless the context otherwise requires, the terms “we”, “our”, “us” and “the Company” refer to the issuers and their subsidiaries.

Our Company

We are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. Under the Jones Act, enacted in 1920, domestic U.S. maritime trade is restricted to U.S. owners of U.S.-built and flagged vessels manned by predominantly U.S.-citizen crews. With 16 vessels and approximately 22,400 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. For the twelve months ended December 26, 2004, we generated revenue and Adjusted EBITDA of $980.3 million and $121.2 million, respectively. This represents revenue growth of 10.7% and Adjusted EBITDA growth of 27.2% for the twelve months ended December 26, 2004. For the definition of Adjusted EBITDA and its reconciliation to net income, see footnote 5 to the table under “—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data.”

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958 we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

Our revenue is derived primarily from Alaska, Hawaii and Guam, and Puerto Rico. These markets account for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are one of only two major container shipping operators currently serving the Alaska market, each accounting for approximately 42% of total container loads traveling from the continental U.S. to Alaska. We are also only one of two container shipping companies currently serving the Hawaii and Guam markets with an approximate 37% share of total domestic marine container shipments from the continental U.S. to these markets. This percentage reflects 36% and 48% shares of total domestic marine container shipments from the continental U.S. to Hawaii and Guam, respectively. In Puerto Rico, we are the largest provider of marine container shipping, accounting for approximately 36% of Puerto Rico’s total container loads from the continental U.S. Since we are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, we believe that we have a stronger competitive position in our markets, serve more effectively our national customers with shipping and logistics needs across one or more of these markets, spread our fixed costs over a larger revenue base, achieve greater network operating efficiencies and negotiate larger volume discounts from our inland shipping providers.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Container loads of foodstuffs (refrigerated and non-refrigerated) and household goods traveling from the continental U.S. to Alaska, Hawaii and Guam, and Puerto Rico constituted approximately 40% of our revenue in each of 2003 and 2004. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies such as Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

We focus on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions:

•	We operate the largest Jones Act containership fleet, consisting of 16 vessels. Typically, 15 of our vessels are actively deployed at any given time, with one spare vessel reserved for relief while another undergoes maintenance, repairs and inspections, referred to as drydocking. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and are subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. In addition, the senior officers on our vessels (masters and chief engineers) have an average tenure with us of over 16 years.

•	We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are centrally coordinated from Charlotte and Tacoma, Washington, enabling us to better manage our customer relationships.

•	We book and monitor all of our shipping and logistics services through the Horizon IT system, or HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. This system encompasses an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us, including cargo booking, tracking and tracing and the production of bills of lading, customs documents and invoicing. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings exceeding 57% of our total bookings. We believe that HITS’ functionality and ability to generate cost savings for our customers build strong customer loyalty for our services and enhance our customer relationships. We believe that HITS differentiates us from our competitors as it better positions us to serve higher-margin customers with sophisticated shipping and logistics requirements.

The Jones Act

Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

The Jones Act, officially the Merchant Marine Act, 1920, is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, the marine trade between U.S. ports is reserved for U.S.-owned and organized companies operating U.S.-built and U.S.-flagged vessels manned predominantly by U.S.-citizen crews. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully-qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 40 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. The Jones Act enjoys broad support from both major political parties. During the 2004 presidential election, both major political parties supported the retention of the Jones Act as currently in effect. In addition, the Jones Act has enjoyed strong congressional support. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for war-time support.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to over-capacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major Trans-Pacific and Trans-Atlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

Although the U.S. container shipping industry is affected by general economic conditions, the industry does not tend to be as cyclical as other sectors within the shipping industry. Specifically, most of the cargos shipped via container vessels consist of a wide range of consumer and industrial items as well as military and postal loads. Since many of these types of cargos are consumer goods vital to the expanding populations in our markets, they provide us with a stable base of growing demand for our shipping and logistics services.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently-operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. A broad range of domestic and foreign governmental agencies are also increasingly requiring access to shipping information in automated formats for customs oversight and security purposes.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical break-downs) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company. We are the nation’s leading Jones Act container shipping and logistics company, with the largest Jones Act container vessel fleet and with shipping activity accounting for approximately 37% of total domestic marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets and Guam. We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. For many of our customers with a nationwide retailing presence, such as Costco Wholesale Corporation, Lowe’s Companies, Inc. and Wal-Mart Stores, Inc., we provide complete supply chain shipping and logistics solutions, including automated on-line cargo booking, tracking and tracing, as well as inland cargo pick-up and delivery logistics and shipping services, across two or more of our geographic markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets. In addition to enabling us to effectively serve a long-standing customer base, our presence in all of these geographic markets mitigates our geographic exposure to any one particular market.

Favorable industry dynamics. The Jones Act stipulates that only U.S.-built and U.S.-flagged vessels owned by U.S.-organized and U.S.-owned companies and manned predominantly by U.S. crews can operate in the Jones Act markets. Given the level of services already provided by us or our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base. We have achieved five consecutive years of revenue growth and have averaged a compounded annual growth rate of 8.7% in revenue during that period. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. We ship a diverse mix of cargos, and benefit from serving substantial and growing customers with sophisticated container shipping and logistics requirements across two or more geographic markets that we serve. In addition, many of the cargos we ship are consumer goods which are vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Also, our presence across multiple geographic markets, along with our expertise in supply chain management and our sophisticated on-line shipping and logistics information technology, enables us to be the shipping and logistics solution of choice in these markets for many of our national customers. As a result, we participate in economic and demographic growth trends in each of these markets at a relatively early stage. For example when Lowe’s opened two new retail stores in Alaska, Lowe’s expanded our relationship by selecting us to provide the shipping and logistics services required to stock these stores upon their opening and thereafter. When Lowe’s opened one new retail store in Hawaii, Lowe’s again selected us to provide these services.

Long-standing relationships with leading, established customers. We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years.

Customer-oriented sales and marketing presence. Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Senior sales and marketing professionals in Charlotte, North Carolina are responsible for developing sales and marketing strategies and are closely involved in servicing our largest national customers. We also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Regional sales professionals are responsible for day-to-day customer coverage and work closely with customers to address customer needs as they arise. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence. As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. We maintain the largest Jones Act containership fleet consisting of vessels maintained in accordance with strict guidelines. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our terminal management efficiency and inland cargo shipping and logistics expertise result in high customer satisfaction with respect to equipment availability, transit time and cargo availability. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, we have received the “Outstanding Ocean Service Provider Award” from Lowe’s Companies, Inc. for the last four years for which this award has been announced, the “Logistics Partners Excellence Award” from Toyota Motor Corporation, for on-time performance where we were judged against all of Toyota’s global shippers, for the last six years for which this award has been announced and the “Carrier of the Year Award” by Wal-Mart Stores, Inc. for three of the last four years for which this award has been announced.

Experienced management with strong culture of commitment to service and operational excellence. Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together within our organization or at our predecessors for over 15 years. In addition, seven of our eight most senior managers have served in multiple roles within our organization or have continuing direct involvement with multiple aspects of our business, including servicing our largest customers and the operation of our shipping and logistics services. We believe that our management’s experience, cohesiveness and depth, as well as our management’s long-standing relationships within the industry, enable us to readily identify market opportunities and develop and execute strategies to pursue these opportunities. Furthermore, as of the date hereof, our management team, including family members, beneficially owns approximately 19% of the common equity of Horizon Lines, Inc., our indirect parent, on a fully diluted basis. We believe that our cash incentive plan further incentivizes our management to achieve and surpass our targeted performance and goals.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below.

Continue to organically grow our revenue. Our revenue growth has averaged a compounded annual growth rate of 8.7% during the past five years. We believe that we are well positioned to achieve ongoing revenue growth in our markets by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ most important cargo movements. These cargo movements include high-value cargos, time-sensitive cargos and cargos that require complete door-to-door logistics solutions and supply chain management.

Expand our services and logistics solutions. We seek to build on our market-leading logistics platform and operational expertise by providing new services and logistics solutions. These services and solutions include delivery planning and comprehensive shipping logistics expertise. In particular, on the U.S. west coast, we supplement our vessel services with proprietary trucking services, as well as the door-to-door logistics and shipping solutions we offer across our markets. Timing of shipments is crucial to our customers, and our ability to provide these combined offerings has enabled us to expand our business with our customers. By offering this wide range of services and logistics solutions, we believe that we strengthen our franchise and further grow our revenues and profits.

Expand and enhance our customer relationships. We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets, such as Costco, Lowe’s, and Wal-Mart. As the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, and having a sales and marketing team that sells to all of these markets, we are uniquely positioned to maintain and expand our customer relationships.

Leverage our brand. We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. This heritage dates back to 1956, when Sea-Land pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round vessel service. In 1987, we began operating vessels between the U.S. west coast and Hawaii and Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology. We are focused on maintaining our Horizon IT system, or HITS, as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. All orders that we receive through any medium are booked and processed through HITS, which has electronic data interface capabilities, including an Internet portal, which enables us to achieve operating efficiencies. Since its launch in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. We routinely incorporate additional capabilities into HITS to further differentiate us from our competitors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Pursue new business opportunities. We actively pursue new business opportunities in addition to growing our core business. For example, in June, 2004, we were awarded a contract by the U.S. Military Sealift Command to manage seven vessels under a one-year renewable contract. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers (and their contents) entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs. We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. We have been successful in improving our EBITDA margin from 9.54% for the twelve months ended December 21, 2003 to 11.62% for the twelve months ended December 26, 2004, an increase of 21.89%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2005. These teams are focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology. Each of these teams has specific cost-savings goals and objectives and tracks its progress against its goals using quantitative measures. In addition, we focus on enhancing safety practices in our terminals and on our vessels through aggressive internal safety programs conducted with the active backing of our senior management. Over the short term, these safety programs have already yielded reductions in our expenses related to worker compensation, personal injury, and cargo claims, and, over the long term, we expect these programs to continue to yield savings in our insurance costs.

Our Acquisition by the Castle Harlan Group

Our current ownership and corporate structure relates to our acquisition by Horizon Lines, Inc. (formerly H-Lines Holding Corp.) on July 7, 2004. The foregoing acquisition, referred to in this prospectus as the “acquisition,” included a merger, referred to in this prospectus as the “merger,” whereby Horizon Lines Holding became a direct wholly-owned subsidiary of Horizon Lines, Inc. Horizon Lines, Inc. was formed at the direction of Castle Harlan Partners IV, L.P., or CHP IV, a private equity investment fund managed by Castle Harlan, Inc., or Castle Harlan, which provided a substantial portion of the equity financing and bridge financing in connection with the acquisition. See “—Our Equity Sponsor, The Castle Harlan Group” on page      of this prospectus.

The consideration that was paid in the acquisition consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction costs. This amount was used to repay certain of our indebtedness, to pay the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, and to pay certain other equity holders for their minority equity interests in Horizon Lines, LLC, the principal operating subsidiary of Horizon Lines Holding.

In connection with the acquisition, CHP IV and its associates and affiliates invested approximately $157.0 million in Horizon Lines, Inc., of which approximately $87.0 million was in the form of common shares and Series A redeemable preferred shares, or Series A preferred shares, and $70.0 million was in the form of 13% promissory notes, which were convertible into common shares and Series A preferred shares of Horizon Lines, Inc. In addition, as part of the merger, management converted a portion of its equity interest in Horizon Lines Holding, valued at the time of the merger at approximately $13.0 million, into equity of Horizon Lines, Inc.

For information regarding the acquisition and related matters and subsequent developments concerning our capitalization, see “Transactions Summary” on page      of this prospectus.

As of the date hereof, CHP IV and its affiliates and associates beneficially own approximately 65% of the common stock of Horizon Lines, Inc., our indirect parent, on a fully diluted basis and our management team, including family members, beneficially owns approximately 19% of the common stock of Horizon Lines, Inc. on a fully diluted basis.

Recent Developments

On March 2, 2005, Horizon Lines, Inc., our indirect parent, filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of shares of its common stock. According to this registration statement, a portion of the proceeds of the issuance and sale of such shares pursuant to such offering, if consummated, is intended to be used to redeem a portion of the Notes. For further information, see “Transactions Summary.”

Our Organizational Structure

The following chart shows our organizational structure. All of the entities that are directly or indirectly owned by Horizon Lines Holding are wholly-owned. Each of the wholly-owned subsidiaries of Horizon Lines Holding (other than Horizon Lines) is a guarantor of the obligations of Horizon Lines Holding and Horizon Lines under the Original Notes and under our senior credit facility.

Our Equity Sponsor, The Castle Harlan Group

Castle Harlan is a New York-based private equity investment firm founded in 1987 specializing in investments in middle-market companies through leveraged buyouts, industry consolidations, divestitures, restructurings, turnarounds, workouts, and bankruptcies. Since its inception, Castle Harlan has invested, on behalf of the private equity funds which it manages, in 40 companies with a total enterprise value of approximately $7.0 billion. Castle Harlan has maintained a disciplined strategy and achieved success in making control investments in middle-market companies, becoming one of the premier equity sponsors within this sector. Castle Harlan’s initial investment in Horizon Lines of approximately $157.0 million was funded by CHP IV and its affiliates and associates. CHP IV is an investment fund, which, together with certain of its affiliated investment funds, has approximately $1.2 billion in commitments from its limited partners. CHP IV was closed in August 2003. Castle Harlan’s portfolio companies include Morton’s Restaurant Group, Inc., Ames True Temper, Inc. and Caribbean Restaurants, LLC.

We refer to Castle Harlan and its affiliates and associates (other than Horizon Lines, Inc. and its subsidiaries) in this prospectus as “The Castle Harlan Group.”

Corporate Information

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

Summary of the Terms of the Exchange Offer

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in “The Exchange Offer, “ beginning on page     of this prospectus. In this prospectus, the term “Original Notes” refers to our outstanding 9% senior notes due 2012 that were issued on July 7, 2004, the term “New Notes” refers to our 9% senior notes due 2012 that are registered under the Securities Act of 1933. Unless otherwise indicated, the term “Notes” refers to Original Notes and New Notes, and the term “indenture” refers to the indenture that governs both the Original Notes and the New Notes.

The Initial Offering of the Original Notes

We sold the Original Notes on July 7, 2004 to Goldman, Sachs & Co., UBS Securities LLC, and ABN AMRO Incorporated. We collectively refer to these parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A, or outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, or the Securities Act.

Exchange and Registration Rights

Simultaneously with the initial sale of the Original Notes to the initial purchasers, we entered into an exchange and registration rights agreement with the initial purchasers pursuant to which we agreed to register new notes substantially identical to the Original Notes under the Securities Act (except for the registration and transferability of such registered notes and the absence of any increase in their stated interest rate related to any registration or exchange delay), and to offer to exchange such registered notes for the Original Notes. Such agreement is referred to in this prospectus as the “registration rights agreement.” The exchange offer is intended to satisfy that offering obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer to be entitled to any exchange or registration rights with respect to your Original Notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your Original Notes registered under the Securities Act. For further information, see “The Exchange Offer—Procedures for Tendering”, beginning on page     of this prospectus.

The Exchange Offer

We are offering to exchange up to $250.0 million principal amount of the New Notes for up to $250.0 million principal amount of the Original Notes. The Original Notes may only be exchanged in $1,000 increments.

The terms of the New Notes are substantially identical to those of the Original Notes except the New Notes will be registered under the Securities Act and not be subject to transfer restrictions. Also, the holders of the New Notes, with limited exceptions, will have no registration rights, and the New Notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

In order to be exchanged, an Original Note must be properly tendered and accepted. All Original Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue New Notes promptly after the expiration of the exchange offer.

Original Notes that are not properly tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of Original Notes that are not tendered for exchange is likely to be minimal.

Resales Without Further Registration

Except as indicated herein, we believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are being acquired by you in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued New Notes for its own account in exchange for Original Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, which is at least 30 days after the commencement of the exchange offer, unless we extend the exchange offer.

Withdrawal	You may withdraw your tender of Original Notes pursuant to the exchange offer at any time by or prior to 5:00 p.m., New York City time, on the expiration date.

Interest on the Notes

The New Notes will accrue interest from November 1, 2004, the first interest payment date for the Original Notes. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of accrued, but unpaid, interest on the Original Notes to the date of issuance of the New Notes.

Conditions to the Exchange Offer

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or SEC.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for The Depository Trust Company, or DTC, to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	Holders who wish to tender their Original Notes and

•	whose Original Notes are not immediately available or

•	who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date,

may tender the Original Notes by following the procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures”, beginning on page of this prospectus.

Federal Tax Considerations

We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Certain United States Federal Income and Estate Tax Considerations”, beginning on page     of this prospectus.

Exchange Agent	The Bank of New York Trust Company, N.A., trustee under the indenture, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Terms of New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus, beginning on page    , contains a more detailed description of the terms and conditions of the New Notes. You should refer to the “Risk Factors” section of this prospectus, beginning on page    , for an explanation of certain risks of investing in the New Notes before tendering the Original Notes in exchange for the New Notes.

Issuers

Horizon Lines and Horizon Lines Holding. Horizon Lines is an indirect wholly-owned subsidiary of Horizon Lines Holding. Horizon Lines Holding is a holding company with nominal assets (other than the equity of its subsidiaries) and conducts no business or operations.

Guarantors

Horizon Lines of Puerto Rico, Inc., HLH, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Ventures, LLC, Horizon Lines Vessels, LLC, Horizon Service Group, LLC, Sea-Logix, LLC, S-L Distribution Service, LLC and SL Payroll Services, LLC, which are collectively referred to in this prospectus as the “guarantors.” The guarantors are direct or indirect wholly-owned subsidiaries of Horizon Lines Holding and, in some cases, direct wholly-owned subsidiaries of Horizon Lines.

Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer;

•	subject to certain limited exceptions, the holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New Notes; and

•	the New Notes will not be subject to any provisions for an increase in their stated interest rate related to any registration or exchange delay.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Maturity Date	November 1, 2012.

Interest	Annual Rate: 9.00%

Payment Dates: May 1 and November 1 of each year.

Optional Redemption

We may redeem all or a portion of the New Notes at our option at any time before November 1, 2008 at a “make-whole” premium specified in, and, on or after November 1, 2008, at the redemption prices listed in, the “Description of New Notes—Optional Redemption,” beginning on page     of this prospectus.

In addition, on or before November 1, 2007, we may, at our option and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the New Notes at 109.00% of such principal amount, plus accrued and unpaid interest. See “Description of New Notes—Optional Redemption.”

Sinking Fund	None.

Ranking and Guarantees	The New Notes will be the issuers’ general unsecured obligations and will rank:

•	equal in right of payment to all of the issuers’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the New Notes;

•	senior in right of payment to any of the issuers’ future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes; and

•	effectively subordinated to all of the issuers’ secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Each of the existing and future domestic restricted subsidiaries of Horizon Lines Holding, except Horizon Lines, will guarantee the issuers’ obligation to pay principal, premium, if any, and interest on the New Notes. Such guarantee of each guarantor will be an unsecured senior obligation of that guarantor and will rank:

•	equal in right of payment to all existing and future unsecured indebtedness or other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to such guarantee;

•	senior to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of December 26, 2004, on a consolidated basis, we had approximately $500.0 million of aggregate long-term debt, including capital lease obligations (exclusive of outstanding letters of credit with an aggregate face amount of $6.0 million), of which approximately $250.0 million was secured, approximately $324.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above), and an additional $19.0 million of indebtedness was available for borrowing under the revolving portion of our senior credit facility.

Change of Control Offer

If we experience a change of control, we may be required to make an offer to purchase the New Notes at 101% of their outstanding aggregate principal amount, plus accrued and unpaid interest. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for the New Notes you present to us at the time of a change of control, because:

•	we may not have enough funds at that time; or

•	the terms of our senior credit facility may prevent us from making such payment.

Certain Indenture Provisions

The indenture which currently governs the Original Notes and which will govern the New Notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	declare or pay dividends, redeem stock or make other distributions to equityholders;

•	enter into sale and lease-back transactions; and

•	consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of New Notes,” beginning of page of this prospectus.

Absence of public market for the New Notes

The New Notes are a new issue of securities and there is currently no established trading market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The initial purchasers of the Original Notes have advised us that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice. We do not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system.

Summary Consolidated, Combined and Unaudited Pro Forma Financial Data

The following tables provide summary consolidated, combined and unaudited pro forma financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page     of this prospectus, and our consolidated and combined financial statements and the related notes appearing elsewhere in this prospectus.

The combined and consolidated balance sheet data and statement of operations data as of and for the year ended December 22, 2002 and for the twelve months ended December 21, 2003 and December 26, 2004 presented below have been derived from the audited financial statements contained in this prospectus. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004.

The unaudited pro forma combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period from December 22, 2003 through July 6, 2004 with data for the period from July 7, 2004 through December 26, 2004 and gives effect to the Acquisition-Related Transactions, which are described in “Transactions Summary,” beginning on page     of this prospectus, as if they had occurred on December 22, 2003. An unaudited pro forma condensed consolidated balance sheet as of December 26, 2004 is not presented because the Acquisition-Related Transactions are already reflected in Horizon Lines Holdings’ consolidated balance sheet as of December 26, 2004. The unaudited pro forma financial data does not purport to represent what our results of operations would have been if the Acquisition-Related Transactions had occurred as of such dates or what such results will be for future periods. See “Unaudited Pro Forma Condensed Consolidated Financial Statements”, beginning on page     of this prospectus, for a description of items or events that may impact the pro forma information.

All combined and consolidated financial data for the period (or any portion thereof) from December 24, 2001 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect the predecessor, a majority owned subsidiary of Carlyle-Horizon Partners, L.P., on a consolidated basis. All combined and consolidated financial data for the period (or any portion thereof) from July 7, 2004 through December 26, 2004 reflect Horizon Lines Holding on a consolidated basis.

We have a 52 or 53 week year which ends on the Sunday before the last Friday in December. Each of the year ended December 22, 2002 and the twelve months ended December 21, 2003 consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Certain prior period balances have been reclassified to conform with the current period presentation.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below reflects financial data for us and our predecessors that has been combined and consolidated to present this information on a comparative annual basis.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page     in this prospectus, for a description of the items or events that may impact the period-to-period comparability of the operating results covered by the following tables:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Pro Forma Twelve Months Ended December 26, 2004
	($ in thousands)
Statement of Operations Data:
Operating revenue	$804,424	$885,978	$980,328	$980,328
Operating expense	658,053	718,231	780,343	780,343
Depreciation and amortization(1)	17,977	29,954	45,570	52,825
Amortization of vessel drydocking	14,988	16,343	15,861	15,861
Selling, general and administrative	75,174	80,064	83,857	83,857
Miscellaneous expense, net(2)	824	3,173	2,160	2,160

Total operating expenses	767,016	847,765	927,791	935,046

Operating income	37,408	38,213	52,537	45,282
Interest expense(3)	7,133	8,986	22,793	37,702
Interest expense—preferred units of subsidiary	—	4,477	2,686	—
Other expense (income), net(3)	(5,183)	22	22	22

Income before income taxes	35,458	24,728	27,036	7,558
Income tax expense	13,707	9,615	10,284	2,872

Net income	$21,751	$15,113	$16,752	$4,686

	December
	2002	2003	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,342	$41,811	$56,264
Working capital	25,301	46,192	65,548
Total assets	321,129	492,554	1,012,772
Long-term debt, including capital lease obligations, net of current portion(4)	—	165,417	497,382
Total debt, including capital lease obligations(4)	—	165,570	500,043
Stockholders’ equity	113,985	96,860	188,356

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Pro Forma, Twelve Months Ended December 26, 2004
	($ in thousands)
Other Financial Data:
EBITDA(5)	$70,373	$84,488	$113,946	$113,946
Adjusted EBITDA(5)	84,529	95,263	121,174	121,174
Capital expenditures(6)	19,298	35,150	32,889	32,889
Vessel drydocking payments	15,905	16,536	12,273	12,273
Total debt to Adjusted EBITDA				4.13x
Adjusted EBITDA to interest expense				3.21x
Cash Flows provided by (used in):
Operating activities	14,065	60,584	83,191
Investing activities(7)	(20,810)	(367,202)	(706,836)
Financing activities(4)(7)	—	305,687	656,254

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003 and $11.0 million for the year ended December 26, 2004. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003. The increase in amortization during the twelve months ended December 26, 2004 is due to the step-up in basis of definite lives intangibles and property and equipment in connection with the acquisition on July 7, 2004.

(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2002 we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.

(3)	During 2002 we incurred interest charges totaling $7.1 million on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $5.1 million during fiscal year 2002. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page of this prospectus. On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of Original Notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. As of December 26, 2004, the $250.0 million original principal amount of Original Notes and $249.4 million of borrowing under the term loan facility were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004.

(4)	During the year ended December 22, 2002, substantially all of the $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations of the combined company CSX Liner LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc. and the Domestic Liner Business of SL Service, Inc. were assumed by CSX Corporation, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions. As of December 26, 2004, the $250.0 million original principal amount of Original Notes and the $249.4 million of borrowing under the term loan facility were outstanding.

(5)	EBITDA, a measure expected to be used by our management to measure operating performance, is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments generally permitted in calculating covenant compliance under the indenture which governs the Original Notes and which will govern the New Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and certain unusual items. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as tax payments and debt service requirements. Because companies do not use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA is included below:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Pro Forma Twelve Months Ended December 26, 2004
Net income	$21,751	$15,113	$16,752	$4,686
Interest expense, net	1,950	13,463	25,479	37,702
Income tax expense	13,707	9,615	10,284	2,872
Depreciation and amortization	32,965	46,297	61,431	68,686

EBITDA	70,373	84,488	113,946	113,946

Plus:
Severance(a)	—	1,655	—	—
Renaming/rebranding costs(b)	—	846	—	—
Special charges(c)	—	1,786	—	—
Management fees(d)	—	250	1,704	1,704
Lease expense buyout(e)	6,956	6,238	2,590	2,590
ILWU lockout(f)	7,200	—	—	—
Merger costs(g)	—	—	2,934	2,934

Adjusted EBITDA	$84,529	$95,263	$121,174	$121,174

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction, as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page of this prospectus.

(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, adjustment includes costs incurred to update stationery, supplies and signage related to name change.

(c)	Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.

(d)	The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, and $1.7 million during the period December 22, 2003 through December 26, 2004. Upon the completion of the acquisition, Horizon Lines Holding and Horizon Lines, Inc., our indirect parent, entered into a new management agreement with Castle Harlan. See “Certain Relationships and Related Party Transactions—Management Agreement”, beginning on page of this prospectus.

(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Expedition in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.

(f)	The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouseman’s Union during 2002, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.

(g)	The adjustment represents incremental cost incurred related to the consummation of the acquisition on July 7, 2004.

(6)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.

(7)	During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions, which are described in “Transactions Summary”, beginning on page of this prospectus. Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $157.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the Original Notes in the aggregate original principal amount of $250.0 million. As of December 26, 2004, the $249.4 million of borrowing under the term loan facility and the $250.0 million Original Notes remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before tendering the Original Notes in exchange for the New Notes. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in the New Notes.

Risks Related to the Notes and Our Business

Our cash flows and capital resources may be insufficient to make required interest and principal payments on the Notes and service our other substantial indebtedness and future indebtedness and such cash flows, and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depend on many factors beyond our control.

As of December 26, 2004, on a consolidated basis, we had approximately $497.4 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.0 million), net of current portion, including capital lease obligations, and approximately $324.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above).

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

In the future, our cash flow and capital resources may not be sufficient to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the senior credit facility and the indenture which governs the Original Notes and which will govern the New Notes contains covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot assure you that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions imposed by the senior credit facility and the indenture which governs the Original Notes and which will govern the New Notes. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

We may incur substantial indebtedness in the future. The terms of the senior credit facility and the indenture which governs the Original Notes and which will govern the New Notes permit us to incur or guarantee additional indebtedness under certain circumstances. As of December 26, 2004, Horizon Lines Holding and Horizon Lines had approximately $19.0 million of additional borrowing availability under the revolving credit facility, subject to compliance with the financial and other covenants and the other terms set forth therein. Our incurrence of additional indebtedness would intensify the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness.

Financial and other covenants under our current and future indebtedness could significantly impair our ability to operate our business and adversely affect the holders of the Notes.

Our senior credit facility contains covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and lease-back transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by us; and

•	engage in transactions with affiliates.

In addition, under our senior credit facility, we are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements. Our ability to comply with these covenants will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to various financial and business factors, including those discussed in the other risk factors disclosed in this prospectus, some of which may be beyond our control.

The indenture which governs the Original Notes and which will govern the New Notes also contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries, to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

The breach of any of the covenants or restrictions contained in our senior credit facility could result in a default under the indenture which governs the Original Notes and which will govern the New Notes that would permit the noteholders thereunder to declare all amounts outstanding under such indenture to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under the senior credit facility as well. Similarly, the breach of any of the covenants or restrictions contained in the indenture which governs the Original Notes and which will govern the New Notes would permit the lenders under the senior credit facility to declare all amounts outstanding under such facility to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under such indenture.

In any such case, we may be unable to repay the amounts due under our senior credit facility or under the indenture which governs the Original Notes and which will govern the New Notes. Subject to certain limited exceptions, our senior credit facility prohibits prepayment of principal under the indenture which governs the Original Notes and which will govern the New Notes, whether upon acceleration or otherwise, whether upon acceleration or otherwise. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

The required payments on our substantial indebtedness and future indebtedness, as well as the restrictive covenants contained in the senior credit facility and the indenture which governs the Original Notes and which will govern the New Notes could significantly impair our operating and financial condition. For example, these required payments and restrictive covenants could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

We may incur substantial indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The New Notes will be unsecured and structurally subordinated to some of our obligations, including obligations under our senior credit facility.

The indenture that governs the Original Notes and that will govern the New Notes permits us to incur certain secured indebtedness, including indebtedness under our senior credit facility, which is secured by a lien on substantially all of our assets, including pledges of all or a portion of the capital stock of certain of our subsidiaries. The Original Notes are, and the New Notes will be, unsecured and therefore do not and will not have the benefit of such collateral. Accordingly, if an event of default occurs under our senior credit facility, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the Notes. In such event, such assets would first be used to repay in full all amounts outstanding under our senior credit facility, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of Notes and other unsecured indebtedness.

In addition, the Original Notes are, and the New Notes will be, structurally subordinated to all indebtedness and other obligations of our subsidiaries that do not guarantee such Notes. As a result of the foregoing, in the event of our bankruptcy, insolvency, liquidation or reorganization, holders of the Notes may not be fully paid and may not be paid at all even though other creditors may receive full payment for their claims.

As of December 26, 2004, on a consolidated basis, we had approximately $497.4 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.0 million), net of current portion, including capital lease obligations, and approximately $324.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above).

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture that governs the Original Notes and will govern the New Notes.

If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control will constitute a default under our senior credit facility. In addition, our senior credit facility will prohibit the purchase of the Notes by us in the event of a change of control, unless and until such time as the indebtedness under our senior credit facility is repaid in full. In addition, our failure to purchase the Notes after a change of control in accordance with the terms of the indenture, would result in a default under our senior credit facility.

The inability to repay the indebtedness under our senior credit facility would also constitute an event of default under the indenture that governs the Original Notes and will govern the New Notes, which could have materially adverse consequences to us and to the holders of the Notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our senior credit facility and the Notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the Notes.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of, a court were to find that, at the time the Notes were issued by the issuers or guaranteed by the guarantors:

•	the guarantors guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors, or the guarantors received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the Notes, as applicable; and

•	any of the issuers or the guarantors, as the case may be,

•	was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the Notes,

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

such court could avoid or subordinate the Notes or the relevant guarantee to presently existing and future indebtedness of the issuers and the guarantors, as the case may be, and take other action detrimental to the holders of the Notes including, under certain circumstances, invalidating the Notes or the parent guarantees.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, an issuer or guarantor would be considered insolvent if, at the time it incurs or guarantees, as the case may be, the indebtedness constituting the Notes, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether an issuer or guarantor, as the case may be, was solvent at the relevant time, or whether, whatever standard was used, the Notes or guarantees would not be avoided on another of the grounds described above.

If we are unable to implement our business strategy, our future results could be adversely affected.

Our future results of operations will depend in significant part on the extent to which we can implement our business strategy successfully. Our business strategy includes providing complete shipping and logistics services, leveraging our capabilities to serve a broad range of customers, leveraging our brand, maintaining industry-leading information technology, and reducing operating costs. Our strategy is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a consequence, we may not be able to fully implement our strategy or realize the anticipated results of our strategy.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our Jones Act markets and in the Guam market, as well as on economic and trade growth and logistics. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results as customers may ship fewer containers or may ship containers only at reduced rates. We cannot predict whether or when such downturns will occur.

Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business.

We have several commercial agreements with Maersk, an international shipping company, that encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. For example, under these agreements, Maersk provides us with terminal services at our seven ports located in the continental U.S. (Elizabeth, New Jersey; Jacksonville, Florida; New Orleans, Louisiana; Houston, Texas; Los Angeles and Oakland, California; and Tacoma, Washington). In general, these agreements, which were renewed and amended in May 2004, are scheduled to expire at the end of 2007. If we fail to renew these agreements in the future, the requirements of our business will necessitate that we enter into substitute commercial agreements with third parties for at least some portion of the services contemplated under our existing commercial agreements with Maersk, such as terminal services at our ports located in the continental U.S. There can be no assurance that, if we fail to renew our commercial agreements with Maersk, we will be successful in negotiating and entering into substitute commercial agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements with Maersk or others. Furthermore, if we do enter into substitute commercial agreements with third parties, changes in our operations to comply with the requirements of these new agreements (such as our use of other terminals in our existing ports in the continental U.S. or our use of other ports in the continental U.S.) may cause disruptions to our business, which could be significant, and may result in additional costs and expenses and possible losses of revenue.

Rising fuel prices may adversely affect our profits.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, increases in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful.

Our industry is unionized and strikes by our union employees or others in the industry may disrupt our services and adversely affect our operations.

As of December 26, 2004, we had 1,742 employees, of which 1,172 were unionized employees represented by seven different labor unions. Our industry is susceptible to work stoppages and other adverse employee actions due to the strong influence of maritime trade unions. We may be adversely affected by future industrial action against efforts by our management or the management of other companies in our industry to reduce labor costs, restrain wage increases or modify work practices. In addition, in the future, we may not be able to negotiate, on terms and conditions favorable to us, renewals of our collective bargaining agreements with unions in our industry and strikes and disruptions may occur as a result of our failure or the failure of other companies in our industry to negotiate collective bargaining agreements with such unions successfully. Our collective bargaining agreements with our unions are scheduled to expire as follows—International Brotherhood of Teamsters: 2005, 2008 and 2010; Seafarers International Union: 2006; Office & Professional Employees International Union: 2007; International Longshore and Warehouseman’s Union: 2007 and 2008; International Longshoremen’s Association: 2010; Marine Engineers Beneficial Association: 2012; and International Organization of Masters, Mates & Pilots: 2012.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by several maritime statutes, including provisions of the Jones Act, the Death on the High Seas Act, the Seamen’s Wage Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the United States.

Due to our participation in multi-employer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fourteen (14) multi-employer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. We have no current intention of taking any action that would subject us to any withdrawal liability and cannot assure you that no other contributing employer will take such action.

In addition, if a multi-employer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general, and, our business and the operation of our vessels and terminals in particular, are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification certification groups, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. In addition, the United States Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation & Liability Act requires us, as vessel operators, to post bonds or certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance in all material respects with applicable safety/environmental laws and regulations and are insured against the usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards or to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to new statutory and regulatory directives in the United States addressing homeland security concerns.

Various government agencies within the Department of Homeland Security (referred to in this prospectus as “DHS”), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of

Customs and Border Protection, have adopted, and may adopt in the future, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s new maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002, require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plan may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for their review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic and international container shipping is subject to various security and customs inspection and related procedures, referred to herein as inspection procedures, in countries of origin and destination as well as in countries in which transshipment points are located. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers (and, in some cases, shipping and logistics companies such as us). Failure to comply with these procedures may result in the imposition of fines and/or the taking of control or compliance measures by the applicable governmental agency, including the denial of entry into U.S. waters.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. It is unclear what changes, if any, to the existing inspection procedures will be proposed or implemented, or how any such changes will affect shipping and logistics companies such as us. It is possible, however, that such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

U.S. law requires that, to be eligible to operate a vessel in any of the non-contiguous Jones Act markets, the company that owns and operates the vessel must be at least 75% owned and controlled by U.S. citizens at each tier of ownership. The Jones Act, therefore, restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in the non-contiguous Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines ceases to be 75% owned and controlled by U.S. citizens, we would become ineligible to operate in our current markets and may become subject to penalties and risk forfeiture of our vessels.

Repeal or substantial amendment of the Jones Act or its application could have a material adverse effect on our business.

The Jones Act provides that all vessels operating between any two U.S. ports must be built in the U.S. and owned, operated and crewed substantially by U.S. citizens. However, the Jones Act may be repealed or amended in the future. If the Jones Act were to be repealed or substantially amended and, as a consequence, competitors with lower operating costs were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance, referred to as P&I, is provided by a mutual P&I club which is a member of the International Group of P&I Clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members. Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to substantially raise the cost of premiums, resulting not only in higher premium costs but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

As a result of the significant insurance losses incurred in the September 11, 2001 attack and related concern regarding terrorist attacks, global insurance markets increased premiums and reduced or restricted coverage for terrorist losses generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Additionally, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

Our spare vessel reserved for relief may be inadequate under extreme circumstances.

We generally keep a spare vessel in reserve available for relief if one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service for repairs. However, this spare vessel may require several days of sailing before it can replace the other vessel, resulting in service disruptions and loss of revenue. If more than one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service, we may have to redeploy vessels from our other trade routes, or lease one or more vessels from third parties. As there is a relatively limited supply of U.S.-built, U.S.-owned and U.S.-flagged container vessels available for short- or long-term lease, especially on short notice, we may be unable to lease any such vessels or be faced with prohibitively high lease rates. In any such case, we may suffer a material adverse effect on our business, our operating results and our financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially HITS. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and logistics services, especially HITS. We are in the process of migrating our information technology systems from a mainframe to a client/server model. This transition may result in unanticipated service disruptions or higher operating costs that could also harm our operating results or damage our reputation.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called sister-ship arrests, which allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any associated vessel. In nations with these laws, an association may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us or any of our vessels for the liability of one or more of the other vessels that we own.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals in the South Pacific Ocean, particularly in Guam, and terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the recent past, the terminal at our port in Guam was seriously damaged by a typhoon and our terminal in Puerto Rico was seriously damaged by a hurricane. These storms resulted in damage to cranes and other equipment and closure of these facilities. Earthquakes in Anchorage and in Guam have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. west coast could add Hawaii, Guam or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. Further, shipping operators could introduce U.S.-flagged vessels into service sailing between Guam and U.S. ports, including ports on the U.S. west coast or in Hawaii. On these routes to and from Guam no limits would apply as to the origin or destination of the cargo dropped off or picked up. In addition, current or new U.S. citizen shipping operators may purchase or charter vessels currently being built in U.S. shipyards or order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into Jones Act qualified service on one or more of our trade routes. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pasha Hawaii Transport Lines, a joint venture between The Pasha Group, a California-based automobile handling and logistics company, and Strong Vessel Operators LLC, a Connecticut-based operator of a U.S.-flagged ship on a trade route between the U.S. east coast and the Azores, recently announced plans to start-up a Jones Act qualified shipping service between Hawaii and San Diego, beginning in 2005, utilizing one roll-on/roll-off vessel. Pasha Hawaii has also announced that its new shipping service will handle the Chrysler Group’s new car shipping requirements for Hawaii under a multi-year contract, beginning in March 2005. While we believe that Pasha Hawaii’s new service will primarily handle the shipment of automobiles, the introduction of this new service will result in a significant increase in available shipping capacity in the Hawaii market that could create downward rate pressure for us or result in our loss of business.

We may not exercise our purchase options for our chartered vessels.

We intend to exercise our purchase options for up to five of the vessels that we have chartered upon the expiration of their charters. In July 2007, charters for two of our vessels expire, and in January 2015, charters for three of our vessels expire. There can be no assurance that, when these options become exercisable, the price at which these vessels may be purchased will be reasonable in light of the fair market value of these vessels at such time or that we will have the funds required to make these purchases. As a result, we may not exercise our options to purchase these vessels. If we do not exercise our options, we may need to renew our existing charters for these vessels or charter replacement vessels. There can be no assurance that our existing charters will be renewed, or, if renewed, that they will be renewed at favorable rates, or, if not renewed, that we will be able to charter replacement vessels at favorable rates.

We may face significant costs as our vessels age.

We believe that our vessels each have an estimated useful economic life of 45 years from the year it was built. The average age of our vessels is approximately 28 years. We expect to expend increasing expenses to operate and maintain our vessels in good condition as they age. Eventually, these vessels will need to be replaced. We may not be able to replace these vessels with new vessels based on uncertainties related to financing, timing and shipyard availability.

We may face unexpected substantial drydocking costs for our vessels.

Our vessels are drydocked periodically for repairs and renewals. The cost of repairs and renewals at each drydocking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make 27 drydockings in the last four years with a minimal impact on schedule. In addition, our vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable drydocking expenses could significantly decrease our profits.

Loss of our key management personnel could adversely affect our business.

Our future success will depend, in significant part, upon the continued services of Charles G. Raymond, our President and Chief Executive Officer, John V. Keenan, our Senior Vice President and Chief Operating Officer, and M. Mark Urbania, our Chief Financial Officer. The loss of the services of any of these executive officers could adversely affect our future operating results because of such officer’s experience and knowledge of our business and customer relationships. If key employees depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner. We do not expect to maintain key person insurance on any of our executive officers.

Our indirect stockholders may take actions that conflict with your interests.

The Castle Harlan Group, as the holder of a majority of the equity of Horizon Lines, Inc., our indirect parent, effectively has the power to elect our directors, who in turn have the right to appoint our executive officers and approve all actions requiring the approval of the holders of our equity securities, including adopting amendments to our formation or organizational documents and approving mergers, acquisitions or sales of all or substantially all of our assets. In the event Horizon Lines, Inc. consummates the initial public offering of its common stock described in “Transactions Summary”, other indirect stockholders may be able to exercise similar control over us.

The interests of The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders may conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders as holders of our equity might conflict with your interests as a holder of the Notes. The Castle Harlan Group, any other indirect controlling stockholders and other indirect stockholders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the Notes.

We are subject to, and may in the future be subject to, disputes, or legal or other proceedings, that could have a material adverse effect on us.

The nature of our business exposes us to the potential for disputes, or legal or other proceedings, from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors disclosed in this prospectus. In addition, as a common carrier, our tariffs, rates, rules and practices in dealing with our customers are governed by extensive and complex foreign, federal, state and local regulations which are the subject of disputes or administrative and/or judicial proceedings from time to time. These disputes, individually or collectively, could harm our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures by us or result in significant changes to our tariffs, rates, rules and practices in dealing with our customers that could have a material adverse effect on our future revenue and profitability.

We are currently subject to two actions before the Surface Transportation Board, or STB. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, and an order awarding reparations to Guam and its citizens. The second action, brought by DHX, Inc., a freight forwarder, in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of the defendants in the Hawaii trade. DHX is seeking $11.0 million in damages. An adverse STB decision in either of these actions could also affect the rates that Horizon Lines would be permitted to charge on its routes and could have a material adverse effect on our future revenue and profitability. On December 13, 2004, the STB issued a decision favorable to us with respect to the second action. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our growth strategy may include pursuing acquisitions. Any integration process may be complex and time consuming, may be disruptive to our business and may cause an interruption of, or a distraction of our management’s attention from, our business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	a failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could negatively impact our net income and cash flows.

We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of such obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

If non-U.S. citizens own more than 24.99% of our indirect parent’s stock, our indirect parent may not have the funds to redeem any excess shares and we could be forced to suspend our Jones Act operations.

Despite the ability of Horizon Lines, Inc., our indirect parent and owner of all of our capital stock, to redeem shares of its capital stock owned by non-U.S. citizens in the event such persons own more than 24.99% of any class or series of its capital stock, Horizon Lines, Inc. may not be able to effect such a redemption because it has no independent operations through which to generate cash flow, and our operations may not generate sufficient excess cash flow to be upstreamed to Horizon Lines, Inc., to fund such a redemption. If such a situation occurs, there is no guarantee that Horizon Lines, Inc. or we will be able to obtain the funds necessary to effect such a redemption on satisfactory terms or at all. In addition, the terms of our senior credit facility currently prohibit upstream payments, subject to limited exceptions. The terms of the indenture that governs the Original Notes and will govern the New Notes also contains limitations on upstream payments and our future indebtedness may contain similar limitations. If for any of the foregoing reasons or otherwise Horizon Lines, Inc. is unable to effect such a redemption, we will likely be unable to comply with applicable maritime laws and will likely have our Jones Act operations suspended by governmental authorities. Any such actions by governmental authorities would have a severely detrimental impact on our results of operations.

Risks Related to the Exchange Offer

Any Original Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of Original Notes after consummation of the exchange offer may be unable to sell their Original Notes.

Any Original Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. We have not registered the Original Notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the Original Notes may be transferred only in limited circumstances under the securities laws. If a holder of Original Notes does not exchange such Original Notes in the exchange offer, the holder will lose its right under the registration rights agreement to have the Original Notes registered under the Securities Act, subject to limited exceptions. If a holder of Original Notes continues to hold Original Notes after the exchange offer, the holder may be unable to sell the Original Notes.

Some holders that exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

If a holder of Original Notes exchanges its Original Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, the holder may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There currently exists no market for the New Notes. An active public market may not develop for the New Notes.

The New Notes are a new issue of securities with no active or established trading market, and we do not intend to list them on any securities exchange. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and may cease their market-making (if any) in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

Volatile trading prices may require you to hold the New Notes for an indefinite period of time.

If a market develops for the New Notes, the New Notes might trade at prices higher or lower than the initial offering price of the Original Notes. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the New Notes may be subject to such disruptions, which could have an adverse effect on the price of the New Notes. You should be aware that you may be required to bear the financial risk of an investment in the New Notes for an indefinite period of time.

We may be exposed to potential risks resulting from new requirements that we evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Following the effectiveness of our registration statement with the SEC providing for the exchange offer, we will be required to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such regulations are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of the New Notes could drop significantly. Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on our operations. The applicability of the Sarbanes-Oxley Act to us after the consummation of this offering could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us and Horizon Lines, Inc., our indirect parent, to attract and retain qualified individuals to serve on our boards of directors and its board of directors (and, particularly, its audit committee), or to serve as executive officers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as defined by federal securities laws, with respect to our financial condition, results of operations and business. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with A.P. Møller Maersk A/S, referred to as Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our indirect parents; and legal or other proceedings to which we are or may become subject.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors”, beginning on page          of this prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

TRADEMARKS AND SERVICE MARKS

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Horizon Lines®. This prospectus also includes trademarks, service marks and trade names of other companies. Our use or display of other companies’ trademarks, service marks, trade names or products is not intended to and does not imply, except as indicated, a relationship with, or endorsement or sponsorship of us by, these companies.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus, including information relating to our relative position in the shipping and logistics industry are approximations based on the good faith estimates of our management, using internal surveys and sources, our own and other publicly available financial information, independent industry publications, reports or other publicly available information, including local port information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not otherwise independently verified this information. Unless otherwise noted, financial data and industry and market data presented herein are for 2004.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the Original Notes are substantially similar to the form and terms of the New Notes, except for the absence of the registration of the Original Notes under the Securities Act, transfer restrictions and registration rights relating to the Original Notes and the registration rights agreement providing for an increase in the stated interest rate on the Original Notes related to any registration or exchange delay. The Original Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

CAPITALIZATION

The following table sets forth the capitalization, as of December 26, 2004, on an actual consolidated basis, of Horizon Lines Holding. The following table does not include the capitalization, as of December 26, 2004, on a pro forma consolidated basis, of Horizon Lines Holding, after giving effect to the Acquisition-Related Transactions, because the Acquisition-Related Transactions occurred on July 7, 2004.

You should read this table together with the information in this prospectus under the captions “Selected Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and together with the consolidated financial statements of Horizon Lines and its Predecessor and related notes included elsewhere in this prospectus.

As of December 26, 2004
Actual
($ in thousands)
Cash and cash equivalents	$56,264

Debt:
Term loan facility	$249,375
Revolving credit facility(1)	—
Original Notes	250,000
Capital lease obligation	668

Total debt	500,043
Total invested capital/stockholders’ equity	188,356

Total capitalization	$688,399

(1)	Horizon Lines Holding and its subsidiaries are parties to a $25.0 million revolving credit facility. At December 26, 2004, letters of credit with an aggregate face amount of $6.0 million were outstanding under our revolving credit facility and an additional $19.0 million of indebtedness was available for borrowing under our revolving credit facility.

UN AUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial statements of Horizon Lines Holding and its predecessors. An unaudited pro forma condensed consolidated balance sheet as of December 26, 2004 is not presented because the Acquisition-Related Transactions are already reflected in Horizon Lines Holdings’ condensed consolidated balance sheet as of December 26, 2004. The unaudited pro forma consolidated statement of operations for the twelve months ended December 26, 2004 gives effect to the Acquisition-Related Transactions as if they had occurred as of December 22, 2003. The unaudited pro forma consolidated statement of operations for the period from December 22, 2003 through December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if the Acquisition-Related Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date. For an explanation of the Acquisition-Related Transactions, see “Transactions Summary” beginning on page         of this prospectus.

The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and primary assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The acquisition has been accounted for using the purchase method of accounting, which requires that we revalue or adjust our assets and liabilities to their fair values. Horizon Lines Holding, which was acquired in the acquisition, is currently in the process of finalizing valuations of property and equipment, intangibles, and the allocation of the purchase price. An estimated allocation, which is subject to change, has been prepared as reflected herein. Completion of the valuation and the resulting reallocation will occur within one year following the closing of the acquisition on July 7, 2004. Thus, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In particular, if additional value is allocated to certain tangible or definite lived intangible assets, the pro forma depreciation and amortization expense would be increased.

Financial data for the period (or any portion thereof) from July 7, 2004 through December 26, 2004 reflect Horizon Lines Holding on a consolidated basis. All unaudited pro forma condensed financial data for each other period (or portion thereof) reflects Horizon Lines Holding on a combined and consolidated basis with the entities reflected in the combined and consolidated financial data from which such unaudited pro forma condensed financial data was derived.

You should read our unaudited pro forma condensed consolidated financial statements and the related notes hereto in conjunction with our historical consolidated and combined financial statements and the related notes thereto and other information contained in “Capitalization,” “Selected Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Certain prior period balances have been reclassified to conform with the current period presentations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

	Historical	Acquisition- Related Transactions Adjustments		Pro Forma
Operating revenue	$980,328	$—		$980,328
Operating expense	780,343	—		780,343
Depreciation and amortization	45,570	7,255	(1)	52,825
Amortization of vessel drydocking	15,861	—		15,861
Selling, general and administrative	83,857	—		83,857
Miscellaneous expense, net	2,160	—		2,160

Operating income	52,537	(7,255)		45,282
Interest expense	22,793	14,909	(2)	37,702
Interest expense—preferred units of subsidiary	2,686	(2,686	)(3)	—
Other expense, net	22	—		22

Income before income taxes	27,036	(19,478)		7,558
Income tax expense (benefit)	10,284	(7,412	)(4)	2,872

Net income	$16,752	$(12,066)		$4,686

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated

Statement of Operations

Notes to Unaudited Pro Forma Condensed

Consolidated Statements of Operations

($ in thousands)

(1)	Reflects additional depreciation and amortization expense associated with the fair value adjustments to property and equipment and definite lived intangibles in connection with the acquisition.

(2)	Reflects the change in interest expense as a result of the $250,000 of borrowings under the senior credit facility, adjusted based upon principal payments through December 26, 2004, and the issuance of the Original Notes in connection with the acquisition. This change in interest expense is calculated as follows:

Interest on borrowings (a)	$35,314
Amortization of deferred finance costs (b)	2,388

Total pro forma interest expense	37,702
Less: Historical interest expense	22,793

Pro forma adjustment to interest expense	$14,909

(a)	Represents pro forma interest expense calculated using 4.73% on $249,375 outstanding under the senior credit facility and 9.00% on the $250,000 Original Notes. No amounts were calculated on the revolving credit facility, as no amounts were outstanding at December 26, 2004.

(b)	Represents amortization of deferred finance costs on a straight-line basis over the term of the debt.

(3)	Represents elimination of interest on the preferred units of Horizon Lines as a result of the repurchase of these preferred units in connection with the acquisition.

(4)	Reflects income tax expense (benefit) based upon an effective rate of 38.0% on pretax income, calculated as follows:

Historical pretax income	$27,036
Effect of acquisition-related transactions	19,478

Pro forma income before income taxes due to acquisition-related transactions	(7,558)
Effective tax rate	38%

Pro forma income tax expense	2,872
Historical income tax expense	10,284

Pro forma adjustment to income tax expense (benefit)	$(7,412)

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected consolidated and combined financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page of this prospectus, and our combined and consolidated financial statements and the related notes appearing elsewhere in this prospectus. The combined and consolidated statement of operations data for the year ended December 22, 2002, the periods from December 23, 2002 through February 26, 2003 and from February 27, 2003 through December 21, 2003 and the periods from December 22, 2003 through July 6, 2004 and from July 7, 2004 through December 26, 2004 and the consolidated balance sheet data as of December 26, 2004 and December 21, 2003 are derived from our audited combined and consolidated financial statements appearing elsewhere in this prospectus. The combined statements of operations data for the years ended December 24, 2000 and December 23, 2001 and the combined balance sheet data as of December 24, 2000, December 23, 2001 and December 22, 2002 are derived from our audited consolidated financial statements not appearing in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below has been combined to present more meaningful information on a comparative period basis. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—History and Transactions” for a description of the transactions during the periods presented below that may impact period to period comparability of the data presented.

All combined and consolidated financial data for the period (or any portion thereof) from December 27, 1999 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly-owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through December 26, 2004 reflect Horizon Lines Holding on a consolidated basis.

We have a 52 or 53 week year which ends on the Sunday before the last Friday in December. Each of the year ended December 22, 2002 and the twelve months ended December 21, 2003 consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Certain prior period balances have been reclassified to conform with the current period presentation.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below reflects financial data for us and our predecessors that has been combined and consolidated to present this information on a comparative annual basis.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	Predecessor B				Predecessor A			Period from July 7, 2004 through December 26, 2004	Total for Twelve Months Ended December 26, 2004
	Year ended December,			Period from December 23, 2002 through February 26, 2003	Period from February 27, 2003 through December 21, 2003	Total for Twelve Months Ended December 21, 2003	Period from December 22, 2003 through July 6, 2004
	2000	2001	2002
	($ in thousands)				($ in thousands)			($ in thousands)
Statement of Operations Data:
Operating revenue	$702,857	$714,653	$804,424	$138,411	$747,567	$885,978	$498,430	$481,898	$980,328
Operating expense	608,987	597,770	658,053	121,862	596,369	718,231	402,875	377,468	780,343
Depreciation and amortization(1)	20,097	23,502	17,977	3,053	26,901	29,954	20,937	24,633	45,570
Amortization of vessel drydocking	12,041	10,181	14,988	3,221	13,122	16,343	8,743	7,118	15,861
Selling, general and administrative	57,156	62,183	75,174	11,861	68,203	80,064	43,323	40,534	83,857
Miscellaneous expense (income), net(2)	4,453	(11,184)	824	935	2,238	3,173	1,891	269	2,160

Total operating expenses	702,734	682,452	767,016	140,932	706,833	847,765	477,769	450,022	927,791

Operating income	123	32,201	37,408	(2,521)	40,734	38,213	20,661	31,876	52,537
Interest expense(3)	20,016	13,638	7,133	467	8,519	8,986	5,111	17,682	22,793
Interest expense—preferred units of subsidiary	—	—	—	—	4,477	4,477	2,686	—	2,686
Other expense (income), net(3)	(11,788)	(9,681)	(5,183)	22	—	22	7	15	22

Income (loss) before income taxes	(8,105)	28,244	35,458	(3,010)	27,738	24,728	12,857	14,179	27,036
Income tax expense (benefit)	(2,805)	9,816	13,707	(961)	10,576	9,615	4,896	5,388	10,284

Net income (loss)	$(5,300)	$18,428	$21,751	$(2,049)	$17,162	$15,113	$7,961	$8,791	$16,752

	December,
	2000	2001	2002	2003	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2	$47,087	$40,342	$41,811	$56,264
Working capital (deficit)	(136,541)	(51,757)	25,301	46,192	65,548
Total assets	552,557	505,716	321,129	492,554	1,012,772
Long-term debt, including capital lease obligations, net of current portion (4)	153,332	132,128	—	165,417	497,382
Total debt, including capital lease obligations (4)	174,534	153,330	—	165,570	500,043
Stockholders’ equity (deficit)	(8,018)	70,154	113,985	96,860	188,356

	Year Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004
	2000	2001	2002
	($ in thousands)
Other Financial Data:
EBITDA (5)	$32,261	$65,884	$70,373	$84,488	$113,946
Adjusted EBITDA (5)	34,985	66,584	84,529	95,263	121,174
Capital expenditures (6)	15,623	10,637	19,298	35,150	32,889
Vessel drydocking expenditures	9,615	13,900	15,905	16,536	12,273
Cash Flows provided by (used in):
Operating activities	(10,387)	80,326	14,065	60,584	83,191
Investing activities (7)	(27,030)	(19,264)	(20,810)	(367,202)	(706,836)
Financing activities (4)(7)	21,499	(13,977)	—	305,687	656,254
Ratio of earnings to fixed charges (8)	—	1.66x	2.05x	1.63x	1.52x

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003 and $11.0 million for the year ended December 26, 2004. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003.

(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2001 we recorded bad debt expense of $(0.1) million in addition to $(11.1) million related to accounts payable discounts and accounting reserve adjustments. These accounting reserve adjustments were unusual in nature and primarily a result of changes in estimates. During 2002 we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.

(3)	During 2001 and 2002 we incurred interest charges totaling $13.6 million and $7.1 million, respectively, on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $9.7 million and $5.1 million during fiscal years ended 2001 and 2002, respectively. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page of this prospectus. On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of Original Notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. As of December 26, 2004, the $250.0 million original principal amount of Original Notes and the $249.4 million of borrowing under the term loan facility were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004.

(4)	Total debt as of December 2001 consisted of $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations. Substantially all of these debt obligations were assumed by CSX Corporation, during the year ended December 2002, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions. As of December 26, 2004, the $250.0 million original principal amount of Original Notes and the $249.4 million of borrowing under the term loan facility were outstanding.

(5)	EBITDA, a measure expected to be used by our management to measure operating performance is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments generally permitted in calculating covenant compliance under the indenture which governs the Original Notes and which will govern the New Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and certain unusual items. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as tax payments and debt service requirements. Because companies do not use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA is included below:

	2000	2001	2002	Total for Year Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004
Net income (loss)	$(5,300)	$18,428	$21,751	$15,113	$16,752
Interest expense, net	8,228	3,957	1,950	13,463	25,479
Income tax expense (benefit)	(2,805)	9,816	13,707	9,615	10,284
Depreciation and amortization	32,138	33,683	32,965	46,297	61,431

EBITDA	32,261	65,884	70,373	84,488	113,946

Plus:
Severance (a)	—	—	—	1,655	—
Renaming/rebranding costs (b)	—	—	—	846	—
Special charges (c)	—	—	—	1,786	—
Management fees (d)	—	—	—	250	1,704
Lease expense buyout (e)	9,224	7,100	6,956	6,238	2,590
ILWU lockout (f)	—	—	7,200	—	—
Equipment lease—Maersk (g)	(6,500)	(6,400)	—	—	—
Merger costs (h)	—	—	—	—	2,934

Adjusted EBITDA	$34,985	$66,584	$84,529	$95,623	$121,174

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page of this prospectus.

(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, adjustment includes costs incurred to update stationery, supplies and signage related to name change.

(c)

Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis.

Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.

(d)	The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, and $1.7 million during the period December 22, 2003 through December 26, 2004. Upon the completion of the acquisition, Horizon Lines Holding and Horizon Lines, Inc., our indirect parent, entered into a new management agreement with Castle Harlan. See “Certain Relationships and Related Party Transactions—Management Agreement”, beginning on page of this prospectus.

(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Expedition in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.

(f)	The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouseman’s Union, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.

(g)	The adjustment represents equipment lease income on container equipment leased to Maersk. This equipment was transferred to CSX Corporation in 2002 resulting in the elimination of this lease income after 2001.

(h)	The adjustment represents incremental cost incurred related to the acquisition on July 7, 2004.

(6)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.

(7)	During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions, which are described in “Transactions Summary”, beginning on page of this prospectus. Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $157.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the Original Notes in the aggregate original principal amount of $250.0 million. As of December 26, 2004, the $249.4 million of borrowing under the term loan facility, and the $250.0 million Original Notes remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004.

(8)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2000, earnings were insufficient to cover fixed charges by $8.1 million. The calculation of the ratio of earnings to fixed charges is noted below:

	Year Ended December,			Total for Year Ended December 21, 2003	Total for Year Ended December 26, 2004
	2000	2001	2002
	($ in thousands)
Pretax income (loss)	$(8,105)	$28,244	$35,458	$24,728	$27,036
Fixed charges	20,016	13,638	7,133	13,463	25,479
Rentals	30,427	29,412	26,674	25,993	26,193

Total fixed charges	50,443	43,050	33,807	39,456	51,672

Pretax earnings plus fixed charges	42,338	71,294	69,265	64,184	78,708
Ratio of earnings to fixed charges	—	1.66x	2.05x	1.63x	1.52x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations of Horizon Lines Holding and its subsidiaries should be read in conjunction with Selected Consolidated and Combined Financial Data and our annual audited and quarterly unaudited consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements”, on page     of this prospectus.

General

We are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to Alaska, Puerto Rico and Hawaii, constituting the three non-contiguous Jones Act markets, and to Guam. Under the Jones Act, enacted in 1920, the domestic U.S. maritime trade is restricted to U.S. owners of U.S.-built and flagged vessels manned by predominantly U.S.-citizen crews. We operate the largest Jones Act containership fleet with 16 vessels and approximately 22,400 cargo containers. We provide comprehensive shipping and logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In 2000, we introduced HITS, our industry-leading ocean shipping and logistics information technology system, enabling us to capture all critical aspects of every shipment and allowing our customers to book, track and trace cargo shipments on a real-time basis. Today, as the only Jones Act vessel operator with an integrated organization serving Alaska, Puerto Rico, and Hawaii, we are uniquely positioned to serve our customers that require shipping and logistics services in more than one of these markets.

On February 27, 2003, Horizon Lines Holding (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation (referred to herein as CSX), which was the successor to Sea-Land, 84.5% of CSX Lines, LLC (referred to herein as the Predecessor Company), and 100% of CSX Lines of Puerto Rico, Inc. (referred to herein as the Predecessor Puerto Rico Entity), which together constitute our business today. This transaction is referred to in this prospectus as the February 27, 2003 purchase transaction. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc.

On July 7, 2004, as part of the acquisition, H-Lines Subcorp., a wholly-owned subsidiary of Horizon Lines, Inc., merged with and into Horizon Lines Holding, with the latter entity as the survivor of such merger. As a result, Horizon Lines Holding became a wholly-owned subsidiary of Horizon Lines, Inc.

For information regarding the acquisition and developments concerning our capitalization and the capitalization of Horizon Lines, Inc. subsequent to July 7, 2004, see “Transactions Summary”, beginning on page     of this prospectus.

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of Horizon Lines Holding as of December 26, 2004 and December 21, 2003 and for the period from December 22, 2003 through December 26, 2004 and for the period from February 27, 2003 through December 21, 2003. For dates prior to February 27, 2003, the combined financial statements include the accounts of the Predecessor Company and its wholly-owned subsidiaries, the Predecessor Puerto Rico Entity, and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX.

The financial statements for periods prior to February 27, 2003 have been prepared using CSX’s basis in the assets and liabilities presented as of the dates specified therein and the historical results of operations for such periods. The financial statements for periods subsequent to February 26, 2003 but prior to July 7, 2004 have been prepared using Horizon Lines Holding’s basis in the assets and liabilities acquired in the February 27, 2003 purchase transaction, determined by applying the purchase method of accounting to such transaction, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The financial statements for periods subsequent to July 6, 2004 have been prepared using the basis of Horizon Lines Holding in the assets and liabilities deemed acquired by Horizon Lines, Inc. in the Acquisition-Related Transactions, determined by applying the purchase method of accounting to such transactions, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The consolidated financial information included in this prospectus may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of the issuer in the future or what they would have been had we been a separate, stand-alone entity during the periods preceding February 27, 2003.

The information for the twelve months ended December 21, 2003 and December 26, 2004 discussed below represents the combined financial information for the appropriate pre-acquisition and post-acquisition periods to present more meaningful information on a comparative annual basis.

Certain prior period balances have been reclassified to conform with the current period presentation. This change reflects the reclassification of the purchase by Maersk, an international shipping company, and certain of our Jones Act competitors, of container space on our vessels to operating revenue from the prior classification thereof as an offset to operating expense. The effect of this reclassification on our operating revenue was, for the years ended December 24, 2000, December 23, 2001, and December 22, 2002, an increase of $36.8 million, $33.4 million, and $46.0 million, respectively, and, for the twelve months ended December 21, 2003 and December 26, 2004, an increase of $54.3 million, and $60.2 million, respectively. For each of these years or twelve-month periods, the impact of this change was an increase in operating revenue and an increase of equal amount in operating expense.

Fiscal Year

We have a 52 or 53-week fiscal year that ends on the Sunday before the last Friday in December. The year ended December 22, 2002 and the twelve months ended December 21, 2003 each consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that effect the reported amounts of revenues and expenses during the period and the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Many of these estimates and assumptions are based upon our critical accounting policies applied on a consistent basis from year to year. Actual results could differ from these estimates.

Revenue Recognition

We recognize transportation revenue and a corresponding accrual for the estimated cost to complete delivery when cargo first sails from its port of origin. Terminal and other service revenue and related costs of sales are recognized as services are performed.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts primarily based upon a number of factors, including historical uncollectible amounts, ongoing credit evaluations of customers, customer markets and overall economic conditions. Historical trends are continually reviewed with adjustments made to the allowance for doubtful accounts as appropriate. If the financial condition of our customers were to deteriorate resulting in a perceived impairment of their ability to make payments, specific allowances may be taken.

Casualty Claims

We purchase insurance coverage for a portion of our exposure related to certain employee injuries (workers’ compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vehicular and vessel collision, accidents and personal injury and cargo claims. Most insurance arrangements include a level of self-insurance (self-retention or deductible) applicable to each claim or vessel voyage, but provide an umbrella policy to limit our exposure to catastrophic claim costs. The amounts of self-insurance coverage change from time to time. Our current insurance coverage specifies that the self-insured limit on claims ranges from $2,500 to $1,000,000. Our safety and claims personnel work directly with representatives from our insurance companies to continually update the anticipated residual exposure for each claim. In establishing accruals and reserves for claims and insurance expenses, we evaluate and monitor each claim individually, and we use factors such as historical experience, known trends and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill, Purchase Costs and Other Identifiable Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” previously recorded goodwill and other intangible assets with indefinite lives are not amortized but are subject to annual undiscounted cash flow impairment tests. If there is an apparent impairment, a new fair value of the reporting unit would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.

We amortize our customer contracts and trademarks on a straight-line method over the estimated useful life of nine to fifteen years. We evaluate these assets annually for potential impairment.

Vessel Drydocking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as drydocking, to maintain the required operating certificates. These drydockings generally occur every two and a half years, or twice every five years. Because drydockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements, the costs of these scheduled drydockings are customarily deferred and amortized until the next regularly scheduled drydocking period.

Deferred Tax Assets

Deferred tax items represent expenses recognized for financial reporting purposes that may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely.

Union Plans

We contribute to multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. Our health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the applicable period and recognize as a liability any contributions due and unpaid. We contributed to such multi-employer plans $10.2 million for the twelve months ended December 26, 2004, $10.5 million for the twelve months ended December 21, 2003, $8.5 million for the year ended December 22, 2002, and $7.0 million for the year ended December 23, 2001.

We have a noncontributory pension plan that covered 19 union employees as of December 26, 2004. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. We expense amounts as paid in accordance with the applicable union agreements. Amounts recorded for the pension plan covering the 19 union employees reflect estimates related to future interest rates, investment returns and employee turnover. We review all assumptions and estimates on an ongoing basis. We record an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Property And Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 25 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate each of our long-lived assets for impairment using undiscounted future cash flows relating to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the second quarter of fiscal 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We are evaluating the requirements of SFAS 123R and have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets—An Amendment of APB No. 29, Accounting for Nonmonetary Transactions” (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the second quarter of fiscal 2005. We are currently evaluating the effect that the adoption of SFAS 153 will have on our consolidated results of operations and financial condition but do not expect it to have a material impact.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and logistics services to and from the continental U.S. and Alaska, Puerto Rico, Hawaii and Guam. We charge our customers on a per load basis and price our services based on the length of inland and ocean cargo transportation hauls, type of cargo and other requirements, such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice. At times, there is a timing disparity with respect to fuel surcharges that may result in insufficient surcharges during sharp fuel price hikes and excess charges when prices level off or drop.

Over 90% of our revenues are generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. The balance of our revenue is derived from vessel loading and unloading services that we provide for vessel operators at our terminals and agency services that we provide for third-party shippers lacking administrative presences in our markets. Our shipping rates are determined either through confidential negotiations with our customers or through general rates available to the public through a tariff system.

As used in this prospectus, the term “revenue containers” connotes containers that are transported for a charge (as opposed to empty containers).

Operating Expenses Overview

Our operating expenses consist primarily of vessel operating costs, vessel and equipment rent, fuel, marine operating costs, equipment maintenance, and inland cargo transportation costs. We operate our vessels on fixed sailing schedules with vessel calls in fourteen ports in the U.S., Puerto Rico, and Guam. Our vessel operating costs consist primarily of crew payroll and benefits, vessel maintenance, and insurance. Vessel and equipment rent consists of operating leases on vessels, street tractors, yard equipment, chassis, gensets, and various dry and refrigerated containers. Fuel costs are viewed as substantially fixed with regard to consumption but can fluctuate as a result of changes in fuel market prices. Marine operating costs consist of stevedoring, port charges, wharfage, and various other costs to secure vessels at the port and to load and unload containers to and from them. Inland cargo transportation costs includes the costs to move containers to and from the port via rail, truck, or barge.

Twelve Months Ended December 26, 2004 Compared with Twelve Months Ended December 21, 2003

The twelve months ended December 26, 2004 consisted of 53 weeks. The twelve months ended December 21, 2003 consisted of 52 weeks.

Operating Revenue. Operating revenue increased to $980.3 million for the twelve months ended December 26, 2004 compared to $886.0 million for the twelve months ended December 21, 2003, an increase of $94.4 million or 10.7%. We transported 289,360 and 308,435 revenue containers during the twelve months ended December 21, 2003 and December 26, 2004, respectively, an increase of 6.6%. This revenue gain is attributable to economic growth in each of the markets we serve, and rate improvements as a result of general rate increases, increases in fuel surcharges, and improved cargo mix.

Operating Expense. Operating expense increased to $780.3 million for the twelve months ended December 26, 2004 from $718.2 million for the twelve months ended December 21, 2003, an increase of $62.1 million or 8.6%. Operating expense as a percentage of operating revenue were 80% for the twelve months ended December 26, 2004 and 81% for the twelve months ended December 21, 2003. The increase in operating expense reflects the increase in container volume during the twelve months ended December 26, 2004 over the twelve months ended December 21, 2003, as well as an increase in fuel prices. The decrease in operating expense as a percentage of operating revenue is attributable to our continued ability to leverage our existing cost structure. Our purchase of four vessels in our fleet that we held under operating leases, namely, the Horizon Hawaii in December 2003, the Horizon Expedition in January 2004, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $4.2 million for the twelve months ended December 26, 2004. The resulting improvement in operating expense was partially offset by the resulting increase in depreciation and amortization.

Depreciation and Amortization. Depreciation and amortization increased to $45.6 million for the twelve months ended December 26, 2004 from $30.0 million for the twelve months ended December 21, 2003, an increase of $15.6 million or 52%. The increase in depreciation and amortization is largely due to the step-up in basis of customer contracts and trademarks related to the consummation of the acquisition on July 7, 2004. Amortization of finite life intangibles increased by $8.6 million from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. The acquisition of four vessels previously under operating leases and the step-up in basis of property and equipment from historical costs to fair market value after the closing of the acquisition on July 7, 2004 accounted for the remaining increase in depreciation and amortization.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased to $15.9 million for the twelve months ended December 26, 2004 from $16.3 million for the twelve months ended December 21, 2003, a decrease of $0.5 million or 2.9%.

Selling, General and Administrative. Selling, general and administrative costs increased to $83.9 million for the twelve months ended December 26, 2004 compared to $80.1 million for the twelve months ended December 21, 2003, an increase of $3.8 million or 4.7%. Approximately $2.9 million of these costs reflect the costs associated with the closing of the acquisition on July 7, 2004. Incentive-based compensation costs increased by $1.6 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. Management fees charged by equity sponsors increased by $1.5 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. During the twelve months ended December 26, 2004, we were able to reduce data center charges by $1.0 million compared to the twelve months ended December 21, 2003.

Miscellaneous Expense (Income), Net. Miscellaneous expense decreased to $2.2 million for the twelve months ended December 26, 2004 from $3.2 million for the twelve months ended December 21, 2003, a decrease of $1.0 million or 31.9%. Miscellaneous expense primarily consists of bad debt expense. During the twelve months ended December 26, 2004 we were able to reduce bad debt charges by $0.5 million compared to the twelve months ended December 21, 2003.

Interest Expense. Interest expense increased to $22.8 million for the twelve months ended December 26, 2004 from $9.0 million for the twelve months ended December 21, 2003, an increase of $13.8 million or 153.7%. The increase is due to the higher levels of outstanding debt during the twelve months ended December 26, 2004, as a result of the closing of the Acquisition-Related Transactions on July 7, 2004.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary totaled $2.7 million for the twelve months ended December 26, 2004. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the acquisition on July 7, 2004.

Income Tax Expense. Income taxes for the twelve months ended December 26, 2004 and December 21, 2003 totaled $10.3 million and $9.6 million, respectively, which represent effective annual tax rates of 38.0% and 38.9%, respectively. The differences between the federal statutory rates and the effective annual tax rates are primarily due to state income taxes.

Twelve Months Ended December 21, 2003 Compared with Year Ended December 22, 2002

Operating Revenue. Operating revenue increased to $886.0 million for the twelve months ended December 21, 2003 compared to $804.4 million for the year ended December 22, 2002, an increase of $81.6 million or 10.1%. We transported 277,547 and 289,360 revenue containers in the year ended December 22, 2002 and the twelve months ended December 21, 2003, respectively, an increase of 4.3%. This volume increase accounted for a large portion of the increase in operating revenue and resulted primarily from the following factors: (i) general economic growth across all of our markets, but particularly in Hawaii as tourism and the local economy have rebounded from the post-September 11 lows of 2002; (ii) increased productivity at our U.S. west coast ports in contrast to the adverse impact on productivity in 2002 resulting from a 10-day labor interruption by the International Longshore and Warehouseman’s Union, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months; and (iii) our increased share of the Puerto Rico market resulting from the Chapter 7 liquidation of one of our major competitors serving that market. Almost half of the increase in operating revenue reflects rate improvement as a result of improved cargo mix, general rate increases, implementation of a terminal handling surcharge in the Hawaii market, and increased fuel surcharges which were implemented to offset escalating fuel costs. The remaining growth in operating revenue can primarily be attributed to increased terminal services revenues in our Alaska and Puerto Rico terminals.

Operating Expense. Operating expense increased to $718.2 million for the twelve months ended December 21, 2003 from $658.1 million for the year ended December 22, 2002, an increase of $60.2 million or 9.1%. Operating expense as a percentage of operating revenue were 81.1% for the twelve months ended December 21, 2003 and 81.8% for the year ended December 22, 2002. The increase in operating expense can primarily be attributed to increases in container volumes and increased fuel expense. Fuel expense increased $15.2 million or 23.1% due to significant increases in fuel prices prior to the commencement of Operation Iraqi Freedom which were partially offset through the implementation of fuel surcharges. Container and equipment rent expense increased approximately $4.1 million for the twelve months ended December 21, 2003 compared to the year ended December 22, 2002 as a result of additional equipment needs required to support the increase in container market share in the Puerto Rico market. The labor interruptions that occurred on the U.S. west coast in the fourth quarter of 2002 by the International Longshore and Warehouseman’s Union negatively impacted our operating expense in 2002.

Depreciation and Amortization. Depreciation and amortization increased to $30.0 million for the twelve months ended December 21, 2003 from $18.0 million for the year ended December 22, 2002, an increase of $12.0 million or 66.6%. The increase in depreciation and amortization is largely due to the step up in basis of property and equipment and the amortization of customer contracts relating to the consummation of the February 27, 2003 purchase transaction.

Amortization of Vessel Drydocking. Amortization of vessel drydocking increased to $16.3 million for the twelve months ended December 27, 2003 from $15.0 million for the year ended December 22, 2002, an increase of $1.4 million or 9.0%. Approximately $1.1 million of this increase is due to increased amortization of vessel drydocking costs associated with our three vessels used in the Alaska market. These vessels, built in 1987, were not required to go through extensive drydockings during the first fifteen years of their useful lives. The increased amortization expense represents the amortization of the first substantive drydockings that these vessels undertook in 2002 and 2003.

Selling, General and Administrative. Selling, general and administrative costs increased to $80.1 million for the twelve months ended December 21, 2003 compared to $75.2 million for the year ended December 22, 2002, an increase of $4.9 million or 6.5%. Approximately $4.5 million of these costs reflect the costs associated with the purchase transaction including severance costs to executive employees, renaming and rebranding expenses associated with changing our name from CSX Lines to Horizon Lines, and professional fees. Incentive-based compensation costs decreased by $3.0 million from the year ended December 22, 2002 compared to the twelve months ended December 21, 2003. This decrease is a result of exceptional performance relative to our incentive-based targets in 2002. The remaining increases in selling, general, and administrative costs are attributable to increased insurance costs, and general inflationary and customary annual compensation increases.

Miscellaneous Expense (Income), Net. Miscellaneous expense increased to $3.2 million for the twelve months ended December 21, 2003 from $0.8 million in the year ended December 22, 2002, an increase of $2.3 million or 285.1%. Miscellaneous expense during the twelve months ended December 21, 2003 primarily consisted of bad debt expense. During the year ended December 22, 2002, we had recorded adjustments of approximately $3.5 million related to accounts payable discounts and reductions to certain reserves based on revised estimates. These adjustments offset the bad debt expense during that period. Bad debt expense did not change significantly from the year ended December 22, 2002 to the twelve months ended December 21, 2003.

Interest Expense. Interest expense increased to $9.0 million for the twelve months ended December 21, 2003 from $7.1 million for the year ended December 22, 2002, an increase of $1.9 million or 26.0%. Interest expenses in the periods are not comparable due to the increased indebtedness undertaken in the February 27, 2003 purchase transaction.

Interest Expense—Preferred Units of Subsidiary. Interest expense—preferred units of Horizon Lines was $4.5 million for the twelve months ended December 21, 2003. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction on February 27, 2003 and began accreting interest at 10%. No preferred units existed prior to February 27, 2003.

Income Tax Expense. Income taxes for the twelve months ended December 21, 2003 and the year ended December 22, 2002 were $9.6 million and $13.7 million, respectively, which represent effective annual tax rates of 38.9% and 38.7% respectively. The difference between the federal statutory rate and the effective annual tax rate is primarily due to state income taxes.

Liquidity and Capital Resources

Our principal sources of funds have been operating cash flows, borrowings and equity financings. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment and our information technology systems, (ii) vessel drydocking expenditures, (iii) the purchase of vessels upon expiration of operating leases, (iv) working capital consumption, and (v) principal and interest payments on our existing indebtedness. Cash and cash equivalents totaled $56.3 million at December 26, 2004.

As of December 26, 2004, $19.0 million was undrawn under our revolving credit facility, after taking into account $6.0 million utilized for outstanding letters of credit.

Operating Activities

Net cash provided by operating activities increased by $22.6 million to $83.2 million for the twelve months ended December 26, 2004 compared to $60.6 million provided by operations for the twelve months ended December 21, 2003. The increase in cash flows from operating activities is primarily the result of improved profitability before depreciation and amortization.

Net cash provided by operating activities increased by $46.5 million to $60.6 million for the twelve months ended December 21, 2003 compared to $14.1 million for the year ended December 22, 2002. The increase in cash generated by operating activities was the result of improved profitability and a positive net change in working capital. In comparison, in 2002, cash utilized for working capital purposes was substantial, primarily due to increased receivables as a result of additional revenues from Puerto Rico related operations. Furthermore, cash was used to pay federal and state income taxes for tax year 2002 due to deferred tax liabilities arising from CCF related transactions from prior years.

Investing Activities

Net cash used in investing activities decreased by $8.6 million to $43.6 million for the twelve months ended December 26, 2004 compared to $52.2 million for the twelve months ended December 21, 2003. These amounts exclude acquisition expenditures related to the Acquisition-Related Transactions on July 7, 2004, which totaled $663.3 million, and the February 27, 2003 purchase transaction, which totaled $315.0 million. We purchased the Horizon Navigator, the Horizon Expedition and the Horizon Trader during the twelve months ended December 26, 2004, which in total cost approximated $19.6 million, and we purchased the Horizon Spirit in February 2003 and the Horizon Hawaii in December 2003, which in total cost approximated $21.9 million. Also, during the twelve months ended December 21, 2003, expenditures for vessel drydocking exceeded spending during the twelve months ended December 26, 2004 by $4.3 million.

Net cash used in investing activities was $52.2 million in the twelve months ended December 21, 2003, excluding acquisition costs related to the February 27, 2003 purchase transaction, which totaled $315.0 million, compared to $20.8 million for the year ended December 22, 2002. The increase in cash used for investing activities was attributable to the purchase of the vessel Horizon Spirit in January 2003 and the Horizon Hawaii in December 2003 as previously mentioned. Also, during 2002 proceeds from the sale of assets were significantly more than the proceeds from the sale of assets in 2003.

Financing Activities

Net cash used in financing activities for the twelve months ended December 26, 2004, excluding financing activities related to the acquisition on July 7, 2004, totaled $6.8 million. Financing activities related to the Acquisition-Related Transactions on July 7, 2004 included a capital contribution of $157.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the Original Notes in the aggregate original principal amount of $250.0 million. As of December 26, 2004, the $249.4 million of borrowing under the term loan facility and the $250.0 million Original Notes remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004.

Net cash provided by financing activities during the twelve months ended December 21, 2003 was $9.3 million, excluding initial capitalization costs related to the February 27, 2003 purchase transaction, compared to no cash flows from financing activities during the year ended December 22, 2002. The net cash used for financing activities during 2003 reflected a $10.3 million principal payment on long-term debt obligations and $15.0 million in distributions to the preferred member of Horizon Lines. The initial capitalization costs related to the February 27, 2003 purchase transaction included $80.0 million of contributed capital and borrowings of $175.0 million of term debt and the issuance of $60.0 million in common and preferred units to CSX Corporation and its affiliates.

Capital Requirements

Our current and future capital needs relate primarily to debt service, maintenance, and improvement of our vessel fleet, including purchasing vessels upon expiration of vessel operating leases and providing for other necessary equipment acquisitions. Cash to be used for investing activities, including expenditures for vessel drydocking, purchases of property and equipment, and the purchase of vessels off of operating leases, for the next 12 months are expected to total approximately $35.0 million.

As required by the agreements entered into with respect to the Acquisition-Related Transactions, on October 5, 2004, Horizon Lines Holding made a post-closing reimbursement payment to Carlyle-Horizon Partners, L.P. and other pre-acquisition equity holders totaling $6.1 million. Horizon Lines Holding disbursed $7.7 million in cash on October 15, 2004 to purchase a vessel, the Horizon Trader, that was under an operating lease agreement.

Contractual Obligations

Contractual obligations as of December 26, 2004, on a pro forma basis, are as follows:

	Total Obligations	2005	2006	2007	2008	2009	After 2010
Contractual Obligations:
Senior credit facility	$249,375	$2,500	$2,500	$2,500	$2,500	$2,500	$236,875
Original Notes	250,000	—	—	—	—	—	250,000
Operating leases	362,317	56,722	39,919	58,631	29,885	29,769	147,391
Capital lease obligations	741	193	193	193	162	—	—

Total	$862,433	$59,415	$42,612	$61,324	$32,547	$32,269	$634,266

Other Commercial Commitments
Standby letters of credit	$6,000	—	—	—	—	—	$6,000
Surety bonds	5,877	—	—	—	—	—	5,877

	$11,877	—	$—	$—	$—	$—	$11,877

Long-Term Debt

To finance the Acquisition-Related Transactions, we incurred substantial debt, including under our senior credit facility and through the issuance of the Original Notes in the original principal amount of $250.0 million, with interest payments on this indebtedness substantially increasing our liquidity requirements.

Our senior credit facility is comprised of a $250.0 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009. We expect that we will be permitted to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders under the term loan facility, provided that no default or event of default under our senior credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied.

Borrowings under our senior credit facility bear interest at our choice of LIBOR or the base rate, in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, one percent of the term loan facility will amortize during each of the first six years after the closing date of our senior credit facility in equal consecutive quarterly installments. The remaining portion of the term loan facility will amortize during the seventh year of the term loan facility in equal consecutive quarterly installments.

Our senior credit facility requires us to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, our senior credit facility contains certain restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

On July 7, 2004, we sold $250.0 million of our Original Notes, the proceeds of which, along with borrowings under our senior credit facility and proceeds from the cash equity investment in Horizon Lines Inc., were used to fund the Acquisition-Related Transactions. In order to give the holders of the Original Notes the opportunity in the future to exchange the Original Notes for New Notes, Horizon Lines Holding and Horizon

Lines have agreed to file a registration statement for the New Notes within 270 days after the issue date of the Original Notes, cause the registration statement for the New Notes to become effective within 360 days of the issue date of the Original Notes, and consummate the exchange offer within 390 days after the issue date of the Original Notes. If Horizon Lines Holding and Horizon Lines fail to meet these targets (a “default”), the annual interest rate on the Original Notes will increase by 0.25% during the first 90-day period during which the default continues, up to a maximum increase of 1.0% over the interest rate that would otherwise apply to the Original Notes. As soon as Horizon Lines Holding and Horizon Lines cure the registration default, the interest rate applicable will revert to its original level. The registration statement that we have filed with the SEC with respect to the exchange offer is intended to constitute the registration statement referred to above.

We intend to fund our ongoing operations through cash generated by operations and availability under our senior credit facility.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under our senior credit facility, and future refinancings of our debt.

Our ability to make scheduled payments of principal, or to pay the interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under our senior credit facility, will be adequate to meet our future liquidity needs throughout 2005. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our senior credit facility in an amount sufficient to enable us to service our indebtedness, including the New Notes or to fund other liquidity needs. In addition, there can be no assurance that we will be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

Interest Rate Risk

Our primary interest rate exposure relates to our senior credit facility. As a result of the Acquisition-Related Transactions, we have outstanding a $250.0 million term loan, which bears interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the term loan. We also have a revolving credit facility which provides for borrowings of up to $25.0 million which would bear interest at variable rates. As of December 26, 2004, no amounts were outstanding under our revolving credit facility.

THE EXCHANGE OFFER

General

We sold the Original Notes on July 7, 2004 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we became obligated to (1) file with the SEC, within 270 days following the issue date of the Original Notes (referred to in this prospectus as the “Issue Date”), a registration statement (referred to in this prospectus as the “Exchange Offer Registration Statement”) under the Securities Act relating to an exchange offer (referred to in this prospectus as the “Exchange Offer”) pursuant to which New Notes will be offered in exchange for the then outstanding Original Notes tendered at the option of the holders thereof; and (2) cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter (but no later than 360 days after the Issue Date).

Under the registration rights agreement, we further agreed to (1) commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, (2) hold the Exchange Offer open for at least 30 days, and (3) exchange New Notes for all Original Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

The Exchange Offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. See “—Expiration Date; Extensions; Amendment.” We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

Under existing SEC interpretations, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers (referred to in this prospectus as “Participating Broker-Dealers”) receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Original Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes. The Exchange Offer Registration Statement will be kept effective for a period of 180 days after the Exchange Offer has been consummated in order to permit resales of New Notes acquired by broker-dealers in after-market transactions. Each holder of Original Notes (other than certain specified holders) who wishes to exchange such Original Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an affiliate of ours.

We will be deemed to have accepted Original Notes validly tendered and not withdrawn when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the Exchange Offer or return the Original Notes if the Exchange Offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the condition set forth under “—Condition” without waiver by us, certificates for any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes as promptly as practicable after the expiration date.

Holders of Original Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees. We will pay all transfer taxes, if any, applicable to the transfer of Original Notes to us or our order pursuant to the Exchange Offer. If, however, New Notes and/or substitute Original Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the transfer of Original Notes to us or our order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder.

We have agreed to bear all expenses of the Exchange Offer pursuant to the registration rights agreement. See “—Fees and Expenses.”

Shelf Registration Statement

If: (1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the New Notes would not in general be freely transferable in such manner on such date; or (2) the Exchange Offer has not been completed within 390 days following the Issue Date; (3) under certain circumstances, the initial purchasers so request with respect to Original Notes not eligible to be exchanged for New Notes in the Exchange Offer; or (4) any holder of the Original Notes (other than an initial purchaser) is not permitted by applicable law to participate in the Exchange Offer, or if any holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such holder (other than, in either case, due solely to the status of such holder as an affiliate of ours or due to such holder’s inability to make the representations referred to above), we will use our reasonable best efforts to file, as promptly as reasonably practicable, a registration statement under the Securities Act relating to a shelf registration (referred to in this prospectus as the “Shelf Registration Statement”) of the Original Notes or New Notes, as the case may be, for resale by holders or, in the case of clause (3), of the Original Notes held by the initial purchasers for resale by them, and will use our reasonable best efforts to cause the Shelf Registration Statement to become effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises (which, in the case of clause (1), if the Exchange Offer Registration Statement has not yet been filed, shall not be earlier than 270 days after the Issue Date). We will use our reasonable best efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any.

Notwithstanding the foregoing in the paragraph above, Horizon Lines may suspend the availability of any Shelf Registration Statement for a period of time not to exceed an aggregate of 60 days in any twelve-month period if (i) such action is required by applicable law, (ii) such action is taken by Horizon Lines in good faith and for valid business reasons, including the acquisition or divestiture of assets or (iii) with respect to a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period, such action occurs following the consummation of the Exchange Offer.

We will, if and when we file the Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the New Notes pursuant thereto. A holder that sells the Original Notes pursuant to the Shelf Registration Statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers. A seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Original Notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of the Original Notes must deliver information to be used in connection with the Shelf Registration Statement in order to have its Original Notes included in the Shelf Registration Statement.

Special Interest

In the event that: (1) we have filed neither an Exchange Offer Registration Statement nor a Shelf Registration Statement within 270 days following the Issue Date; or (2) the Exchange Offer Registration Statement is not declared effective within 360 days following the Issue Date; or (3) the Exchange Offer has not been consummated within 390 days following the Issue Date; or (4) if a Shelf Registration Statement is required to be filed under the registration rights agreement, the Shelf Registration Statement is not declared effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises; or (5) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (5), the “Registration Default”), then we will pay to the holders of Original Notes, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum equal to 0.25% of the aggregate principal amount of such notes during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest.

Expiration Date; Extensions; Amendment

The term “expiration date” means 5:00 p.m., New York City time, on             , 2005, which is at least 30 days after the commencement of the Exchange Offer, unless we extend the Exchange Offer, in which case the term “expiration date” means the latest date to which the Exchange Offer is extended.

In order to extend the expiration date, we will notify the exchange agent, orally or in writing, of any such extension and will issue a public announcement of the extension. Each such announcement of an extension shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, so long as applicable law allows:

(a)	to delay acceptance of any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if the condition set forth under “—Condition” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination, or by not giving notice of acceptance, to the exchange agent, or

(b)	to amend the terms of the Exchange Offer in any manner deemed by us to be advantageous to the holders of the Original Notes.

We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the Exchange Offer if it otherwise would expire during the extension period.

Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the Exchange Offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the Exchange Offer, a holder of Original Notes must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures on the letter of transmittal, or facsimile thereof, guaranteed if required by instructions specified in the letter of transmittal;

•	mail or otherwise deliver the letter of transmittal, or the facsimile thereof, together with any other required documents; and

•	deliver the Original Notes by book-entry transfer or otherwise in accordance with the procedures described below.

To be validly tendered, the documents must reach the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. Subject to the limited exception for guaranteed delivery specified below, any physical delivery of the Original Notes must be received by the exchange agent on or prior to the expiration date. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or other required documents or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the Exchange Offer. The term “holder” with respect to the Exchange Offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in its name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case which has been signed by the registered holder in the name of in which such registered holder appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such signatories should indicate such status when signing, and unless waived by us, submit evidence satisfactory to the exchange agent of their authority to so act when submitting the letter of transmittal to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, and tender of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall we or any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such Original Notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, in our sole discretion, to:

•	purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under “—Condition”, to terminate the Exchange Offer; and

•	to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

By tendering Original Notes pursuant to the Exchange Offer, each holder of Original Notes will represent to us that, among other things,

•	the New Notes acquired by such holder’s tender of Original Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business;

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes;

•	such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	such holder is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the Depository Trust Company, or DTC, for the purpose of facilitating the Exchange Offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and

•	whose Original Notes are not immediately available; or

•	who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	within three business days after the expiration date, the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a)	specify the name of the depositor, who is the person who deposited the Original Notes to be withdrawn;

(b)	identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d)	specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under “Procedures for Tendering” at any time on or prior to the expiration date.

Condition

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the Exchange Offer on or before the expiration date, if the Exchange Offer violates any applicable law or interpretation by the staff of the SEC.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the Exchange Offer as required by applicable law.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the Exchange Offer, and is also the trustee under the indenture under which the Original Notes were issued and under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to                     , addressed as follows:

For information by Telephone:

(212) 815-5098

By Mail:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attn: Randolph Holder

By Hand or Overnight Delivery Service:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, NY 10286

Attn: Randolph Holder

By Facsimile Transmission:

(212) 298-1915

(Telephone Confirmation)

(212) 815-5098

Fees and Expenses

We have agreed to bear the expenses of the Exchange Offer pursuant to the registration rights agreement. These expenses include fees and expenses of The Bank of New York Trust Company, N.A., as exchange agent, regulatory fees, accounting and legal fees and printing costs, among others.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the Exchange Offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)	to us, upon redemption of the Original Notes or otherwise;

(b)	to a person whom the seller reasonably believes is a qualified institutional buyer acquiring for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

(c)	in an offshore transaction complying with Rule 903 or 904 of Regulation S;

(d)	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable);

(e)	to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act; or

(f)	pursuant to an effective registration statement under the Securities Act.

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement under the Securities Act.

Other

Participation in the Exchange Offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions of the Exchange Offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

BUSINESS

Our Company

We are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. Under the Jones Act, enacted in 1920, domestic U.S. maritime trade is restricted to U.S. owners of U.S.-built and flagged vessels manned by predominantly U.S.-citizen crews. With 16 vessels and approximately 22,400 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. For the twelve months ended December 26, 2004, we generated revenue and Adjusted EBITDA of $980.3 million and $121.2 million, respectively. This represents revenue growth of 10.7% and Adjusted EBITDA growth of 27.2% for the twelve months ended December 26, 2004. For the definition of Adjusted EBITDA and its reconciliation to net income, see footnote 5 to the table under “Prospectus Summary—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data.”

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958 we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

Our revenue is derived primarily from Alaska, Hawaii and Guam, and Puerto Rico. These markets account for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are one of only two major container shipping operators currently serving the Alaska market, each accounting for approximately 42% of total container loads traveling from the continental U.S. to Alaska. We are also only one of two container shipping companies currently serving the Hawaii and Guam markets with an approximate 37% share of total domestic marine container shipments from the continental U.S. to these markets. This percentage reflects 36% and 48% shares of total domestic marine container shipments from the continental U.S. to Hawaii and Guam, respectively. In Puerto Rico, we are the largest provider of marine container shipping, accounting for approximately 36% of Puerto Rico’s total container loads from the continental U.S. Since we are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, we believe that we have a stronger competitive position in our markets, serve more effectively our national customers with shipping and logistics needs across one or more of these markets, spread our fixed costs over a larger revenue base, achieve greater network operating efficiencies and negotiate larger volume discounts from our inland shipping providers.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Container loads of foodstuffs (refrigerated and non-refrigerated) and household goods traveling from the continental U.S. to Alaska, Hawaii and Guam, and Puerto Rico constituted approximately 40% of our revenue in each of 2003 and 2004. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies such as Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor

Corporation and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

We focus on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions:

•	We operate the largest Jones Act containership fleet, consisting of 16 vessels. Typically, 15 of our vessels are actively deployed at any given time, with one spare vessel reserved for relief while another undergoes maintenance, repairs and inspections, referred to as drydocking. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and are subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. In addition, the senior officers on our vessels (masters and chief engineers) have an average tenure with us of over 16 years.

•	We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are centrally coordinated from Charlotte and Tacoma, Washington, enabling us to better manage our customer relationships.

•	We book and monitor all of our shipping and logistics services through the Horizon IT system, or HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. This system encompasses an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us, including cargo booking, tracking and tracing and the production of bills of lading, customs documents and invoicing. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings exceeding 57% of our total bookings. We believe that HITS’ functionality and ability to generate cost savings for our customers build strong customer loyalty for our services and enhance our customer relationships. We believe that HITS differentiates us from our competitors as it better positions us to serve higher-margin customers with sophisticated shipping and logistics requirements.

The Jones Act

Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

The Jones Act, officially the Merchant Marine Act, 1920, is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, the marine trade between U.S. ports is reserved for U.S.-owned and organized companies operating U.S.-built and U.S.-flagged vessels manned predominantly by U.S.-citizen crews. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully-qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 40 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. The Jones Act enjoys broad support from both major political parties. During the 2004 presidential election, both major political parties supported the retention of the Jones Act as currently in effect. In addition, the Jones Act has enjoyed strong congressional support. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for war-time support.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to over-capacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major Trans-Pacific and Trans-Atlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

Although the U.S. container shipping industry is affected by general economic conditions, the industry does not tend to be as cyclical as other sectors within the shipping industry. Specifically, most of the cargos shipped via container vessels consist of a wide range of consumer and industrial items as well as military and postal loads. Since many of these types of cargos are consumer goods vital to the expanding populations in our markets, they provide us with a stable base of growing demand for our shipping and logistics services.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently-operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. A broad range of domestic and foreign governmental agencies are also increasingly requiring access to shipping information in automated formats for customs oversight and security purposes.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical break-downs) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company. We are the nation’s leading Jones Act container shipping and logistics company, with the largest Jones Act container vessel fleet and with shipping activity accounting for approximately 37% of total domestic marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets and Guam. We are the only container vessel operator with an integrated organization serving all three non-contiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. For many of our customers with a nationwide retailing presence, such as Costco Wholesale Corporation, Lowe’s Companies, Inc. and Wal-Mart Stores, Inc., we provide complete supply chain shipping and logistics solutions, including automated on-line cargo booking, tracking and tracing, as well as inland cargo pick-up and delivery logistics and shipping services, across two or more of our geographic markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets. In addition to enabling us to effectively serve a long-standing customer base, our presence in all of these geographic markets mitigates our geographic exposure to any one particular market.

Favorable industry dynamics. The Jones Act stipulates that only U.S.-built and U.S.-flagged vessels owned by U.S.-organized and U.S.-owned companies and manned predominantly by U.S. crews can operate in the Jones Act markets. Given the level of services already provided by us or our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base. We have achieved five consecutive years of revenue growth and have averaged a compounded annual growth rate of 8.7% in revenue during that period. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. We ship a diverse mix of cargos, and benefit from serving substantial and growing customers with sophisticated container shipping and logistics requirements across two or more geographic markets that we serve. In addition, many of the cargos we ship are consumer goods which are vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Also, our presence across multiple geographic markets, along with our expertise in supply chain management and our sophisticated on-line shipping and logistics information technology, enables us to be the shipping and logistics solution of choice in these markets for many of our national customers. As a result, we participate in economic and demographic growth trends in each of these markets at a relatively early stage. For example when Lowe’s opened two new retail stores in Alaska, Lowe’s expanded our relationship by selecting us to provide the shipping and logistics services required to stock these stores upon their opening and thereafter. When Lowe’s opened one new retail store in Hawaii, Lowe’s again selected us to provide these services.

Long-standing relationships with leading, established customers. We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years.

Customer-oriented sales and marketing presence. Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Senior sales and marketing professionals in Charlotte, North Carolina are responsible for developing sales and marketing strategies and are closely involved in servicing our largest national customers. We also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Regional sales professionals are responsible for day-to-day customer coverage and work closely with customers to address customer needs as they arise. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence. As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. We maintain the largest Jones Act containership fleet consisting of vessels maintained in accordance with strict guidelines. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our terminal management efficiency and inland cargo shipping and logistics expertise result in high customer satisfaction with respect to equipment availability, transit time and cargo availability. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, we have received the “Outstanding Ocean Service Provider Award” from Lowe’s Companies, Inc. for the last four years for which this award has been announced, the “Logistics Partners Excellence Award” from Toyota Motor Corporation, for on-time performance where we were judged against all of Toyota’s global shippers, for the last six years for which this award has been announced and the “Carrier of the Year Award” by Wal-Mart Stores, Inc. for three of the last four years for which this award has been announced.

Experienced management with strong culture of commitment to service and operational excellence. Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together within our organization of our predecessors for over 15 years. In addition, seven of our eight most senior managers have served in multiple roles within our organization or have continuing direct involvement with multiple aspects of our business, including servicing our largest customers and the operation of our shipping and logistics services. We believe that our management’s experience, cohesiveness and depth, as well as our management’s long-standing relationships within the industry, enable us to readily identify market opportunities and develop and execute strategies to pursue these opportunities. Furthermore, as of the date hereof, our management team, including family members, beneficially owns approximately 19% of the common equity of Horizon Lines, Inc., our indirect parent, on a fully diluted basis. We believe that our cash incentive plan further incentivizes our management to achieve and surpass our targeted performance and goals.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below.

Continue to organically grow our revenue. Our revenue growth has averaged a compounded annual growth rate of 8.7% during the past five years. We believe that we are well positioned to achieve ongoing revenue growth in our markets by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ most important cargo movements. These cargo movements include high-value cargos, time-sensitive cargos and cargos that require complete door-to-door logistics solutions and supply chain management.

Expand our services and logistics solutions. We seek to build on our market-leading logistics platform and operational expertise by providing new services and logistics solutions. These services and solutions include delivery planning and comprehensive shipping logistics expertise. In particular, on the U.S. west coast, we supplement our vessel services with proprietary trucking services, as well as the door-to-door logistics and shipping solutions we offer across our markets. Timing of shipments is crucial to our customers, and our ability to provide these combined offerings has enabled us to expand our business with our customers. By offering this wide range of services and logistics solutions, we believe that we strengthen our franchise and further grow our revenue and profits.

Expand and enhance our customer relationships. We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets, such as Costco, Lowe’s, and Wal-Mart. As the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, and having a sales and marketing team that sells to all of these markets, we are uniquely positioned to maintain and expand our customer relationships.

Leverage our brand. We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three non-contiguous Jones Act trades and in Guam. This heritage dates back to 1956, when Sea-Land pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round vessel service. In 1987, we began operating vessels between the U.S. west coast and Hawaii and Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology. We are focused on maintaining our Horizon IT system, or HITS, as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. All orders that we receive through any medium are booked and processed through HITS, which has electronic data interface capabilities, including an Internet portal, which enables us to achieve operating efficiencies. Since its launch in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. We routinely incorporate additional capabilities into HITS to further differentiate us from our competitors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Pursue new business opportunities. We actively pursue new business opportunities in addition to growing our core business. For example, in June, 2004, we were awarded a contract by the U.S. Military Sealift Command to manage seven vessels under a one-year renewable contract. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers (and their contents) entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs. We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. We have been successful in improving our EBITDA margin from 9.54% for the twelve months ended December 22, 2003 to 11.62% for the twelve months ended December 26, 2004, an increase of 21.89%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2005. These teams are focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology. Each of these teams has specific cost-savings goals and objectives and tracks its progress against its goals using quantitative measures. In addition, we focus on enhancing safety practices in our terminals and on our vessels through aggressive internal safety programs conducted with the active backing of our senior management. Over the short term, these safety programs have already yielded reductions in our expenses related to worker compensation, personal injury, and cargo claims, and, over the long term, we expect these programs to continue to yield savings in our insurance costs.

Sales and Marketing

We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are also centrally coordinated from Charlotte and from Tacoma, Washington, enabling us to manage our customer relationships. The marketing team located in Charlotte is responsible for providing appropriate market intelligence and direction to the Puerto Rico sales organization. The marketing team located in Tacoma is responsible for providing appropriate market intelligence and direction to the members of the team who focus on the Hawaii, Guam and Alaska markets.

Our regional sales and marketing presence ensures close and direct interaction with customers on a daily basis. Many of our regional sales professionals have been servicing the same customers for over ten years. We have the largest sales force of all container shipping and logistics companies active in the major non-contiguous Jones Act markets. Unlike our competitors, our sales force cross-sells our shipping and logistics services across all of these markets. We believe that the breadth and depth of our relationships with our customers is the principal driver of repeat business from our customers. We further believe that our long-standing customer relationships and our cross-selling efforts enable us to forge customer relationships which provide us with a distinct competitive advantage.

Customers

We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies. Such customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service.

We believe that we are uniquely positioned to serve these and other large national customers due to our position as the only shipping and logistics company serving all three non-contiguous Jones Act markets and Guam. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all three markets.

We generate most of our revenue through customer contracts with pre-specified rates and volumes and with durations ranging from one to six years, providing stable revenue streams. In addition, our relationships with our customers extend far beyond the length of any given contract. For example, some of our customer relationships extend back over 40 years and our top 10 customer relationships average 20 years.

We serve customers in numerous industries and carry a wide variety of cargos, mitigating our dependence upon any single customer or single type of cargo. Our customer base is broad with no significant concentration by customer or type of cargo shipped. For 2004, our top ten largest customers represented approximately 33% of total revenue, with the largest customer accounting for approximately 7% of total revenue.

Competition

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three major non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam markets, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

Business Operations

Operations Overview

We oversee our operations in all three non-contiguous Jones Act markets and Guam from our headquarters in Charlotte, North Carolina. Our operations in these markets share corporate and administrative functions such as finance, information technology and sales and marketing. Centralized functions are performed primarily at our headquarters and at our administrative facility in Dallas, Texas.

In a typical transaction, our customers go on-line to make a booking or call, fax or e-mail our customer service department. Once applicable shipping information is input into the booking system, a booking number is generated. The booking information then downloads into other systems used by our dispatch team, terminal personnel, vessel planners, documentation team, logistics team and other teams and personnel who work together to produce a seamless transaction for our customers.

Our dispatch team coordinates truck and/or rail shipping from inland locations to the port on intermodal bookings. Our terminal personnel schedule equipment availability for containers picked up at the port. Our vessel planners develop stowage plans and our documentation teams process the cargo bill. Our logistics team reviews space availability and informs our other teams and personnel when additional bookings are needed and when bookings need to be changed or pushed to the next vessel. After containers arrive at the port of loading, they are loaded on board the vessel. Once the containers are loaded and are at sea, our destination terminal staff initiate their process of receiving and releasing containers to our customers. Customers accessing HITS via our Internet portal have the option to receive e-mail alerts as specific events take place throughout this process. All of our customers have the option to call our customer service department or to access HITS via our Internet portal, 24 hours a day, seven days a week, to track and trace shipments. Customers may also view their payment histories and make payments on-line.

Operational Excellence

As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and ability to provide high-quality service. Highlights of our operational excellence and high-quality service include:

Effective Vessel Maintenance Strategy. Our management team adheres to an effective strategy for the maintenance of our vessels. Early in our nearly 50-year operating history, when we pioneered Jones Act container shipping, we recognized the vital importance of maintaining our valuable Jones Act qualified vessels. Led by a retired Coast Guard senior officer, our on-shore vessel management team carefully manages all of our ongoing regular maintenance and drydocking activity. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships.

Vessel Maintenance and Operating Expertise. The quality and performance of our vessels is driven by the expertise of our on-shore vessel management team and vessel crews. The 22 senior members of our on-shore vessel management team responsible for all of our ongoing regular vessel maintenance and drydocking activity have an average of over 10 years of experience with us or our predecessors and have an average of 28 years of experience in the marine industry. Thirteen members of this team are licensed chief engineers, and, of the six members of this team who are responsible for assessing the severity of a vessel problem, four are retired U.S. Coast Guard officers who spent their earlier careers in commercial shipping safety and three are members of the American Bureau of Shipping. The senior officers on our vessels (masters and chief engineers) have an average tenure of over 16 years and we actively share best practices among our vessel crews to ensure consistently high standards throughout our organization. During each of the last four years, our vessels have been in operational condition, ready to sail, over 99% of the time when they were required to be ready to sail.

Terminal Operation Efficiency. We have substantial terminal management expertise, as reflected by our rapid turn-around time for the drop-off and/or pick-up of containers by truckers, at the terminals which we operate. This efficient terminal management results in lower costs per container load. Rapid turn-around also results in higher customer satisfaction by ensuring timely pick-up and delivery of cargo. We operate our own terminals in Alaska, Hawaii and Puerto Rico and contract for terminal services in our seven continental U.S. ports and in Guam.

Inland Shipping Expertise. We have extensive capabilities for the dispatch of empty containers to customer sites and the movement of loaded containers by rail or truck between customer locations and terminals. This expertise enables us to cost-effectively fulfill customer expectations with regard to equipment availability, transit time and cargo pick-up and delivery. In addition to inland rail and trucking, we offer comprehensive warehousing and logistics services through our proprietary trucking operations in Long Beach/Los Angeles, Oakland and Tacoma and our relationships with third-party truckers and railroads.

Information Technology Capabilities. All of our shipping and logistics services are booked, tracked and traced through our proprietary Horizon IT system, or HITS, our industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities significantly beyond those of the systems employed by our competitors. HITS has its roots in a global shipping and logistics information technology system developed in the late 1990s to support the global shipping and logistics operations of Sea-Land, which, until the sale by CSX Corporation of its international ocean shipping business, was a global leader in the shipping industry. Following that sale, we focused on the further refinement and development of the portions of this technology that were integral to our Jones Act shipping and logistics services. HITS is the product of these efforts.

HITS is a client/server based application accessible through the Internet that is designed to capture detailed cargo information at the time of booking through the creation of a detailed tracking and tracing plan which is established based on cargo movement identified at the time of booking. Through multi-carrier/operator connectivity, operational shipment data is then updated into the tracking tool on a real-time basis. This provides 100% visibility to comprehensive cargo information thereby enabling decision-making related to a shipment. HITS has a built-in alert engine that is used by shippers and internal associates to alert users of deviations from the original trip plan to allow for proactive correction to ensure timely shipment deliverables. HITS leverages best-in-class technology and supports global standards. HITS is fully scalable to handle current business plus volumes much greater than we manage today. HITS can accommodate all major channels of communication, (i.e. telephone, Internet, voice response, radio frequency identification devices (referred to as RFID), electronic data interchange (referred to as EDI), wireless, etc). We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. Our competitors do not have a comparable cargo booking, tracking and tracing system for their customers.

Customer Recognition and Awards. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, we have received the “Outstanding Ocean Service Provider Award” from Lowe’s Companies, Inc. for the last four years for which this award has been announced. We have also received the “Logistics Partners Excellence Award” from Toyota Motor Corporation, for on-time performance where we were judged against all of Toyota’s global shippers, for the last six years for which this award has been announced and the “Carrier of the Year Award” by Wal-Mart Stores, Inc. for three of the last four years for which this award has been announced. These and numerous other accolades reflect our commitment to serving customers in a professional and timely fashion.

Vessel Fleet

The table below lists our vessel fleet, which is the largest containership fleet within the Jones Act markets, as of December 26, 2004. Our vessel fleet consists of 16 vessels of varying classes and specification, 15 of which are actively deployed, with one spare vessel typically available for dry-dock relief.

Vessel Name	Market	Year Built	TEU(1)	Reefer Capacity(2)	Max. Speed	Owned/ Chartered	Charter Expiration
Horizon Anchorage	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Tacoma	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Kodiak	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Expedition(3)	Hawaii & Guam	1973	1,476	140	22.5 kts	Owned	—
Horizon Navigator	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Trader	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Pacific	Hawaii & Guam	1980	2,407	100	21.0 kts	Chartered	1-Jul-07
Horizon Enterprise	Hawaii & Guam	1980	2,407	150	21.0 kts	Chartered	1-Jul-07
Horizon Consumer	Hawaii & Guam	1973	1,751	170	22.0 kts	Owned	—
Horizon Spirit	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Reliance	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Producer	Puerto Rico	1974	1,751	170	22.0 kts	Owned	—
Horizon Challenger	Puerto Rico	1968	1,424	71	21.2 kts	Owned	—
Horizon Discovery	Puerto Rico	1968	1,442	70	21.2 kts	Owned	—
Horizon Crusader	Puerto Rico	1969	1,376	70	21.2 kts	Owned	—
Horizon Hawaii	Puerto Rico	1973	1,420	170	22.5 kts	Owned	—

(1)	Twenty-foot equivalent unit, or TEU, is a standard measure of cargo volume correlated to the volume of a standard 20-foot dry cargo container.

(2)	Reefer capacity, or refrigerated container capacity, refers to the total number of 40-foot equivalent units, or FEUs, which the vessel can hold. The FEU is a standard measure of refrigerated cargo volume correlated to the volume of a standard 40-foot reefer, or refrigerated cargo container.

(3)	Typically serves as a spare vessel available for deployment in any of our markets.

Our Vessel Charters

Five of our vessels are leased, or chartered. These chartered vessels have charter termination dates in 2007 and 2015. Under the charter for each chartered vessel, we have the following options in connection with the expiration of the charter: purchase the vessel for its fair market value; extend the charter for an agreed upon period of time at a fair market value charter rate; or return the vessel to its owner.

Our obligations under the existing charters for our chartered vessels are guaranteed by our former parent, CSX Corporation, and certain of its affiliates. In turn, we are parties to the Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with CSX Corporation and certain of its affiliates, pursuant to which we have agreed to indemnify these CSX entities if any of them should be called upon by any owner of our chartered vessels to make payments to such owner under the guarantees referred to above. For further information regarding the GIA, see “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement”, beginning on page      of this prospectus.

Our Container Fleet

As summarized in the table below, our container fleet consists of owned and leased containers of different types and sizes as of December 26, 2004:

Container Type	Owned	Leased	Combined
20’ Standard Dry	57	692	749
20’ Flat Rack	2	—	2
20’ Standard Opentop	1	—	1
20’ Miscellaneous	93	—	93
20’ Tank	2	—	2
40’ Standard Dry	188	3,151	3,339
40’ Flat Rack	390	275	665
40’ High-Cube Dry	73	5,907	5,980
40’ Standard Insulated	53	—	53
40’ High-Cube Insulated	420	—	420
40’ Standard Opentop	1	99	100
40’ Miscellaneous	87	—	87
40’ Tank	5	—	5
40’ Car Carrier	167	—	167
40’ Standard Reefer	55	—	55
40’ High-Cube Reefer	3,085	3,065	6,150
45’ High-Cube Dry	479	3,565	4,044
45’ High-Cube Insulated	475	—	475
45’ High-Cube Reefer	2	—	2

Total	5,635	16,754	22,389

All of our container leases are operating leases. As our container leases expire, we typically will enter into new operating leases for new containers.

Maersk Arrangements

In connection with the sale of the international marine container operations of Sea-Land by our former parent, CSX Corporation, to Maersk, in December 1999, our predecessor, CSX Lines, LLC entered into a number of commercial agreements with Maersk that encompass terminal services, equipment sharing, sales agency services, trucking services and cargo space charters. These agreements, which were renewed and amended in May 2004, generally are now scheduled to expire at the end of 2007. Maersk is our terminal service provider in the continental U.S., at our ports in Elizabeth, New Jersey, Jacksonville, Florida, Houston, Texas, New Orleans, Louisiana, Tacoma, Washington, and Oakland and Los Angeles, California. We are Maersk’s terminal operator in Hawaii, Guam, Alaska and Puerto Rico. We share containers with Maersk and also pool chassis and generator sets with Maersk. We are Maersk’s sales agent in Alaska, Hawaii, Guam and Puerto Rico, and Maersk serves as our sales agent in Canada. On the U.S. west coast, we provide trucking services for Maersk.

Under our cargo space charter agreement with Maersk, we operate 5 U.S.-flagged vessels that sail from the U.S. west coast to Hawaii, continuing from Hawaii on to Guam, and then from Guam on to two ports in Asia, with a return trip to Tacoma, Washington, and Oakland, California. We utilize Maersk containers to carry a portion of our cargo westbound to Hawaii and Guam, where the contents of these containers are then unloaded. We then ship the empty Maersk containers onwards to the two ports in Asia. When these vessels arrive in Asia, Maersk unloads these empty containers and replaces them with loaded containers on our vessels for the return trip to the U.S. west coast. We use Maersk equipment on our service to Hawaii from our U.S. west coast ports as well as from select U.S. inland locations. We achieve significantly greater vessel capacity utilization and revenue on this route as a result of this arrangement.

Security

Heightened awareness of maritime security needs, brought about by the events of September 11, 2001 and several maritime attacks around the globe, have caused the United Nations through its International Maritime Organization (referred to herein as the IMO), the U.S. Department of Homeland Security, through its Coast Guard arm, and the states and local ports to adopt a more stringent set of security procedures relating to the interface between port facilities and vessels. In addition, the U.S. Congress and the current administration have enacted legislation requiring the implementation of Coast Guard approved vessel and facility security plans. We were one of the first Jones Act companies to develop and obtain Coast Guard approval for our vessel and terminal security plans in advance of the July 1, 2004 effective date for this requirement.

Certain aspects of our security plans require our investing in infrastructure upgrades to ensure compliance. We have applied in the past and continue to apply going forward for federal grants to offset the incremental expense of these security investments. While we were successful through two rounds of funding to secure substantial grants for specific security projects, the 2006 federal budget proposal, currently pending before Congress, would eliminate the port security grant program as it currently exists and replace it with a grant program where U.S. ports compete for funding alongside other transportation infrastructure needs. In addition, the current administration is reviewing the criteria for awarding such grants. Such changes could have a negative impact on our ability to win grant funding in the future.

IT Systems

HITS, our proprietary ocean shipping and logistics information technology system, is substantially more advanced than the cargo booking, tracking and tracing systems employed by our competitors. HITS provides a platform to accomplish a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In addition, HITS produces bills of lading, customs documents and invoices. Finally, customers can book shipments, provide shipping instructions and access all information available within HITS through an advanced Internet portal. Our portal implementation strategy is to link customers into our systems. Customers utilizing the portal, also called a traffic management system, have access and real-time visibility similar to our own customer service teams and can choose to automate their booking, tracking and tracing of cargo. Over 60% of our bookings are currently performed by customers on-line through HITS.

We believe that HITS is highly valued by customers with just-in-time logistical needs and provides us with a strong point of differentiation relative to competitors. In addition, as customers adopt HITS, they in turn can reduce their in-house staffing needs as they migrate from developing documentation to an automated and electronic alternative such as HITS. We expect that such continued adoption of HITS will enhance our long-standing customer relationships.

Capital Construction Fund

The Merchant Marine Act, 1936, as amended, permits the limited deferral of U.S. federal income taxes on earnings from eligible U.S.-built and U.S.-flagged vessels if the earnings are deposited into a Capital Construction Fund, or CCF, pursuant to an agreement with the U.S. Maritime Administration, or MARAD. The amounts on deposit in a CCF can be withdrawn and used for the acquisition, construction or reconstruction of U.S.-built and U.S.-flagged vessels or U.S.-built containers, in both cases, for operation only on trade routes between ports in the continental U.S. and ports in Alaska, Hawaii or Puerto Rico, on trade routes between ports in Alaska, Hawaii and Puerto Rico, on trade routes on the Great Lakes, and on trade routes between U.S. ports and foreign ports.

We have a CCF agreement with MARAD under which we deposit into the CCF earnings attributable to the operation of our sixteen vessels and make withdrawals of funds from the CCF to acquire U.S.-built and U.S.-flagged vessels and U.S.-built 40-foot high-cube refrigeration units. Four used U.S.-built and U.S.-flagged vessels (Horizon Hawaii, Horizon Expedition, Horizon Navigator and Horizon Trader) were acquired by us in 2003 and 2004 for $25.2 million through the exercise of purchase options under our charters for these vessels. Over the next several years, we expect to consider a number of other vessel and container refrigeration unit acquisition options under our CCF agreement.

Our CCF agreement may be modified by us with the agreement of MARAD when we make decisions on the specifics of our future acquisitions under the CCF agreement. Amounts on deposit in our CCF cannot be withdrawn for other than the qualified purposes specified in our CCF agreement. Any non-qualified withdrawals are subject to federal income tax at the highest marginal rate. In addition, such tax is subject to an interest charge based upon the number of years the funds have been on deposit. If our CCF agreement were terminated, funds then on deposit in our CCF would be treated as non-qualified withdrawals for that taxable year. In addition, if a vessel built, acquired, or reconstructed with CCF funds is operated in a prohibited trade, the owner must repay a proportionate amount of the tax benefits. Vessels built with CCF funds are restricted from operating in the contiguous Jones Act trade for 20 years after delivery, and vessels acquired or reconstructed with CCF funds are restricted for a period of ten years. $25.2 million of our taxable income attributable to the operation of our vessels has been, in accordance with our CCF agreement, deposited into our CCF and then withdrawn in qualified withdrawals and applied to the purchase price of the four vessels purchased by us in 2003 and 2004. Our consolidated balance sheets at December 21, 2003 and December 26, 2004 include liabilities of approximately $4.2 million and $7.9 million, respectively, for deferred taxes on deposits in our CCF.

Construction-Differential Subsidy

Thirteen of our vessels were built with construction differential subsidies provided by the U.S. Department of Transportation under Title V of the Merchant Marine Act, 1936. The grant of these subsidies was subject to the imposition of certain operating restrictions which generally limit the operation of the vessels to foreign trade routes, provided that these vessels may carry cargo between U.S. ports in the course of foreign voyages if portions of the related subsidies are repaid in connection therewith. Three of our vessels are still subject to these operating restrictions. We currently operate these three vessels on trade routes between the U.S. west coast and Asia, with stops in Hawaii and Guam, and make subsidy repayments in respect of the portions of these voyages between Hawaii and the U.S. west coast. For the twelve months ended December 26, 2004, we made subsidy repayments of $2.0 million. None of our vessels will be subject to these restrictions a year from now.

Employees

As of December 26, 2004, we had 1,742 employees, of which approximately 1,172 were represented by seven labor unions.

The table below sets forth the unions which represent our employees, the number of employees represented by these unions and the expiration dates of the related collective bargaining agreements.

Union	Collective Bargaining Agreement(s) Expiration Date	Number of Our Employees Represented (as of December 26, 2004)
International Brotherhood of Teamsters	March 31, 2008	257
International Brotherhood of Teamsters, Alaska	June 30, 2005	149
International Brotherhood of Teamsters, Puerto Rico	October 31, 2010	1
International Longshore & Warehouseman’s Union (ILWU)	July 1, 2008	91
International Longshore and Warehouseman’s Union, Alaska (ILWU-Alaska)	June 30, 2007	60
International Longshoremen’s Association, AFL-CIO (ILA)	September 30, 2010	—	(1)
International Longshoremen’s Association, AFL-CIO, Puerto Rico	October 31, 2010(2)	86
Marine Engineers Beneficial Association (MEBA)	June 15, 2012	87
International Organization of Masters, Mates & Pilots, AFL-CIO (MMP)	June 15, 2012	69
Office & Professional Employees International Union, AFL-CIO	November 9, 2007	67
Seafarers International Union (SIU)	June 15, 2006	305

(1)	Multi-employer arrangement representing workers in the industry, including workers who may perform services for us but are not our employees.

(2)	Collective bargaining agreement is subject to a pending ratification vote by the active members of the local union in Puerto Rico.

The table below provides a breakdown of headcount by non-contiguous Jones Act market and function for our non-union employees as of December 26, 2004.

	Corporate		Alaska Market	Hawaii and Guam Market	Puerto Rico Market	Total
	Charlotte	Dallas/ Other
Senior Management	8	3	1	2	1	15
Operations	2	54	33	78	52	219
Sales and Marketing	3	6	24	31	56	120
Customer Service / Documentation	—	62	2	12	—	76
Administration	34	71	6	19	10	140

Total Headcount	47	196	66	142	119	570

Insurance

We maintain insurance policies to cover risks related to physical damage to our vessels and vessel equipment, other equipment (including containers, chassis, terminal equipment and trucks) and property, as well as with respect to third-party liabilities arising from the carriage of goods and the operation of vessels and shore-side equipment and general liabilities which may arise through the course of our normal business operations. We also maintain limited business interruption insurance and directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

We have arranged for marine insurance covering our vessels in line with currently prevailing industry practice for fleets comparable to ours. Our marine insurance policies include:

Hull and Machinery. We maintain marine hull and machinery insurance providing coverage for damage to, or total or constructive loss of, a vessel. We also maintain war risk insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. A further portion of the declared value of each vessel is also covered under an “increased value” insurance policy, in order to meet additional expenses that might arise from the total loss of the vessel. In addition, we maintain mortgagees’ interest and lessors’ interest insurance policies to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our marine hull and machinery insurance. We also maintain certificates of financial responsibility for our vessels that act as guarantees of the satisfaction of any liabilities arising under the Oil Pollution Act of 1990.

Protection and Indemnity Insurance. We maintain protection and indemnity insurance, referred to herein as P&I, that provides cover for third-party claims arising from the carriage of goods including loss or damage to cargo; claims arising from the operation of owned and chartered vessels including injury or death to crew or third parties; claims arising from collisions with other vessels; damage to other third-party property; pollution arising from oil and other substances; and salvage and other related costs. Currently the available amount of coverage under our P&I insurance for pollution is $1 billion per vessel per incident. Our P&I cover is provided by the UK Club, a mutual P&I club which is a member of the International Group of P&I Clubs, or International Group. Member clubs of the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each club’s liabilities. Each member club of the International Group has capped its exposure to each of its members at approximately $4.25 billion. As a member of a club, which in turn is a member of the International Group, we may be subject to additional premiums. Our total premium is based on our own claims record, the total claims record of the other members of our club, and the aggregate claims record of all other clubs that are members of the International Group and the clubs’ costs for reinsurance. In addition, we maintain contingent P&I insurance to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our P&I insurance policy.

We also maintain additional insurance policies to cover a number of other risks including workers compensation, third-party property damage and personal injury claims, cargo claims, employment, fiduciary, crime and directors’ and officers’ liability.

We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

Environmental Regulation

Our operations are subject to a wide variety of international, federal, state and local environmental laws and regulations and international agreements governing maritime operations and environmental protection, including limiting discharges into the environment, imposing operating requirements, and establishing standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and requirements for clean up of contaminated waterways, soil and groundwater. These laws are often complex, change frequently and have tended to become more stringent over time.

In jurisdictions such as the United States, such obligations, including but not limited to those under the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act (referred to as RCRA), the Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA), may be strict and joint and several and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. These laws may also impose liability for personal injury, property damage and damages to natural resources due to the presence of, or exposure to, oil or hazardous substances. In addition, many of these laws provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. In the case of OPA, each responsible party for a vessel or facility from which oil is discharged will be strictly liable, jointly and severally, for all oil spill removal costs and certain other damages arising from the discharge up to its limits of liability, which can be broken if the incident was caused by the responsible party’s gross negligence, the violation of an applicable federal safety, construction, or operating regulation, or if the responsible party fails to report the incident or cooperate in the response. Liability for discharges of oil, hazardous substances, and other pollutants may also be imposed under the Refuse Act, the Federal Water Pollution Control Act, and CERCLA. All of our operations and properties must comply with these laws and, in some cases, we are required to obtain and maintain permits in connection with our operations and activities. Although we believe that we are in material compliance with these permits and the applicable environmental laws, non-compliance may occur and, if so, can result in additional costs and possible penalties. Moreover, it is difficult to predict the future development of or enforcement policies applied for such laws and regulations or their impact on our business or results of operations.

We are required by OPA and CERCLA to establish and maintain for each of our vessels evidence of financial responsibility to meet the maximum liability to which we can be subject under the OPA and CERCLA, and to adopt procedures for oil and hazardous substance spill prevention, response, and clean up. We have established and maintain evidence of financial responsibility by our filing of an insurance guaranty form, in accordance with 33 CFR 138, to meet liability under Section 1002 of OPA, and under Section 107 of CERCLA, which may result from the operation of our vessels. Although we have insurance coverage for these environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any such claims will not have a material adverse affect on our business, operations and financial condition. In addition, we are subject to, among other laws, the International Convention for the Prevention of Pollution from Ships as amended and as implemented in the United States by the Act to Prevent Pollution from Ships, which requires specific pollution prevention equipment and operating and record keeping procedures, the Federal Water Pollution Control Act, and the Refuse Act, all of which provide for substantial administrative and civil fines, as well as criminal sanctions for violations.

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous wastes that are subject to the requirements of RCRA and comparable state and local requirements. In the course of our vessel and terminal operations, from time to time we engage contractors to remove and dispose of hazardous waste at offsite disposal facilities. If such materials are disposed of by third parties in violation of applicable law, we could still be jointly and severally liable with the disposal contractor for the clean-up costs and any resulting damages under RCRA, CERCLA or the equivalent state laws. The U.S. Environmental Protection Agency (referred to as the EPA) has determined not to classify most common types of used oil as a hazardous waste, provided that certain recycling standards are met. Some states in which we operate, however, have classified used oil as hazardous.

The Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. In December 1999, the EPA issued a final rule regarding emissions standards for marine diesel engines. The final rule applies emissions standards to new engines beginning with the 2004 model year. In the preamble to the final rule, the EPA noted that it may revisit the application of emissions standards to rebuilt or remanufactured engines, if the industry does not take steps to introduce new pollution control technologies. Finally, the EPA recently entered into a settlement that will expand this rulemaking to include certain large diesel engines not previously addressed in the final rule. Adoption of such standards could require modifications to some existing marine diesel engines and may result in material expenditures.

The Coast Guard and Maritime Transportation Act of 2004 amended the Oil Pollution Act of 1990 to require all self-propelled non-tank vessels of 400 gross tons or greater that carry oil of any kind as fuel for main propulsion and that are either U.S.- or foreign-flag vessels operating on U.S. navigable waters to prepare and submit to the U.S. Coast Guard for approval a vessel response plan by August 8, 2005. This new requirement applies to our vessels. The U.S. Coast Guard has issued interim guidelines for the development and review of vessel response plans, which are plans for responding to a discharge, or threat of a discharge, of oil from non-tank vessels. The U.S. Coast Guard is in the process of issuing regulations, but noted that until the regulations are in effect, non-tank vessels must have a valid interim authorization letter or valid authorization letter in order to operate on or after August 9, 2005. If vessels do not obtain such authorization, their operations may be subject to suspension or other enforcement action.

In addition, many U.S. states that border a navigable waterway or seacoast have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance, along with imposing contingency, response planning, and financial responsibility requirements separate and distinct from those required by federal law. These state laws may be more stringent than federal law and in some cases have no statutory limits of liability.

We have incurred and expect to incur costs for our operations to comply with the requirements under applicable environmental laws, and these costs could increase in the future. While these costs have not been significant, we cannot guarantee they will not be material in the future.

There are no existing material environmental claims against us. We are conducting limited remediation at our facility located in Anchorage, Alaska, arising out of historical facility operations. We do not anticipate incurring any material costs associated with this matter, but there can be no assurance future costs will not be material if new conditions are discovered or there is a change in the regulatory requirements.

Regulatory

As a shipping and logistics company, we are subject to all of the ordinary and usual federal, state and local employment, environmental and other regulatory regimes including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act, various state and local anti-discrimination laws, federal and state anti-pollution and waste disposal laws, the Occupational Safety and Health Act and other worker protection laws.

In addition, we must comply with laws and regulations related to vessel operations administered by the U.S. Coast Guard, the U.S. Maritime Administration, the U.S. Bureau of Customs and Border Protection and the U.S. Department of Labor. Also, to the extent not subject to exemption, our rates, rules and practices in dealing with our customers are subject to regulation by the STB. We are also subject to various additional regulations as a contractor engaged by the U.S. government.

The International Maritime Organization, referred to as the “IMO”, which operates under the auspices of the United Nations, has adopted stringent safety standards as part of the International Convention for Safety of Life at Sea, sometimes referred to as “SOLAS,” which is applicable to our vessels. Among other things, SOLAS establishes vessel design, structural features, materials, construction, life saving equipment, safe management and operation, and security requirements to improve vessel safety and security. The SOLAS requirements are revised from time to time, with the most recent modifications being phased-in through 2010.

In 1993, SOLAS was amended to incorporate the International Safety Management Code, referred to as the “ISM Code.” The ISM Code provides an international standard for the safe management and operation of ships and for pollution prevention. The ISM Code became mandatory for container vessel operators in 2002. All of our operations and vessels have obtained the required certificates demonstrating compliance with the ISM Code and are regularly inspected by the U.S. Coast Guard, as well as the international authorities acting under the provisions of their international agreements related to port state control authority, the process by which a nation exercises authority over foreign vessels when the vessels are in the waters subject to its jurisdiction.

We believe that we are in substantial compliance with all applicable federal, state and local regulations, including SOLAS and the ISM Code, affecting our operations.

Facilities

We lease all of our facilities, including our terminal and office facilities located at each of the ports upon which our vessels call as well as our central sales and administrative offices and regional sales offices. The following table sets forth the locations, descriptions, and square footage of our significant facilities as of December 26, 2004:

Location	Description of Facility	Square Footage(1)
Anchorage, Alaska	Stevedoring building and various terminal and related property	1,356,313
Atlanta, Georgia	Regional sales office	911
Charlotte, North Carolina	Corporate Headquarters	25,592
Chicago, Illinois	Regional sales office	1,533
Dallas, Texas	Operations center	42,511
Dutch Harbor, Alaska	Office and various terminal and related property	558,616
Elizabeth, New Jersey	Terminal supervision and sales office	2,400
Honolulu, Hawaii	Terminal property	29,108	(2)
Houston, Texas	Terminal supervision and sales office	497
Jacksonville, Florida	Terminal supervision and sales office	3,848
Kenilworth, New Jersey	Ocean shipping services office	10,000
Kodiak, Alaska	Office and various terminal and related property	208,677
Long Beach, California	Terminal supervision office	843,011
Oakland, California	Office and various terminal and related property	325,305
Piti, Guam	Office and various terminal and related property	24,837
Renton, Washington	Regional sales office	9,010
San Juan, Puerto Rico	Office and various terminal and related property	3,346,540
Tacoma, Washington	Office and various terminal and related property	794,314

(1)	Square footage for marine terminal facilities excludes common use areas used by other terminal customers and us.

(2)	Excludes 1,647,952 square feet of terminal property which we have the option to use and pay for on an as-needed basis.

Legal Proceedings

In the ordinary course of our business, from time to time, we become involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employee’s personal injury claims, and claims for loss or damage to the person or property of third parties. We generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. We also, from time to time, become involved in routine employment-related disputes and disputes with parties with which we have contracts.

Except as described below, we are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which our property is the subject.

There are two actions currently pending before the STB involving Horizon Lines. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, or ICCTA, and an order awarding reparations to Guam and its citizens. The STB has asked the parties to brief the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA. This issue was fully briefed in June 2002 and the parties are awaiting a ruling. An adverse ruling could result in significant damages and could affect Horizon Lines’ current and future rate structure for its Guam shipping. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes.

The second action currently pending before the STB involving Horizon Lines, brought by DHX, Inc. in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of Horizon Lines and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders, including DHX, also solicit full container loads from shippers. Among other things, DHX charged that Horizon Lines and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines’ current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to Horizon’s business. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us.

Intellectual Property

We own or have rights to use all material or significant trademarks, trade names, tag lines or logos used in our business. We have a registered U.S. trademark for Horizon Services Group®, as well as for the “Captain” suite of shipping programs that we have developed and currently comprise a portion of HITS. We also have or have applied for copyright and trademark or service mark protection for various other names, lines and pictures we use in connection with our sales and promotional activity including Horizon Lines®, Sea-Logix™, Horizon Global Ocean Management System®, Horizon Services Group Transportation Solutions® and What’s On Your Horizon?®. We have received from Maersk a perpetual, exclusive, royalty-free license to use SL in block letters or in any logo format, in either case as a stand-alone mark or as part of a broader mark, in connection with the conduct of our Jones Act business. In addition, we have received from Maersk a non-exclusive, royalty-free license to make, use or sell products in connection with the conduct of our Jones Act business that utilize various patents held by Maersk for shipping-related equipment, devices and methods. The duration of this license is based on the lives of these patents.

MANAGEMENT

The following table sets forth certain information regarding the members of the board of directors and executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.:

Name	Age	Position
Charles G. Raymond	61	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.; Chairman of the Board, President and Chief Executive Officer of Horizon Lines; President and Chief Executive Officer of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

John V. Keenan	47	Senior Vice President and Chief Operating Officer of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

M. Mark Urbania	41	Senior Vice President-Finance and Administration, Chief Financial Officer and Assistant Secretary of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.; Vice President and Chief Financial Officer of Horizon Lines

Karen H. Richards	51	Vice President, Sales and Marketing, of Horizon Lines

Kenneth L. Privratsky	58	Vice President and General Manager, Alaska, of Horizon Lines

Brian W. Taylor	46	Vice President and General Manager, Hawaii / Guam, of Horizon Lines

Gabriel M. Serra	45	Vice President and General Manager, Puerto Rico, of Horizon Lines

Robert S. Zuckerman	60	Vice President, General Counsel and Secretary of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

John K. Castle	64	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

Marcel Fournier	50	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

Admiral James L. Holloway III, U.S.N. (Ret.)	83	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

James G. Cameron	58	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

Ernie L. Danner	50	Director of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.

Charles G. Raymond has served as Chairman of the Board, President and Chief Executive Officer of Horizon Lines since February 2003, has served as Director, President and Chief Executive Officer of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and has served as Director, President and Chief Executive Officer of H-Lines Finance Holding since its formation in December 2004. Mr. Raymond held various senior management accountabilities during his 39-year transportation career, including Group Vice President—Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003 he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, L.L.C. From May, 2000 to May, 2003 he served as Chairman, Marine Transportation National Advisory Council (MTSNAC), established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John V. Keenan has served as Senior Vice President and Chief Operating Officer of Horizon Lines since July 2003 and also serves as Senior Vice President and Chief Operating Officer of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. He is responsible for the integrity of Horizon Lines’

operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan moved to Sea-Land in 1983 where he held numerous leadership positions. He most recently served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 23-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a BE in Marine Engineering from the State University of New York at Fort Schuyler and an MBA from the University of Tennessee.

M. Mark Urbania has served as Vice President and Chief Financial Officer of Horizon Lines since November 2003 and also serves as Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. He is responsible for accounting, finance, treasury management, human resources, information technology, law and procurement for Horizon Lines and its business units. Mr. Urbania joined Horizon Lines from Piedmont / Hawthorne Holdings, Inc., a $300 million general aviation holding company, where he held the position of Senior Vice President, Treasurer and CFO from July 2000 to November 2003. Previously, he was CFO at I360, a high-tech start-up, from 1999 to 2000, and before that he was an executive at TK Holdings, a privately held manufacturer of automotive safety systems. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He is a Certified Public Accountant and began his career in public accounting with Peat Marwick Main & Company.

Karen H. Richards has served as Vice President, Sales and Marketing, of Horizon Lines since July 1, 2003. She is responsible for the entire North America sales organization and manages Horizon Lines’ corporate marketing initiatives. Ms. Richards joined Sea-Land in 1988 and held various management positions, including Marketing Manager, Director of Refrigerated Cargo and General Manager titles in the Northeast, Mid-West and for national strategic accounts. Most recently, she served as General Manager of Sales for Horizon Lines in Puerto Rico from April 2001 to June 2003. Prior to that, she was Vice President Sales for Aqua-Gulf International from October 1999 until March 2001. Her 20-year career in transportation began with Biehl & Company in New Orleans.

Kenneth L. Privratsky has served as Vice President and General Manager, Alaska, of Horizon Lines since December 2002. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command, Alexandria, Virginia. Mr. Privratsky received an MBA from Adelphi University and an MA in English from Purdue University.

Brian W. Taylor has served as Vice President and General Manager, Hawaii / Guam, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Hawaii / Guam markets. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Prior to that, Mr. Taylor held management positions in sales and marketing both in North America and in Asia, including General Manager, Buyers and Shippers Consolidated BSE, Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his BA and MBA in Business and Financial Management from Concordia College.

Gabriel M. Serra has served as Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 22-veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and Nicaragua and Costa Rica / Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary of Horizon Lines since August 2000 and also serves as Vice President, General Counsel and Secretary of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. Mr. Zuckerman serves as Chief Legal Officer of Horizon Lines, responsible for legal, regulatory and corporate affairs. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 27 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

John K. Castle has served as a Director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and has served as a Director of H-Lines Finance Holding since its formation in December 2004. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., Advanced Accessory Systems, LLC, Wilshire Restaurant Group, Inc., Morton’s Restaurant Group, Inc. and various private equity companies. Mr. Castle has also been elected to serve as a life member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees and Chairman of the Columbia-Presbyterian Health Sciences Advisory Council. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his MBA as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Marcel Fournier has served as a Director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and has served as a Director of H-Lines Finance Holding since its formation in December 2004. Mr. Fournier is a Senior Managing Director of Castle Harlan, Inc. He is also a board member of Associated Packaging Corporation, Advanced Accessory Systems, and Gravograph Industrie International. Prior to joining Castle Harlan in 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier graduated as a Civil Engineer from the Ecole Speciale des Travaux Publics in Paris, France. He received his MBA from the University of Chicago, and his Masters in Economics from the Universite de la Sorbonne in Paris.

Admiral James L. Holloway III, U.S.N. (Ret.) has served as a Director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and has served as a Director of H-Lines Finance Holding since its formation in December 2004. He is a retired Naval Officer who served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S.-flagged vessels in foreign trade. In 1995, he served as Executive Director of the Presidential Task Force on combating terrorism. From 1985 to 1989, he was a member of the President’s Blue Ribbon Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992, he served in a presidential appointment as U.S. Representative to the South Pacific Commission. Admiral Holloway is Chairman Emeritus of the Historic Annapolis Foundation, the Naval Academy Foundation, and the Board of Trustees of Saint James School. He is currently Chairman of the Naval Historical Foundation.

James G. Cameron has served as a Director of Horizon Lines Holding and Horizon Lines, Inc. since July 2004 and has served as a Director of H-Lines Finance Holding since its formation in December 2004. Mr. Cameron is President of Omega Management, LLC, a management consulting firm specializing in the petrochemical services industry. Mr. Cameron previously served as a director of Statia Terminals Group N.V., a Netherlands Antilles corporation, from February 6, 1997, until the liquidation of the corporation following its sale of all of its operations on February 28, 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 30, 2002. He has been a director of Statia Terminals Cayman, Inc. since April 20, 1999, and has been a director of Petroterminal de Panama, S.A. since April 23, 2003. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of The Castle Harlan Group.

Ernie L. Danner has served as a Director of Horizon Lines Holding and Horizon Lines, Inc. since November 2004 and has served as a Director of H-Lines Finance Holding since its formation in December 2004. He is President, Latin American Division, of Universal Compression, Inc. Mr. Danner was Executive Vice President of Universal Compression Holdings, Inc., from April 1999 until November 2002. From 1998 until April 1999, Mr. Danner served as Chief Financial Officer of Universal Compression Holdings, Inc. From May 1997 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director. Mr. Danner also serves on the Board of Directors of Verdugt Holdings, LLC, a manufacturer of organic salts, Tide-Air Inc., a distributor of Atlas Copco air compressors, and Copano Energy, LLC, a natural gas gathering and treating company. Universal Compression and Verdugt are former portfolio companies of The Castle Harlan Group.

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other four highest paid executive officers who were serving as executive officers as of December 26, 2004, for the twelve months ended December 26, 2004 and December 21, 2003, and for the year ended December 22, 2002.

We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year(1)	Annual Compensation			Long-Term Compensation
		Salary	Bonus(2)	Other Annual Compensation(3)	Horizon Lines Holding Corp. Securities Underlying Options(4)	All Other Compensation(5)
Charles G. Raymond Director, President and Chief Executive Officer of Horizon Lines LLC, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.	2004 2003 2002	$525,000 436,583 305,000	$600,000 450,000 441,600	$48,157 30,290 64,593	4,455 35,555 N/A	23,000 14,479 9,150

M. Mark Urbania(6) Senior Vice President and Chief Financial Officer of Horizon Lines LLC, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.	2004 2003 2002	257,500 20,833 N/A	220,344 15,250 N/A	68,860 600 N/A	8,888 N/A N/A	3,799 — N/A

John V. Keenan Senior Vice President and Chief Operating Officer of Horizon Lines LLC, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc.	2004 2003 2002	205,825 197,067 170,250	168,580 139,080 163,000	21,804 13,646 21,906	N/A 11,111 N/A	12,683 10,674 5,475

Gabriel M. Serra Vice President and General Manager, Puerto Rico of Horizon Lines, LLC	2004 2003 2002	163,933 170,667 153,000	117,975 91,805 123,000	137,917 279,787 341,646	N/A 6,667 N/A	9,836 7,930 —

Brian W. Taylor Vice President and General Manager, Hawaii and Guam, of Horizon Lines, LLC	2004 2003 2002	163,892 160,765 153,396	107,250 96,746 123,000	175,950 156,916 109,132	N/A 6,667 N/A	10,892 8,689 5,169

(1)	Solely for purposes of this table, Year 2004 refers to the twelve months ended December 26, 2004, Year 2003 refers to the twelve months ended December 21, 2003 and Year 2002 refers to the year ended December 22, 2002.

(2)	Bonus amounts presented represent employee performance bonuses earned under our cash incentive plan and are reported for the year in which they were earned, though they may have been paid in the following year.

(3)	Reflects primarily the amounts of country club dues, car allowances, housing and utility allowances, cost of living allowances and related tax equalization payments.

(4)	All option grants were made by Horizon Lines Holding, formerly known as Carlyle-Horizon Holdings, pursuant to the Carlyle-Horizon Holdings Corp. Stock Option Plan, as amended, which is referred to in this prospectus as the “Horizon Lines Holding Stock Option Plan,” and occurred in Year 2003, or in Year 2004 prior to the closing of the acquisition on July 7, 2004. All of these options were options to purchase shares of the common stock of Horizon Lines Holding. All options outstanding under this option plan on July 7, 2004 vested in full upon the closing on such date of the acquisition. On July 7, 2004, under the terms of the merger agreement, each named executive officer (i) converted, via the merger, a portion of his options into the right to receive cash payments upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the merger, and (ii) retained a portion of such options following the consummation of the merger, subject to his entry into certain agreements. On December 16, 2004, each named executive officer exercised a portion of his options. In the event Horizon Lines, Inc. consummates the initial public offering of its common stock described in “Transactions Summary”, each named executive officer is expected to enter into a reinvestment agreement with Horizon Lines, Inc. under which such individual will be required to exercise the remainder of all of his or her options and exchange the resulting common shares of Horizon Lines Holding for common shares and Series A preferred shares of Horizon Lines, Inc. For further information see, “Transactions Summary,” on page of this prospectus.

(5)	Reflects the aggregate amount of pre- and post-tax matching contributions made by Horizon Lines, LLC and its subsidiaries under a defined-contribution 401(k) plan and a flexible spending account program.

(6)	M. Mark Urbania commenced his employment with Horizon Lines, LLC in November 2003 at an annual base salary of $250,000, which increased to $280,000 during Year 2004. In connection with the commencement of his employment, Mr. Urbania was granted an option exercisable for 8,888 shares of common stock of Horizon Lines Holding in Year 2004 but before December 31, 2003.

Stock Option Grants in 2004

The following table shows grants of stock options to the named executive officers during the twelve months ended December 26, 2004. All options shown below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Year 2004	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Charles G Raymond	4,455	33%	$100	2014
M. Mark Urbania	8,888	67%	100	2014
John V. Keenan		0%	—	—	—	—
Gabriel M. Serra		0%	—	—	—	—
Brian W. Taylor		0%	—	—	—	—

(1)

These options were subject to time- and performance-based vesting and vested in full upon the closing of the acquisition on July 7, 2004. Each named executive officer converted a portion of the total options held by him into the right to receive a portion of the cash merger consideration upon the occurrence of the merger on July 7, 2004. Each named executive officer exercised a portion of his options on December 16, 2004 and, in the event Horizon Lines, Inc. consummates the initial public offering of its common stock as described in “Transactions Summary”, each such officer is expected to enter into an agreement pursuant to which he will be required to exercise the remainder of his options immediately prior to the consummation of such initial public offering. The shares of common stock of Horizon Lines Holding issued upon the post-merger exercise of the options have been, and will be, pursuant to the put/call agreement exchanged for common shares and Series A preferred shares of Horizon Lines, Inc. For information regarding the put/call agreement and the related exchange provisions, see “Transactions Summary.”

(2)	Potential realizable values are net of exercise price, but before taxes associated with exercise. We are required to use a 5% and 10% assumed rate of appreciation over the ten-year option terms. This does not represent our projection of the future common stock price.

Subsequent to the closing of the acquisition on July 7, 2004, no stock options have been granted, and no awards of stock have been made, by us or any of our subsidiaries. For information regarding the issuance and sale of shares of the common stock of Horizon Lines, Inc. to our management subsequent to July 7, 2004, see “Management—Restricted Stock Issuance and Sale.”

Stock Option Exercises and Holdings

The following table sets forth information about stock option exercises by our named executive officers during the twelve months ended December 26, 2004 and the value of their unexercised stock options as of December 26, 2004. All options reflected below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Underlying Securities Acquired Upon Exercise(1)	Value Realized(2)	Number of Horizon Lines Holding Corp. Securities Underlying Unexercised Options at December 26, 2004 Exercisable/Unexercisable(3)	Value of Unexercised In-the-Money Options at December 26, 2004 Exercisable /Unexercisable(4)
Charles G Raymond(5)	35,367.61		$5,891.93/—	$
M. Mark Urbania	7,294.33		1,593.67/—
John V. Keenan	8,854.89		2,256.11/—
Gabriel M. Serra	4,975.27		1,691.73/—
Brian W. Taylor	5,022.22		1,744.78/—

(1)	Represents the sum of (i) the number of options converted by such named executive officer, via the merger, into the right to receive certain cash payments (referred to in this prospectus as the “Option Merger Consideration Payments”) upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the merger on July 7, 2004 pursuant to the merger agreement, and (ii) the number of shares of common stock of Horizon Lines Holding for which such individual exercised a portion of his then-remaining options on December 16, 2004. The shares of common stock of Horizon Lines Holding issued upon the exercise of the options on December 16, 2004 were exchanged for common shares and Series A preferred shares of Horizon Lines, Inc. pursuant to the put/call agreement. For further information concerning the merger agreement, the exercise of options on December 16, 2004 and the exchange provisions of the put/call agreement, see “Transactions Summary,” beginning on page of this prospectus.

(2)	Represents the sum of (i) the Option Merger Consideration Payments for such named executive officer and (ii) the aggregate value of the common shares and Series A preferred shares of Horizon Lines, Inc. received by such individual upon his exchange, pursuant to the put/call agreement, of the shares of common stock of Horizon Lines Holding received upon his exercise of a portion of his then-outstanding options on December 16, 2004.

(3)

Represents number of shares of common stock of Horizon Lines Holding issuable to the named executive officer upon the exercise of his remaining outstanding options as of December 26, 2004, after giving effect to his cashless exercise of options on December 16, 2004. In the event Horizon Lines, Inc. consummates the initial public offering of its common stock, as described in “Transactions Summary”, each named executive officer is expected to enter into an agreement pursuant to which such named executive officer will be required to exercise all of his remaining outstanding options immediately prior the consummation of such initial public offering and to exchange the shares of common stock acquired thereby for common shares and Series A preferred shares of Horizon Lines, Inc. under the put/call agreement of Horizon Lines Holding.

(4)	Represents (i) the number of shares of common stock of Horizon Lines Holding issuable to the named executive officer in respect of the outstanding options previously granted to such individual, multiplied by (ii) the excess of (x) the fair market value of each such share over (y) the exercise price of the option.

(5)	Includes quantities or values attributable to options held by family members to whom such options were transferred.

Benefit Plans

Cash Incentive Plan

Our cash incentive plan is designed, through awards of annual bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of our regular full-time salaried employees, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan is based on the extent to which we achieve company-wide performance targets set for the year and each participant’s achievement of personal performance objectives in support of our company-wide performance targets, with a weighting for each of these components. Our company-wide performance targets are determined annually by our board or our compensation committee. For our twelve months ended December 26, 2004, these targets were based on EBITDA and cash flow generation. For our current fiscal year, these targets are also based on these criteria. The target bonus amounts which participants in the plan can be awarded are specified percentages of their annual base salaries, with these percentages tied to the compensation bands in which their jobs are classified by us. These specified percentages are consistent with the salary ranges of the underlying compensation bands, the responsibilities of the participants, and the ability of the participants to favorably impact our performance. A committee of our senior management team is responsible for the administration of the plan.

401(k) Savings Plan

We provide a 401(k) savings plan covering substantially all of our employees who are not part of collective bargaining agreements. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to participants until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, participating employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. Under the plan, we are required to match the pre-tax and post-tax contributions of participating employees up to 6% of their qualified compensation and participating employees are vested with respect to our contributions immediately. During the twelve months ended December 26, 2004, we contributed $1.6 million to the plan.

Union Plans

We contribute to 14 multi-employer pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. These pension plans provide defined benefits to retired participants. For the twelve months ended December 26, 2004, we contributed $10.2 million to such plans. None of our executive officers benefit from such plans. In addition, we have a defined benefit pension plan that covered 19 union employees as of December 26, 2004. Benefits under this plan are determined based solely upon years of service. None of our executive officers benefit from such plan.

Compensation of Directors

Each of the directors of Horizon Lines, Inc. who is neither a member of our management team nor a member of The Castle Harlan Group receives an annual board fee of $40,000. Members of the boards of directors of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. are reimbursed for actual expenses incurred in connection with attendance at board meetings and committee meetings.

Boards of Directors

The boards of directors of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. each consist of six members. The board of directors of Horizon Lines consists of a single member.

In order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of our boards of directors necessary to constitute a quorum of the board may be non-U.S. citizens. The bylaws of H-Lines Finance Holding and Horizon Lines, Inc. contain similar restrictions.

Board Committees

Our boards of directors do not currently have any active committees.

Horizon Lines, Inc. currently has an audit committee, a compensation committee, and an executive committee, and, in the event it consummates its initial public offering, intends to establish a nominating and corporate governance committee. The composition of these board committees will comply, when and if required, with the applicable rules of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of any committees of our boards of directors necessary to constitute a quorum of such committees may be non-U.S. citizens. The bylaws of H-Lines Finance Holding and Horizon Lines, Inc. contain similar restrictions.

Audit Committee

The audit committee of the board of directors of Horizon Lines, Inc. selects, on behalf of such board, an independent registered public accounting firm to be engaged to audit our financial statements, pre-approves all audit and non-audit services to be performed by the independent auditors, reviews our relationship with our independent auditors and discusses with our independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management and recommends whether the audited financial statements should be included in our Annual Reports on Form 10-K to be filed with the SEC.

Mr. Danner is the chairman of this audit committee of, and the other members of this audit committee are Messrs. Fournier and Cameron and Admiral Holloway. The board of directors of Horizon Lines, Inc. has determined that                          and                          are independent directors and that                          is an “audit committee financial expert” under the requirements of the SEC.

Compensation Committee

The compensation committee of the board of directors of Horizon Lines, Inc. reviews and either approves, on behalf of such board, or recommends to such board for approval (1) the annual salaries and other compensation of our executive officers and (2) in the event Horizon Lines, Inc. consummates its initial public offering of common stock, equity incentive grants and other equity or equity-based awards by Horizon Lines,

Inc. to our executive officers. The compensation committee also evaluates the performance of our executive officers in light of organizational goals, provides assistance and recommendations with respect to our compensation policies and practices, and assists with the administration of our compensation plans.

Mr. John K. Castle is the chairman of this compensation committee, and the other members of this compensation committee are Mr. Fournier and Mr. Cameron.

Executive Committee

The executive committee of the board of directors of Horizon Lines, Inc., on behalf of such board, exercises the full powers and prerogatives of such board, to the extent permitted by applicable law as well by the certificate of incorporation and bylaws of Horizon Lines, Inc., between meetings of such board.

Mr. John K. Castle is the chairman of this executive committee, and the other members of this executive committee are Messrs. Raymond, Fournier, and Cameron. The board of directors of Horizon Lines, Inc. has determined that                      is an independent director.

Nominating and Corporate Governance Committee

In the event Horizon Lines, Inc. consummates its initial public offering of its common stock, Horizon Lines, Inc. intends to establish a nominating and corporate governance committee which will assist its board of directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of its board, selecting director nominees for its annual meetings of stockholders, evaluating the performance of its board and developing and recommending to its board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

In the event this committee is formed,                      will be the initial chairman of the committee, and the other initial member of the committee will be                      .

Compensation Committee Interlocks and Insider Participation

None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions. Charles G. Raymond, our chief executive officer and a member of the boards of directors of Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc., participated in deliberations of our boards concerning executive officer compensation, other than with respect to himself, prior to the formation of the compensation committee of the board of directors of Horizon Lines, Inc. in December 2004.

Employment Agreements

General

Two of our named executive officers, Chuck G. Raymond and M. Mark Urbania, are parties to employment agreements with Horizon Lines. These agreements were entered into in connection with the consummation of the acquisition on July 7, 2004 and are dated and effective as of such date.

The initial term of Mr. Raymond’s agreement is effective for three years, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 30 days prior to the expiration of the term. Mr. Raymond’s agreement provides for an initial annual base salary of $500,000, subject to increase if Horizon Lines achieves certain performance targets and as otherwise determined by the board of Horizon Lines, or Horizon Lines, Inc., and an annual discretionary bonus of not less than 55% of the base salary. In July 2004, Mr. Raymond’s annual base salary was increased to $550,000 as a result of Horizon Lines achieving its performance targets, and, in January 2005, his annual base salary was increased to $575,000 as a result of Horizon Lines again achieving its performance targets.

Mr. Raymond’s agreement also provides for the purchase by Mr. Raymond of 43,038 shares of common stock of Horizon Lines, Inc. for an aggregate purchase price of $344,304, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. In addition, under his agreement, Mr. Raymond has the option, not earlier than January 7, 2009 and so long as his employment with Horizon Lines has not been terminated for “cause,” as defined in his agreement, to require the purchase by Horizon Lines of his shares of common stock of Horizon Lines, Inc. acquired by him through his exercise of his roll-over options, as described in “Transactions Summary”, beginning on page          of this prospectus. The purchase price for such shares shall be the fair market value thereof based on a formula specified in the agreement. If the purchase would cause Horizon Lines to violate or breach the terms of its financing agreements or indentures, Horizon Lines shall not be required to consummate the purchase but shall be required to use its commercially reasonable efforts to seek a waiver of any such violation or breach in order to consummate the purchase (provided that the aggregate amount of any fees or consideration paid to obtain such waiver shall not exceed $250,000).

Under his employment agreement, Mr. Raymond is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and to receive an annual automobile allowance and automobile insurance, subject to upward adjustments, reimbursement for all reasonable travel and other business expenses, reimbursement for the payment of monthly membership dues for a luncheon club and two country clubs, and a term life insurance policy.

Mr. Urbania’s employment agreement expires on December 15, 2005, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Urbania’s agreement provides for an initial annual base salary of $250,000, subject to increase as determined by the board of Horizon Lines or Horizon Lines, Inc., and an annual discretionary bonus of up to 60% of the annual base salary. In 2004, Mr. Urbania’s salary was increased to $280,000 pursuant to action taken by the board of Horizon Lines, Inc. Mr. Urbania’s employment agreement also provides for the purchase by Mr. Urbania of 16,139 shares of common stock of Horizon Lines, Inc. for an aggregate purchase price of $29,112, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. Mr. Urbania is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses.

On January 14, 2005, Horizon Lines, Inc. issued and sold to Mr. Raymond 30,379 shares of common stock for an aggregate purchase price of $243,032 and issued and sold to Mr. Urbania 11,392 shares of common stock for an aggregate purchase price of $91,136. Messrs. Raymond and Urbania entered into restricted stock agreements in connection with such purchases. These purchases were in satisfaction of the equity issuance provisions of Messrs. Raymond and Urbania’s employment agreements. In each case, a portion of the purchase price paid was funded through the issuance of a secured recourse promissory note, as discussed in “—Restricted Stock Issuance and Sale” below.

Termination Provisions

In addition to accrued amounts owed to Mr. Raymond at the date of termination, upon a termination without “cause,” as defined in his employment agreement, by reason of non-extension of the employment term by Horizon Lines or by him for “good reason,” as defined in the agreement, Mr. Raymond would be entitled to the following:

•	an amount equal to two times his annual base salary;

•	a pro-rated bonus based on the year of termination;

•	an amount equal to two times Mr. Raymond’s annual bonus, based on the fiscal year in which Mr. Raymond is terminated; and

•	continuation of health coverage for two years after termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro-rated bonus based on the year of Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive 6 months of annual base salary and a pro-rated bonus based on the year of Mr. Raymond’s disability. Upon a termination for cause, without good reason or non-extension of the employment term by Mr. Raymond, he would only receive the accrued amounts owed to him at the date of termination.

For 24 months after the date of termination, Mr. Raymond shall be subject to customary non-competition and non-solicitation provisions.

In addition to the accrued amounts owed to Mr. Urbania at the date of termination, upon a termination without “cause” (as defined in his employment agreement), Mr. Urbania would be entitled to receive continuation of his annual base salary for one year and continuation of health coverage for one year. For all types of termination other than without cause, Mr. Urbania would only receive the accrued amounts owed to him at the date of termination.

For 12 months after the date of termination, Mr. Urbania shall be subject to customary non-competition and non-solicitation provisions.

Management’s Roll-Over Equity

In connection with the consummation of the acquisition on July 7, 2004, certain members of our management team (or their family members) exercised their right, under the terms of the related merger agreement, in lieu of their receipt of the applicable portion of the cash consideration payable upon the merger, to (i) convert, via the merger, a portion of their shares of common stock of Horizon Lines Holding into newly issued shares of common stock and Series A preferred stock of Horizon Lines, Inc. and/or (ii) retain a portion of their outstanding options to purchase common stock of Horizon Lines Holding. These elections are collectively referred to as the “roll-over” in this prospectus. Under a related put/call agreement, the shares of common stock of Horizon Lines Holding issuable upon the exercise of any such retained option, referred to in this prospectus as a “rollover option,” were made subject to exchange, at the option of Horizon Lines, Inc. (or the holder of such shares), with Horizon Lines, Inc. for common shares and Series A preferred shares of Horizon Lines, Inc. The members of our management team (and their family members) who made roll-over elections also entered into a stockholders agreement and one or more voting trust agreements with respect to the equity securities that they acquired upon the roll-over or thereafter.

Through their roll-over elections, our management team (and their family members) elected to forgo the receipt of aggregate cash consideration of $13.0 million at the closing of the acquisition as payment for their pre-acquisition equity of Horizon Lines Holding in favor of their receipt, upon the consummation of the acquisition, of ownership, directly or indirectly, of equity of Horizon Lines Holding of equal value as of the date of the acquisition.

A portion of the rollover options remain outstanding as of the date of this prospectus. In the event the initial public offering of Horizon Lines, Inc., as described in “Transactions Summary”, is consummated, the members of our management (and their family members) who hold rollover options are expected to enter into reinvestment agreements pursuant to which they will be required, under the terms of such agreements, to exercise all of their remaining outstanding rollover options immediately prior to the consummation of such initial public offering and exchange the shares of common stock of Horizon Lines Holding acquired thereby for common shares and Series A preferred shares of Horizon Lines, Inc. under the put/call agreement.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including Messrs. Raymond and Urbania) purchased an aggregate of 75,946 shares of Horizon Lines, Inc. common stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of common stock are referred to as “restricted shares” in this prospectus and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the Original Notes issued on July 7, 2004. The purchase price for each restricted share was $8. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Eight of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, Horizon Lines, Inc. sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

Each member of our management team who has purchased restricted shares from Horizon Lines, Inc. concurrently entered into a restricted stock agreement with Horizon Lines, Inc. that set forth certain restrictions, vesting schedules and repurchase rights with respect to these shares.

Mr. Raymond’s restricted stock agreement provides that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: (i) with respect to 40% of the restricted shares, one-third (1/3) of such shares shall vest on each of the first, second and third anniversary dates of July 7, 2004, and (ii) with respect to the remaining 60% of the restricted shares, 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP VI achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested. However, no vesting shall occur after July 31, 2007.

The restricted stock agreements to which the other 13 members of the management team are parties provide that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP IV achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested. However, no vesting shall occur after July 31, 2007.

Each restricted stock agreement, including Mr. Raymond’s agreement, also provides that if there is a change in control (as defined in such agreement) by the third anniversary of July 7, 2004, the restricted shares covered thereby that have not yet vested will be accelerated to the extent that The Castle Harlan Group has achieved, after giving effect to such vesting, its specified annualized internal rate of return on its total equity investment in Horizon Lines, Inc. based on the transaction resulting in the change in control. In addition, each such agreement requires us to repurchase, at the lower of cost or fair market value, without interest, any outstanding restricted shares that remain unvested following the consummation of a change of control.

Upon a termination of the employment of an employee in respect of whom restricted shares were issued, including Mr. Raymond, Horizon Lines, Inc. will have the right, but not the obligation, under the related restricted stock agreement, to repurchase upon notice within 45 days of the date of termination (i) the unvested portion of such restricted shares at the cost initially paid by the employee for such shares, without interest, and (ii) the vested portion of such restricted shares at fair market value, as defined in such restricted stock agreement. If termination of such employee’s employment is for “cause” or without “employee good reason,” in each case as defined in the restricted stock agreement, then all of such restricted shares shall be deemed to be unvested and subject to repurchase at cost and without interest.

PRINCIPAL STOCKHOLDERS

Horizon Lines was, as of December 26, 2004, and is, as of the date of this prospectus, an indirect wholly-owned subsidiary of Horizon Lines Holding. All of the issued and outstanding common stock of Horizon Lines Holding is held by H-Lines Finance Holding. All of the issued and outstanding common stock of H-Lines Finance Holding is held by Horizon Lines, Inc. The authorized capitalization of Horizon Lines Inc. consists of 18,000,000 shares of preferred stock, par value $0.01 per share, all of which is designated Series A redeemable preferred stock, or Series A preferred stock, of which 5,483,964 shares are issued and outstanding, and 2,000,000 shares of common stock par value $0.01 per share, of which 802,205 shares are issued and outstanding. The preferred stock has no voting rights except as expressly required by applicable law.

Certain members of our management team (or their family members) hold roll-over options for shares of common stock of Horizon Lines Holding. Upon the exercise of any roll-over option, the holder of such roll-over option and Horizon Lines, Inc. each is contractually entitled, pursuant to the put/call agreement, to require the exchange of the shares of common stock of Horizon Lines Holding issued upon such exercise for shares of Series A preferred stock and common stock of Horizon Lines, Inc. For further information, see “Transactions Summary”, beginning on page      of this prospectus.

The following table sets forth information with respect to the beneficial ownership of each class or series of capital stock of Horizon Lines, Inc. based upon currently available information, by:

•	each person who is known by us to beneficially own 5% or more of the outstanding shares of each class or series of capital stock of Horizon Lines, Inc.;

•	each of the directors of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding or Horizon Lines, Inc.;

•	each of the executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding or Horizon Lines, Inc. named in the Summary Compensation Table; and

•	all of the directors and the executive officers of Horizon Lines, Horizon Lines Holding, H-Lines Finance Holding and Horizon Lines, Inc. as a group.

To our knowledge, each of the holders of shares of capital stock of Horizon Lines, Inc. listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

Name and Address of Beneficial Owner	Number of Shares of Series A Preferred Stock	Percentage of Total Series A Preferred Stock (%)	Number of Shares of Common Stock	Percentage of Total Common Stock (%)
Castle Harlan Partners IV, L.P.(1)	3,829,556	69.83%	482,922	60.20%
Castle Harlan Offshore Partners IV, L.P.(1)	365,659	6.67	46,111	5.75
John K. Castle(1)(2)	6,068,154	100.00	841,151	100.00
Marcel Fournier(3)	3,862	*	487	*
Stockwell Fund, L.P.(3)	1,003,792	18.30	126,582	15.78
Admiral James L. Holloway III, U.S.N. (Ret.)	9,080	*	1,145	*
James G. Cameron	18,168	*	2,291	*
Ernie L. Danner	18,168	*	2,291	*
Charles G. Raymond(4)	145,740	2.59	41,163	5.07
John V. Keenan(4)	85,035	1.53	22,114	2.74
M. Mark Urbania(4)	60,060	1.08	18,964	2.35
Brian W. Taylor(4)	65,760	1.18	12,089	1.50
Gabriel M. Serra(4)	63,765	1.15	11,838	1.47
All directors and executive officers as a group (including those listed above)(2)(3)(4)	6,068,154	100.00%	841,151	100.00%

*	Denotes beneficial ownership of less than 1% applicable class or series of capital stock.

(1)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.

(2)	John K. Castle, a member of the board of directors of Horizon Lines, Inc., is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners IV, L.P., or CHP IV, which is the direct parent of Horizon Lines, Inc. Mr. Castle is also the controlling stockholder of the general partners of the other limited partnerships of The Castle Harlan Group that own shares of the capital stock of Horizon Lines, Inc., including, but not limited to, Castle Harlan Offshore Partners IV, L.P. In addition, Mr. Castle, through a voting trust agreement, may direct the voting of all of the shares of the capital stock of Horizon Lines, Inc. that are either (i) held by the existing stockholders of Horizon Lines, Inc. not referred to in the prior sentence or (ii) issuable in exchange for any shares of common stock of Horizon Lines Holding that are issued upon the exercise from time to time of any roll-over options, in the event the holder thereof or Horizon Lines, Inc. elects to require such exchange pursuant to the put/call agreement. All such shares of the capital stock of Horizon Lines, Inc. are included in the share numbers and percentages attributable to Mr. Castle in the beneficial ownership table above. Mr. Castle disclaims beneficial ownership of all shares of the capital stock of Horizon Lines, Inc. in excess of his proportionate partnership share of CHP IV and certain other members of The Castle Harlan Group.

(3)	The address for Stockwell Fund, L.P. is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.

(4)	Includes shares of common stock and Series A preferred stock of Horizon Lines, Inc. that are issuable by Horizon Lines, Inc. in exchange for shares of common stock of Horizon Lines Holding issued upon the exercise of any roll-over options in the event that such holder elects to require such exchange pursuant to the put/call agreement.

TRANSACTIONS SUMMARY

Acquisition-Related Transactions

Our current ownership and corporate structure relates to the acquisition by Horizon Lines, Inc. of Horizon Lines Holding on July 7, 2004. The foregoing acquisition, referred to in this prospectus as the “acquisition,” included a merger, referred to in this prospectus as the “merger,” whereby Horizon Lines Holding became a direct wholly-owned subsidiary of Horizon Lines, Inc. Horizon Lines, Inc. was formed at the direction of Castle Harlan Partners IV, L.P., or CHP IV, a private equity investment fund managed by Castle Harlan, Inc., or Castle Harlan, which provided a substantial portion of the equity financing and bridge financing in connection with the acquisition. See “Prospectus Summary—Our Equity Sponsor, The Castle Harlan Group”, on page     of this prospectus.

The consideration that was paid in the acquisition consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction expenses. This consideration was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay, via the merger, the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, to pay CSX Corporation and/or its affiliates for their minority equity interests in Horizon Lines, LLC, the principal operating subsidiary of Horizon Lines Holding, and to pay transaction expenses. This consideration included a deferred purchase price payment of $6.1 million by Horizon Lines Holding to the pre-merger equity holders of Horizon Lines Holding in October 2004.

The merger agreement governing the merger provided for two escrow accounts funded at closing, one of which remains outstanding. At the closing of the merger, $4.8 million was deposited into an escrow account to be available to fund any purchase price adjustment in favor of Horizon Lines, Inc. attributable to a post-closing final determination of the working capital and net debt of Horizon Lines Holding at the closing of the merger. This determination has occurred and this escrow account has been disbursed in full. At the closing of the merger, approximately $38.6 million was deposited into a second escrow account for the purpose of satisfying indemnification claims made by Horizon Lines, Inc. The funds in this escrow account that have not been applied to satisfy indemnification claims are scheduled to be released to the pre-merger equity holders in two steps, with the first disbursement to occur on April 30, 2005 in the amount of up to $13.7 million and the remainder to be disbursed on January 7, 2006. Horizon Lines Holding has made one indemnification claim in respect of the settlement of a lawsuit pending at the time of the merger, for which it has received from this escrow the requested sum of approximately $0.8 million.

Under the terms of the merger agreement, except as set forth in the following sentence, each issued and outstanding share of common stock of Horizon Lines Holding, and each option to purchase shares of common stock of Horizon Lines Holding, was converted into the right to receive a portion of the aggregate cash consideration paid in the merger. In lieu of receipt of all or a portion of such consideration, subject to the entry into certain agreements, 19 members of our management who held such shares exercised their rights under the merger agreement to convert, via the merger on July 7, 2004, all or some of such shares into common shares and Series A preferred shares of Horizon Lines, Inc. and 11 members of our management who held such options exercised their rights under the merger agreement to retain all or some of such options following the merger on July 7, 2004. The members of our management who retained such options, or “roll-over options,” entered into a certain put/call agreement with Horizon Lines, Inc. as a condition of their retention of such options, which vested in connection with the merger and are exercisable at the price of $100 per share of common stock of Horizon Lines Holding.

The put/call agreement provides that the shares of common stock issued by Horizon Lines Holding upon the exercise of any roll-over option are subject to exchange, at the option of Horizon Lines, Inc. (or the holder of such shares), with Horizon Lines, Inc. for common shares and Series A preferred shares of Horizon Lines, Inc. The exchange is to be made in the ratio of (i) one common share and fifteen Series A preferred shares of Horizon Lines, Inc. for (ii) that number of fractional shares of common stock of Horizon Lines Holding having a value of $158, assuming that each whole share of common stock of Horizon Lines Holding had a value of $497.03. In the event that a dividend is declared on, or a distribution made in respect of, the common shares or Series A preferred shares of Horizon Lines, Inc., Horizon Lines, Inc. is required to make a payment, based on the per share amount of such dividend or distribution, to the holders of the roll-over options upon their exchange with Horizon Lines, Inc. of the shares of common stock of Horizon Lines Holding issued upon the exercise of such options for common shares and Series A preferred shares of Horizon Lines, Inc. Horizon Lines, Inc. is not required to reserve, or hold in escrow, any funds for such future payments. As of December 26, 2004, roll-over options exercisable for a total of 15,501.23 shares of the common stock of Horizon Lines Holding remained outstanding. Assuming a cashless exercise of these options based on a fair value of $497.03 per share, the net quantity of shares issuable would be 12,382.43 shares. Under the put/call agreement, these shares would be exchangeable for 38,946 common shares and 584,190 Series A preferred shares of Horizon Lines, Inc. In the event Horizon Lines, Inc. consummates the initial public offering of common stock described in “—Initial Public Offering”, no shares of common stock or Series A preferred shares of Horizon Lines, Inc. will be issuable pursuant to the put/call agreement.

The sources of funding for the acquisition were as follows:

•	a cash investment by CHP IV and its affiliates and associates of approximately $157.0 million in Horizon Lines, Inc., of which approximately $87.0 million was in the form of common shares and Series A redeemable preferred shares, or Series A preferred shares, of Horizon Lines, Inc. and $70.0 million was in the form of 13% promissory notes of Horizon Lines, Inc., which were convertible into such common shares and Series A preferred shares,

•	the borrowing by Horizon Lines and Horizon Lines Holding of (i) $250.0 million under a term loan made pursuant to a new senior credit facility, referred to as the “senior credit facility” in this prospectus, and (ii) $6.0 million under a revolving credit facility included as part of the senior credit facility, referred to as the “revolving credit facility” in this prospectus, and

•	the issuance by Horizon Lines and Horizon Lines Holding of the Original Notes (and the guarantee thereof by their respective subsidiaries) in the original principal amount of $250.0 million.

As used in this prospectus, except as indicated herein, we refer to the “Acquisition-Related Transactions” collectively as (i) the consummation of the acquisition and the related transactions, (ii) the borrowings under the senior credit facility in connection therewith, (iii) the issuance of the Original Notes, (iv) the issuance of shares of common stock and Series A preferred stock of Horizon Lines, Inc. in connection therewith and (v) the issuance of the 13% convertible notes in connection therewith.

Post-Acquisition Transactions

In October 2004, Horizon Lines, Inc. issued and sold 126,582 shares of its common stock and 1,003,792 shares of its Series A preferred stock for an aggregate price of $20.0 million, plus $0.7 million accrued interest thereon, and used the proceeds therefrom to repay $20.0 million of the outstanding principal on its 13% convertible notes and approximately $0.7 million of the accrued interest thereon.

In December 2004, the following transactions occurred: first, Horizon Lines, Inc. formed H-Lines Finance Holding Corp., or H-Lines Finance Holding, and contributed all of the outstanding capital stock of Horizon Lines Holding to H-Lines Finance in exchange for all of the outstanding capital stock of H-Lines Finance Holding; second, H-Lines Finance Holding issued $160.0 million in aggregate principal amount at maturity of 11% senior discount notes due 2013, or senior discount notes, for gross proceeds of approximately $112.3 million and used a portion of such proceeds to pay a cash dividend to Horizon Lines, Inc. in the amount of approximately $107.4 million; third, our current and former employees who held roll-over options exercised a portion of their roll-over options and exchanged the resulting shares of common stock of Horizon Lines Holding for common shares and Series A preferred shares of Horizon Lines, Inc. pursuant to the put/call agreement; fourth, Horizon Lines, Inc. contributed such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance Holding; fifth, Horizon Lines, Inc. used approximately $52.9 million of this dividend to pay in full the outstanding principal and accrued but unpaid interest on its 13% convertible notes; and sixth, Horizon Lines, Inc. applied the balance of this dividend (a) for the repurchase of a portion of its outstanding Series A preferred shares having an aggregate original stated value of approximately $53.6 million, (b) to pay fees and expenses related to the offer and sale of the senior discount notes, including a financial advisory fee of $0.5 million to Castle Harlan, Inc., (c) for the January 2005 Transactions (as described below), and (d) for working capital and general corporate purposes.

In January 2005, the following transactions occurred: first, Horizon Lines, Inc. used a portion of the dividend referred to above to repurchase outstanding shares of its Series A preferred stock with an aggregate original stated value of $0.5 million; second, Horizon Lines, Inc. sold 75,946 shares of its common stock for an aggregate price of approximately $0.6 million to members of our management; and third, Horizon Lines, Inc. sold 5,727 shares of its common stock and 45,146 shares of its Series A preferred stock for an aggregate purchase price of approximately $0.5 million to our non-executive directors. For further information, see “Management-Restricted Stock Issuance and Sale” and “Certain Relationships and Related Party Transactions-Stock Issuance and Sale to Non-Executive Directors.” As used in this prospectus, we refer to the transactions described in this paragraph as the “January 2005 Transactions.”

In February 2005, the following transactions occurred: first, a former employee exercised all of his remaining roll-over options and exchanged the resulting shares of common stock of Horizon Lines Holding for Horizon Lines, Inc. common shares and Series A preferred shares pursuant to the put/call agreement; second, Horizon Lines, Inc. contributed all of such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance Holding; and third, Horizon Lines, Inc. sold the full-recourse promissory notes issued to it by 14 members of our management team, having an aggregate original principal balance of $303,784, together with the right to receive the accrued but unpaid interest thereon, to its principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

Initial Public Offering

On March 2, 2005, Horizon Lines, Inc. filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of shares of its common stock. According to such registration statement, all shares registered in the offering are currently intended to be sold by Horizon Lines, Inc. and a portion of the proceeds of such offering are currently intended to be used to redeem a portion of the Notes and to redeem a portion of the senior discount notes. Such registration statement has not been declared effective by the SEC and is subject to amendment or withdrawal. There can be no assurance that the terms of the proposed initial public offering (including, without limitation, the use of proceeds thereof) will not be substantially changed or that the issuance and sale of shares pursuant to such public offering will in fact be consummated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

At the closing of the acquisition, we entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan on July 7, 2004 agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to us upon the terms and conditions set forth in the management agreement. As consideration for its financial advisory services, including planning and negotiating the acquisition, we paid Castle Harlan, on the terms set forth in the management agreement, a one-time $2 million transaction fee upon the closing of the acquisition. Furthermore, we agreed to pay an ongoing annual fee equal to 3% of the equity investments made by CHP IV and its affiliates in Horizon Lines, Inc. at the closing of the acquisition as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. The annual fee for the first year of the term of the management agreement was paid at the closing of the acquisition. In addition, if at any time after the closing of the acquisition, CHP IV or its affiliates (including their limited partners) make any additional equity contributions to any of us, we will pay Castle Harlan an annual management fee equal to 3% of each such equity contribution as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. We will also pay or reimburse Castle Harlan for all out-of-pocket fees and expenses incurred by Castle Harlan and any advisors, consultants, legal counsel and other professionals engaged by Castle Harlan to assist in the provision of services under the management agreement.

The initial term of the management agreement expires on December 31, 2009, but is automatically renewed from year to year thereafter unless terminated by Castle Harlan or us upon 90 days’ notice prior to the expiration of the then-current term. Under the management agreement we will indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to its performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct. Our payment of the annual management fee to Castle Harlan is subject to the terms of our senior credit facility and the indenture which governs our Original Notes and which will govern our New Notes.

Severance Agreements

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

Stock Issuance and Sale to Non-Executive Directors

On January 28, 2005, Horizon Lines, Inc. issued and sold 1,145 of its common shares and 9,080 of its Series A preferred shares to Admiral Holloway for an aggregate purchase price of $99,960, and 2,291 common shares and 18,168 Series A preferred shares for an aggregate purchase price of $200,008 to each of Messrs. Danner and Cameron.

Stock Issuance and Sale to Executive Officers

On January 14, 2005, Horizon Lines, Inc. issued and sold (i) 30,379 restricted shares to Charles G. Raymond, our President and Chief Executive Officer, a Director of Horizon Lines Holding and H-Lines Finance Holding and Chairman of the Board of Horizon Lines for an aggregate purchase price of $243,032; (ii) 11,392 restricted shares to John V. Keenan, our Senior Vice President and Chief Operating Officer, for an aggregate purchase price of $91,136; and (iii) 11,392 restricted shares to M. Mark Urbania, our Chief Financial Officer, for an aggregate purchase price of $91,136. Mr. Raymond paid $121,516 of the aggregate purchase price for his restricted shares in cash and $121,516 through the issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Each of Messrs. Keenan and Urbania paid $45,568 of the aggregate purchase price for his restricted shares in cash and $45,568 through the issuance to Horizon Lines, Inc. of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Interest on each of these promissory notes accrues at a rate of 6% per annum.

On February 28, 2005, Horizon Lines, Inc. sold each of these promissory notes, together with the right to receive the accrued but unpaid interest thereon to our indirect principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued and unpaid interest thereon. See “Management—Restricted Stock Issuance and Sale,” beginning on page      of this prospectus.

Relationships Existing Prior to the Acquisition

Prior to the acquisition, Horizon Lines Holding, and three of its subsidiaries, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC, were parties to the following agreements with Carlyle-Horizon Partners, L.P., our then-parent and an affiliate of The Carlyle Group: (i) a board representation agreement, pursuant to which Carlyle-Horizon Partners, L.P. was entitled to nominate one member of the board of directors of each of Horizon Lines Holding, Horizon Lines of Puerto Rico, Inc. and Horizon Lines and (ii) a review agreement, pursuant to which each of Horizon Lines Holding, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC was required to keep proper books and records. In addition, Horizon Lines was party to a management agreement with an affiliate of Carlyle-Horizon Partners, L.P. pursuant to which Horizon Lines was provided advisory and consulting services. Each of these agreements has been terminated effective as of the consummation of the acquisition on July 7, 2004, and neither The Carlyle Group, nor any of its affiliates or associates, currently owns any of our equity.

Horizon Lines leases vessels and containers pursuant to sublease agreements with affiliates of CSX Corporation, our parent prior to the February 27, 2003 purchase transaction. Horizon Lines, Horizon Lines of Puerto Rico, Inc and Horizon Lines of Alaska, LLC are parties to an International Intermodal Agreement with an affiliate of CSX Corporation pursuant to which we are provided certain transportation and administrative services. In addition, certain of our subsidiaries are parties to a guarantee and indemnity agreement with CSX Corporation and certain of its affiliates. See “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement,” beginning on page      of this prospectus. Neither CSX Corporation, nor any of its affiliates or associates, currently owns any of our equity.

Additional Transactions

We have entered into transactions with certain of our directors, officers and optionholders, as well as with Horizon Lines, Inc. and its stockholders. See “Management”, beginning on page      of this prospectus, and “Transactions Summary”, beginning on page      of this prospectus.

In addition, from time to time, we may provide shipping and logistics services for portfolio companies or affiliates of The Castle Harlan Group. Such activities are immaterial to our operations and revenues and are performed on an arms-length basis.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the agreements or instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements or instruments, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Credit Facility

On July 7, 2004, we entered into our $275.0 million senior credit facility with various financial lenders.

The Facility. Our senior credit facility consists of (i) a $25.0 million revolving credit facility and (ii) a $250.0 million term loan facility. Our revolving credit facility includes a letter of credit subfacility.

Availability. One drawing, in the amount of $250.0 million, was made under the term loan facility on July 7, 2004. Amounts available under our revolving credit facility may be borrowed, repaid and reborrowed until the maturity date thereof.

Maturity. The term loan facility matures on July 7, 2011 and our revolving credit facility matures on July 7, 2009.

Amortization. One percent of the term loan facility will amortize during each of the first six years after July 7, 2004 in equal consecutive quarterly installments. The remaining portion of the term loan facility will amortize during the seventh year of the term loan facility in equal consecutive quarterly installments.

Mandatory Prepayments. We will be required to make mandatory prepayments of amounts under our senior credit facility with (a) 100% of the net proceeds of certain asset sales and events of loss (subject to customary reinvestment rights and exceptions), (b) 100% of the net proceeds of certain debt issuances (subject to certain exceptions), (c) 50% of the net proceeds of certain equity issuances (excluding equity capital used to fund capital expenditures or permitted acquisitions) and (d) 75% (reducing to 50% at times when the leverage ratio is less than 3.75 to 1.00) of our excess cash flow for each year. The mandatory prepayments will first be applied to the outstanding term loans and, after all of the term loans are paid in full, then be applied to reduce the loans under our revolving credit facility.

Incremental Term Loans. At our request, subject to customary conditions (including no default, pro forma compliance with financial covenants and obtaining commitments from lenders), one or more additional term loans (in an aggregate amount for all of such additional term loans not to exceed $50.0 million) may be made under our senior credit facility until the term loan facility matures.

Guaranties and Security. Our senior credit facility is (a) secured by a first priority security interest in (i) subject to certain exceptions, substantially all of the assets of Horizon Lines and Horizon Lines Holding and each existing and subsequently acquired or organized domestic subsidiary of Horizon Lines Holding (each such subsidiary (other than Horizon Lines), the “Guarantors”), (ii) 100% of the stock of each domestic subsidiary of Horizon Lines Holding (other than Horizon Lines), (iii) 65% of the stock of each first-tier foreign subsidiary of Horizon Lines, Horizon Lines Holding or any Guarantor and (iv) all intercompany debt, and (b) guaranteed by each Guarantor.

Interest. Borrowings under our senior credit facility are made as base rate loans or LIBOR loans at our election. The interest rates payable under our senior credit facility are based upon the base rate or LIBOR, depending on the type of loan we choose, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.75% for base rate loans and 2.75% for LIBOR loans. The applicable margins for our borrowings under our revolving credit facility are variable based upon a leverage ratio determined as follows:

Leverage Ratio	Base Rate	LIBOR
Greater than or equal to 3.75 to 1.00	1.50%	2.50%
Less than 3.75 to 1.00	1.25%	2.25%

Interest is calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable quarterly for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

Fees. Our senior credit facility contains certain customary fees, including letter of credit fees and an unused facility fee for our revolving credit facility based upon non-use of available funds.

Covenants. Our senior credit facility contains various covenants customary for similar credit facilities, including, but not limited to covenants pertaining to:

•	sales of assets;

•	granting of liens;

•	guarantees;

•	incurrence of indebtedness;

•	voluntary prepayment of certain indebtedness;

•	payment of dividends;

•	investments, mergers and acquisitions;

•	transactions with affiliates; and

•	sales and lease-backs.

Our senior credit facility also requires us to achieve and maintain certain financial covenants, and ratios and tests, including minimum interest coverage and maximum total leverage ratios and maximum capital expenditures. Subject to certain limited exceptions, our senior credit facility prohibits prepayment of principal under the Original Notes and the New Notes whether upon acceleration or otherwise.

Events of Default. Our senior credit facility contains customary events of default, including, without limitation:

•	failure to make payments when due;

•	noncompliance with covenants;

•	change of control;

•	certain bankruptcy related events;

•	breaches of representations and warranties;

•	judgments in excess of specified amounts;

•	ERISA events which result in a material adverse effect;

•	impairment of security interests in collateral;

•	invalidity of guarantees; and

•	defaults under certain other agreements or instruments of indebtedness.

Amended and Restated Guarantee and Indemnity Agreement

As part of the February 27, 2003 purchase transaction, our then-parent, CSX Corporation, and certain of its affiliates, referred to herein as the CSX Beneficiaries, agreed to continue as guarantors of our obligations under the then-existing charters for our chartered vessels and, in connection therewith, we entered into an Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with the CSX Beneficiaries. Under the GIA, we have agreed to indemnify the CSX Beneficiaries and certain related parties if any of them should be called upon by any owner of our chartered vessels to make payments to the owner under the guarantees referred to above. The GIA requires us to comply with various negative covenants including limitations on dividends and other distributions, share repurchases, transactions with affiliates, dispositions of assets and change of control transactions, unless, in certain instances and subject to additional requirements, our interest coverage ratio for the last four completed consecutive quarters immediately before the transaction, determined on a pro forma basis after giving effect to the transaction, will not be less than 1.90 to 1.00. In addition, we are required to furnish the CSX Beneficiaries with certain financial statements and other information from time to time. By its terms, the GIA shall remain in effect so long as our obligations under our existing vessel charters remain in effect.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, (i) the term “Company” refers only to Horizon Lines Holding Corp. and not to any of its subsidiaries or affiliates and (ii) the term “Issuers” refers only to Horizon Lines, LLC and the Company and not to any of their respective subsidiaries or affiliates. References to the “notes” in this section of the prospectus refer to both the “Original Notes” and the “New Notes”, unless otherwise indicated by the context.

The Issuers issued the Original Notes on July 7, 2004 under an indenture dated as of such date among themselves, the Guarantors and The Bank of New York Trust Company, N.A., as trustee, and will issue the New Notes under such indenture. The Issuers are jointly and severally liable on the Original Notes. The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. A copy of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The notes are:

•	general unsecured obligations of the Issuers;

•	effectively subordinated to secured obligations of the Issuers to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of the Issuers that are not, by their terms, expressly subordinated in right of payment to the notes; and

•	senior in right of payment to all existing and future obligations of the Issuers that are, by their terms, expressly subordinated in right of payment to the notes.

The notes will be guaranteed by all existing and certain future Restricted Subsidiaries of the Company, other than Horizon Lines, LLC and any Foreign Subsidiaries.

Each Guarantee is:

•	a general unsecured obligation of the applicable Guarantor;

•	effectively subordinated to secured obligations of such Guarantor to the extent of the value of the assets securing such obligations;

•	equal in right of payment to all existing and future unsecured obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to such Guarantee; and

•	senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee.

Secured creditors of the Issuers or the Guarantors will have a claim on the assets that secure the obligations of the Issuers or the Guarantors to such creditors prior to claims of holders of the notes and Guarantees against those assets. As of December 26, 2004, the Issuers and the Guarantors had approximately $500.0 million of Indebtedness outstanding, including capital lease obligations (exclusive of outstanding letters of credit with an aggregate face amount of $6.0 million), of which approximately $250.0 million was secured, approximately $324.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the Indebtedness referred to above) and an additional $19.0 million of indebtedness was available for borrowing under the revolving portion of our Credit Facilities. The Issuers and the Guarantors will be permitted to incur additional Indebtedness, including secured Indebtedness, subject to the limitations described below under “—Certain Covenants—Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

As of the date of this prospectus, all of Company’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, but transactions between the Company and/or any of its Restricted Subsidiaries, on the one hand, and any of the Unrestricted Subsidiaries, on the other hand, will be subject to certain restrictive covenants.

The Company’s Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the notes. The notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Company’s Unrestricted and Foreign Subsidiaries. As of the date of this prospectus, there are no Unrestricted Subsidiaries of the Company and no Foreign Subsidiaries.

Principal, Maturity and Interest

The Issuers issued $250.0 million in aggregate principal amount of Original Notes on July 7, 2004. The indenture provides that the Issuers may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Additional notes may not be fungible with other notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. The Issuers will issue the New Notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 1, 2012.

Interest on the notes will accrue at the rate of 9.00% per annum and will be payable semi-annually in arrears on May 1 and November 1. Interest on overdue principal and interest and Special Interest, if any, will accrue at the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions so long as such holder holds at least $100,000 aggregate principal amount of notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders of notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The Guarantors will jointly and severally, fully and unconditionally, guarantee the Issuers’ Obligations under the notes. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Optional Redemption

On or after November 1, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	104.500%
2009	102.250%
2010 and thereafter	100.000%

Additionally, at any time prior to November 1, 2008, the Issuers will be entitled, at their option, to redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of:

(1)	1.0% of the principal amount of such note; and

(2)	the excess of:

(a)	the present value at such redemption date of (1) the redemption price of such note on November 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest plus (2) all required remaining scheduled interest payments due on such note through November 1, 2008, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b)	the principal amount of such note on such redemption date.

Calculation of the Applicable Premium will be made by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2008; provided, however, that if the period from such redemption date to November 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Except pursuant to the provisions described below under “—Redemption with Proceeds of Equity Offerings” the notes will not be redeemable at the Issuers’ option before November 1, 2008.

The Issuers may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time prior to November 1, 2007, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.00% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of each such Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under “—Redemption with Proceeds of Equity Offerings,” selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of optional redemption may not be conditional on our part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A note in principal amount equal to the unredeemed portion of the note redeemed in part will be issued in the name of the holder of notes upon cancellation of the note redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Special Interest, if any, cease to accrue on notes or portions of them called for redemption, unless the Issuers default in the payment of the redemption price.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes purchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The Issuers will inform the holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” is applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under such Change of Control Offer, (2) a notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, they or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration (which consideration will not include any contingent payment obligations related to such Asset Sale, including, without limitation, earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to employees or consultants) received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or any such Restricted Subsidiary from such liabilities;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any stock or assets of the kind referred to in clause (2) or (5) of the next paragraph of this covenant;

(d)	cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale;

(e)	any Marketable Securities valued based on the Average Market Price of such Marketable Securities at the time of the consummation of such Asset Sale; and

(f)	properties and assets that are used in, or Equity Interests of a Person engaged in, a Permitted Business.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may (or enter into a legally binding agreement to), at its option, apply such Net Proceeds:

(1)	(a) to repay or prepay any and all obligations under the Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (b) in the case where the property or asset that was the subject of such Asset Sale is encumbered by a Lien of the type described in clause (6) or (7) of the definition of the term “Permitted Liens,” repay the Indebtedness that was secured by such Lien;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such Person is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure;

(4)	to deposit into the CCF Account;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets); or

(6)	to redeem or repurchase Indebtedness of an Issuer or a Guarantor that is pari passu to the notes or the Guarantees, as applicable, in an aggregate principal amount not to exceed $10.0 million in any twelve month period.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce outstanding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Any Net Proceeds that are required to be applied pursuant to a legally binding agreement but are not so applied shall constitute Excess Proceeds upon the earlier of (i) the expiration of such agreement and (ii) 545 days after the receipt of such Net Proceeds; provided that in the case of any Vessel Construction Contract such Net Proceeds shall only constitute Excess Proceeds to the extent not reinvested upon the expiration of such Vessel Construction Contract. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an offer to purchase (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be required to be purchased out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement contains prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales, and provides that any Change of Control under the indenture governing the notes constitutes an event of default under the Credit Agreement. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their other lenders to the purchase of notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition and enter into new credit facilities without such prohibition. If the Issuers do not obtain a consent or refinance, repay or replace those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors—Risks Relating to our Indebtedness—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the New Notes”.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests or (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of any direct or indirect parent of the Company;

(iii)	make any voluntary or optional principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of an Issuer or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries), other than (x) payments of principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv)	make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (14), (15) and (16) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	(i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of the property and assets other than cash received by the Company after the date of the indenture as a contribution to its equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Qualified Equity Interests, together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange, subsequent to the date of the indenture, of any Indebtedness which is convertible into or exchangeable for Qualified Equity Interests of the Company or any of its Restricted Subsidiaries; plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value of the Investment of the Company and its Restricted Subsidiaries as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company), including upon exercise of an option, of, Qualified Equity Interests or from the substantially concurrent contribution of equity capital with respect to Qualified Equity Interests to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests;

(4)	the payment of any dividend or other distribution (or, in the case of any partnership, limited liability company or similar entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiary;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries, or payments by the Company to any direct or indirect parent of the Company to permit, and which are used by, any direct or indirect parent of the Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any direct or indirect parent of the Company, in each case, held by any current or former officer, director, consultant or employee of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.5 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (5) for the immediately preceding year;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(7)	the declaration and payment of dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or any Indebtedness of an Issuer or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee, in each case, pursuant to provisions requiring an offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as and to the extent applicable, has been, or simultaneously therewith, is being, made and the Issuers have purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

(9)	payments pursuant to clause (4), (8), (9) or (10) of the covenant described under “—Transactions with Affiliates”;

(10)	the payment or distribution, to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations, amalgamations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of such payments and distributions may not exceed $1.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (10) for the immediately preceding year;

(11)	the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Company to the extent necessary, in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Company or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body; provided that the aggregate amount of such payments and distributions may not exceed $2.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (11) for the immediately preceding year;

(12)	the declaration or payment of dividends on the common stock of the Company following a public offering of such common stock, of up to 6% per annum of the net cash proceeds received by the Company in any such public offering;

(13)	loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes, not to exceed an aggregate principal amount of $2.0 million at any one time outstanding;

(14)	loans and advances by the Company or any of its Restricted Subsidiaries to directors or officers of the Company or any of its Restricted Subsidiaries to finance the purchase by such directors or officers of Equity Interests of the Company and/or its Restricted Subsidiaries, not to exceed an aggregate principal amount of $3.5 million at any one time outstanding;

(15)	the payment of regularly scheduled payments of principal of Indebtedness that is contractually subordinated to the notes or any Guarantee, which Indebtedness is issued as consideration for an acquisition, so long as no Default or Event of Default shall have occurred and be continuing;

(16)	payment of intercompany Indebtedness that is expressly subordinated to the notes and the Guarantees, the incurrence of which is permitted under clause (8) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” so long as no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; and

(17)	other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that an Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor or an Issuer may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company, an Issuer or any other Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate amount at any time outstanding under this clause (1) not to exceed $400.0 million;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence of the Original Notes, the Guarantees and the New Notes to be issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries or Acquired Debt, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding the greater of (A) $10.0 million and (B) 3.0% of Total Tangible Assets;

(5)	Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Related Assets, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(6)	Indebtedness of the Company or any Restricted Subsidiary incurred in relation to: (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Company or any Restricted Subsidiary; (ii) drydocking of any of the Vessels owned or leased by the Company or any Restricted Subsidiary for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably be expected to be recoverable from insurance on such Vessels;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (6) or (7) of this paragraph;

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that:

(a)	if an Issuer or any Guarantor is the borrower of such intercompany Indebtedness and the lender is not an Issuer or a Restricted Subsidiary of the Company, such Indebtedness must be expressly subordinated to the notes, in the case of an Issuer, or the Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer (other than pursuant to the Credit Facilities) of Equity Interests of any Restricted Subsidiary of the Company that results in such Restricted Subsidiary becoming a Person that is not a Subsidiary of the Company and (ii) any sale or other transfer

(other than pursuant to the Credit Facilities) of any such intercompany Indebtedness by the lender of such intercompany Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of the consummation of such transaction that is not permitted by this clause (8);

(9)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that is not permitted by this clause (9);

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business designed to manage interest rates or interest rate risk or protect against fluctuations in currency exchange rates or commodity prices;

(11)	the guarantee by an Issuer or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is contractually subordinated to the notes or a Guarantee, then the guarantee shall be contractually subordinated to the same extent as the Indebtedness guaranteed;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets, including, without limitation, shares of Capital Stock, to the extent that such guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments constitute Indebtedness;

(15)	the incurrence by any Foreign Subsidiary of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed at any time outstanding $2.5 million; and

(16)	the incurrence by Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the amount of cash or other assets received in consideration for such Indebtedness less principal repayments on such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the Indebtedness of the other Person that is secured by such assets.

For purposes of determining compliance with this covenant, (i) Acquired Debt shall be deemed to have been incurred by the Company or its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary of the Company (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, and (ii) the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

No Layering of Debt

The Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is by its terms (or by the terms of any agreement governing such Indebtedness) expressly subordinated to any other Indebtedness of an Issuer or of a Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the notes (in the case of Indebtedness of an Issuer) or the applicable Guarantee (in the case of Indebtedness of a Guarantor), to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of an Issuer or such Guarantor, as the case may be. The provisions of this paragraph shall not apply to Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Liens

The Issuers will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)	in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien (such Lien, the “Primary Lien”).

Any Lien created for the benefit of the holders of the notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2)	the Company or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)	the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the notes by the covenant described under “—Liens”; and

(4)	the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the provisions concerning the application of Net Proceeds).

The foregoing restrictions shall not apply to one or more Sale/Leaseback Transactions that (i) individually or in the aggregate relate to assets having in the aggregate a Fair Market Value not exceeding $5.0 million or (ii) are solely between and/or among the Company and its Restricted Subsidiaries.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements, including, without limitation, those governing Existing Indebtedness and Credit Facilities, as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the Company reasonably determines that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with such acquisition to provide funds to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts, licenses and other agreements (including, without limitation, leases) entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the Company reasonably determines that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens”;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(12)	provisions contained in any licenses, permits, leases or other accreditations with regulatory authorities of a Permitted Business entered into in the ordinary course of business; and

(13)	any agreement entered into in the ordinary course of business so long as such encumbrances and restrictions relate only to Foreign Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	reasonable director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	to the extent that the Company or one or more of its Restricted Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Company is the common parent, payment of dividends or other distributions by the Company or one or more of its Restricted Subsidiaries to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to the Company and/or its Restricted Subsidiaries and are not payable directly by the Company and/or its Restricted Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by the Company and/or its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Company and/or its Restricted Subsidiaries had the Company been the common parent of a separate tax group that included only the Company and its Restricted Subsidiaries;

(5)	any issuance of Qualified Equity Interests and the granting or performance of registration rights in respect of any Qualified Equity Interests, which rights have been approved by the Board of Directors of the Company;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or any Permitted Investment;

(7)	loans or advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding;

(8)	payments by the Company to or on behalf of any direct or indirect parent of the Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs actually incurred by any direct or indirect parent of the Company in the ordinary course of business and approved by the Board of Directors of the Company;

(9)	the agreements described in this prospectus under the caption “Certain Relationships and Related Party Transactions,” as in effect on the date of the indenture or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the notes in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby (other than payment of management fees referred to in clause (10) below));

(10)	so long as no Event of Default exists and so long as any agreements governing such management fees provide that upon an acceleration or maturity of the notes there shall be no payment of such management fees until the notes are paid in full or such acceleration is rescinded and annulled, the payment of management fees paid pursuant to the agreement described herein under the caption “Certain Relationships and Related Party Transactions—Management Agreement,” as in effect on the date of the indenture; and

(11)	the provision of services in the ordinary course of business at rates comparable to those offered to third party customers to an Affiliate which would constitute an Affiliate Transaction solely as a result of the Company or any of its Restricted Subsidiaries being in or under common control with such Affiliate.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3)	the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio at least equal to the Company’s Fixed Charge Coverage Ratio immediately preceding the transaction or be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Company will not permit an Issuer or any Subsidiary Guarantor to, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not an Issuer or such Guarantor is the surviving Person) unless:

(1)	an Issuer or such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than an Issuer or a Guarantor) expressly assumes all the obligations of such Issuer or Guarantor under the notes or Guarantee of such Guarantor, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee and, in the case of an Issuer, such survivor is a corporation or, in the case of Horizon Lines, LLC, a limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and

(2)	immediately after such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of an Issuer, a Subsidiary Guarantor or a Wholly-owned Restricted Subsidiary of such Person with an Affiliate solely for the purpose, and with the effect, of reincorporating an Issuer, a Subsidiary Guarantor or a Wholly-owned Restricted Subsidiary, as the case may be, in another jurisdiction of the United States. In addition, nothing in this “Merger, Consolidation or Sale of Assets” will prohibit (1) any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary or (2) the granting of (but not the foreclosure upon) pledges or other encumbrances pursuant to the Credit Agreement.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or cause a Default to be continuing after such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or cause a Default to be continuing after such redesignation.

Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary (other than any Foreign Subsidiary) after the date of the indenture and such Restricted Subsidiary has total liabilities on its balance sheet in accordance with GAAP in excess of $1.0 million, or if such liabilities when aggregated with those of all other such Restricted Subsidiaries that have not issued a Guarantee exceed $2.5 million, then such Restricted Subsidiary must become a Subsidiary Guarantor and shall, within ten business days of the date on which it was so acquired, created, capitalized or designated:

(1)	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers’ obligations under the notes and the indenture on the terms set forth in the indenture and

(2)	deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture; provided that the Company may elect to have the Guarantee of any of its Restricted Subsidiaries released upon not less than 5 days’ prior notice to the trustee if (i) such Restricted Subsidiary has total liabilities on its balance sheet in accordance with GAAP of $1.0 million or less and (ii) after giving effect to such release, the total liabilities on its balance sheet in accordance with GAAP of such Restricted Subsidiary aggregated with the total liabilities on their balance sheets in accordance with GAAP of all other Restricted Subsidiaries that have not issued a Guarantee are $2.5 million or less.

The Guarantee of a Subsidiary Guarantor will automatically and unconditionally (without any further action on the part of any Person) be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or an Affiliate of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the notes as provided below under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

The form of the Guarantee is attached as an exhibit to the indenture.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Ownership of Issuers

The Company will cause Horizon Lines, LLC to at all times be a Wholly-owned Restricted Subsidiary.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (if not available on the Commission’s EDGAR system), within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings, but may, at its election, deregister to the extent permitted by law.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries account for 7.5% or more of the Consolidated Cash Flow of the Company measured as if such definition applied to the Company and all its Subsidiaries and not just its Restricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time the Company is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default by the Company or any Guarantor for 30 consecutive days in the payment when due and payable of interest on, or Special Interest, if any, with respect to, the notes;

(2)	default by the Company or any Guarantor in payment when due and payable of the principal of or premium, if any, on the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after receipt by the Company or such Subsidiary, as applicable, of a written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4)	failure by Company or any of its Restricted Subsidiaries for 60 consecutive days after notice has been given to the Issuers by the trustee or to the Issuers and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding specifying the default and demanding compliance with any of the other covenants in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, whether such Indebtedness now exists or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more and such failure shall not have been cured or waived within 60 days thereof;

(6)	failure by the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7)	except as permitted by the indenture, any Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm in writing its obligations under its Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable by notice in writing to the Company and the trustee specifying such Event of Default and stating that such notice is a “Notice of Acceleration.” Upon such declaration of acceleration pursuant to a Notice of Acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall become due and payable without further action or notice; provided, however, that (a) in the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the applicable Issuer or Subsidiary, as the case may be, or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto, and (b) after any other acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal and interest accelerated as a result of such Events of Default, have been cured or waived as provided in the indenture.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, incorporator, member, manager, agent or shareholder of an Issuer or any Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note and a Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of any of the Company’s Restricted Subsidiaries released with respect to certain covenants (including all the covenants described in this description of notes) in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of or interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Company or any of its Restricted Subsidiaries or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any of its Restricted Subsidiaries or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation will become due and payable within one year under arrangements reasonably satisfactory to the trustee for the giving of a notice of redemption by the trustee in the name and at the expense of the Company.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from the trust, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption pursuant to the provisions described under “—Optional Redemption” and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by them under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees may be amended or supplemented with the consent of the Issuers and the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of the Issuers and each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7)	waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Issuers to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

(10)	modify or change any provision of the indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner that adversely affects the holders of notes; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend, waive, supplement or otherwise modify the indenture, the notes or the Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of such entity’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes;

(7)	to provide for the issuance of additional notes in accordance with the terms of the indenture;

(8)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

(9)	to comply with the rules of any applicable securities depository.

Concerning the Trustee

If the trustee becomes a creditor of either Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Horizon Lines, LLC, 4064 Colony Road, Suite 200, Charlotte, NC 28211, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that for purposes of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” only, Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance by any of the Company’s Restricted Subsidiaries of any Equity Interest of such Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a sale, lease, conveyance, transfer or other disposition of assets between or among the Company and/or its Restricted Subsidiaries;

(3)	an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company or the issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company’s percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

(4)	the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete or unused assets in the ordinary course of business;

(5)	the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment; and

(7)	sales of accounts receivable in the ordinary course of business for cash or Cash Equivalents.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate implicit in such transaction for the relevant lease period, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness required thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Market Price” means, with respect to any Marketable Securities as of any relevant date of determination the average of the Closing Price per share or other unit of such Marketable Securities for the period of five full Trading Days ending on and including the third full Trading Day prior to such relevant date of determination (appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock dividends and any other similar events affecting such security).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definitions of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf of such board; and

(2)	with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definitions of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf thereof.

“Capital Lease Obligation” means, at the time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of the government of the United States (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)	time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any U.S. commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper and variable or fixed rate notes rated P-2 or higher by Moody’s Investors Service, Inc. or A-2 or higher by Standard & Poor’s Rating Services and, in each case, maturing within nine months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CCF Account” means the Capital Construction Fund Account of Horizon Lines, LLC established pursuant to 46 App. U.S.C. § 1177.

“Change of Control” means the occurrence of any one or more of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any such “person” (as that term is used in Section 13(d) of the Exchange Act) other than to such “person” that is a Permitted Holder;

(2)	the adoption by holders of the Capital Stock of the Company of a plan for the liquidation or dissolution of the Company (other than a transaction that complies with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of Voting Stock of the Company representing more than 50% of the aggregate voting power of the Voting Stock of the Company, other than (a) to any such “person” that is a Permitted Holder or (b) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than (a) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (b) any such transaction in which the surviving Person or transferee is a Person controlled by a Permitted Holder; or

(5)	after an initial public offering of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that the Permitted Holders and any limited partners of the Equity Sponsor do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of the Company representing more than 50% of the total voting power of the Voting Stock of the Company or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of the Company.

“Closing Price” of a share or other unit of any Marketable Securities on any Trading Day is the last reported sale price for a share or other unit of such Marketable Securities on such Trading Day as reported on the principal securities exchange on which such Marketable Securities are listed or admitted for trading, the Nasdaq National Market or the principal designated offshore securities market in which such Marketable Securities are listed or admitted for trading, as applicable.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Horizon Lines Holding Corp., a Delaware corporation.

“Consolidated Cash Flow” means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to:

(1)	Consolidated Net Income for such period; plus

(2)	the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of

(a)	Fixed Charges;

(b)	provision for taxes based on income;

(c)	total depreciation expenses;

(d)	total amortization expenses;

(e)	other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); and

(f)	to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of any payments therefor less the amount of interest implicit in such payments; minus

(3)	the amount for such period (to the extent increasing such Consolidated Net Income) of non-cash items increasing such Consolidated Net Income (other than any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);

provided that the items listed in clauses (2)(a) through (e) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)	any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(2)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or dispositions of securities;

(3)	the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period;

(4)	the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that with respect to a Guarantor this clause (4) shall be applicable solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption “—Certain Covenants—Restricted Payments”;

(5)	non-cash amortization or write-off of fees and expenses incurred in connection with the Credit Facilities, the notes and any additional notes and the transactions described under the caption “The Acquisition-Related Transactions”;

(6)	any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards;

(7)	any goodwill impairment charges;

(8)	any amortization of the consideration paid for any non-competition agreements or arrangements entered into in connection with the transactions described under the caption “The Acquisition-Related Transactions”;

(9)	any management fees paid in accordance with the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” or accrued pursuant to the agreement described herein under the caption “Certain Relationships and Related Party Transactions—Management Agreement,” as in effect on July 7, 2004; and

(10)	the cumulative effect of a change in accounting principles;

provided, however, that Consolidated Net Income shall be reduced by the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date;

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3)	was nominated for election to the Board of Directors by the Permitted Holders.

“Credit Agreement” means that certain credit agreement, dated on the Issue Date, by and among the Issuers, the Guarantors, UBS AG, Stamford Branch, as administrative agent, and the lenders and other parties from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise), increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks, other institutional lenders, commercial finance companies or other similar lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an officers’ certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation of restricted payments for purposes of clause (3) of the first paragraph of the “Restricted Payments” covenant and are not counted for purposes of clause (b) of such clause (3).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase or redeem such

Capital Stock upon the occurrence of a change of control or an asset sale prior to the stated maturity of the notes will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants —Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance and sale by the Company or any direct or indirect parent of the Company of its Equity Interests (it being understood that an indirect parent shall not include the Equity Sponsor or any other Person that is a co-investor with the Equity Sponsor or any Person who has an interest in the Equity Sponsor or such other Person); provided, however, that in the case of an issuance and sale of Equity Interests of any parent, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any notes (net of any transaction fees, costs and expenses) to be redeemed are received by the Company as a contribution to its common equity capital or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

“Equity Sponsor” means Castle Harlan Partners IV, L.P.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the issuance of the notes and the borrowing under the Credit Agreement on the Issue Date and the use of proceeds therefrom.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions (including of Vessels and Related Assets) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated at the actual rate that was in effect from time to time (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or construction of a Vessel or the Capital Stock of a vessel-owning company or the financing thereof, such Person may (i) if the relevant Vessel is to be subject to a time charter with a remaining term longer than six months, apply pro forma earnings (losses) for such period for such Vessel based upon such charter, or (ii) if such Vessel is not to be subject to a time charter, is under time charter that is due to expire within six months or less, or is to be subject to charter on a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case apply earnings (losses) for such period for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet (as determined in good faith by its Board of Directors) during such period or if there is no such comparable Vessel, then based upon industry average earnings for comparable Vessels (as determined in good faith by its Board of Directors).

Additionally, any pro forma calculations may include the reduction or increase in costs for the applicable period resulting from, or in connection with, the acquisition of assets, an Asset Sale or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or (b) have been realized at the time such pro forma calculation is made or is reasonably expected to be realized as a result of actions that have been taken at the time such pro forma calculation is made, which actions shall be certified by the chief financial officer of the Company, provided that, in the case of adjustments pursuant to this clause (b), such adjustments will be set forth in a certificate signed by the Company’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Company at the time of such execution. Any such certificate will be provided to the trustee if the Company incurs Indebtedness, makes any Restricted Payment or consummates any transaction described under “—Certain Covenants—Merger, Consolidation or Asset Sale.”

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; plus

(5)	to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of interest implicit in any payments related to such Attributable Indebtedness during such period.

“Foreign Subsidiaries” means any Subsidiary of the Company which was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee” means the guarantee by each Guarantor of the Issuers’ obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Guarantors” means the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Indebtedness” means, with respect to any specified Person, any indebtedness (without duplication) of such Person (excluding accrued expenses and trade payables):

(1)	for borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (including all reimbursement obligations of such Person in respect thereof), but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than Obligations described in clauses (1), (2), (3) and (4) of this definition) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement;

(3)	in respect of bankers’ acceptances;

(4)	in respect of all Capital Lease Obligations and Attributable Indebtedness of such Person;

(5)	issued or assumed as deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that represents an accrued expense or trade accounts payable and other liabilities arising in the ordinary course of business in connection with the acquisition of such property or in connection with such services; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that an earnout or a purchase price adjustment shall only be deemed to be Indebtedness to the extent earned. In addition, the term “Indebtedness” includes all Indebtedness of other Persons referred to in clauses (1) through (6) above secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of the asset and the amount of the Indebtedness so secured, and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person to the extent of such guarantee of such Indebtedness provided by such Person. In no event will obligations or liabilities in respect of any Capital Stock constitute Indebtedness hereunder.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP but excluding extensions of trade credit or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business or prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (iii) of the definition thereof will not be deemed to be Investments.

“Issue Date” means the date of the original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any authorization to file any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Marketable Securities” means any securities listed or quoted on any national securities exchange that has registered with the Commission pursuant to Section 6(a) of the Exchange Act, the Nasdaq National Market or any designated offshore securities market as defined in Regulation S under the Securities Act; provided that such securities (i) are registered, or may otherwise be sold without restriction, under the Securities Act, (ii) are part of a class of securities that has a public float in excess of $1.0 billion and (iii) represent less than 1% of the public float of such class of securities.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale, (e) any reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (f) cash escrows (until released from escrow to the seller).

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	as to which the lenders have been notified in writing or have contractually agreed that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, costs and expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Holders” means (1) the Equity Sponsor and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with the Equity Sponsor, (2) Castle Harlan, Inc. and any successor thereto, (3) any employee, member of management or director of (including any of their Heirs) any of the foregoing entities and their respective Affiliates and (4) any group within the meaning of Section 13(d) of the Exchange Act of which a Person described in clauses (1) through (3) is a member and in which such Persons beneficially own or control a majority of the Voting Stock of the Company held by such group and which such group collectively beneficially owns or controls more Voting Stock of the Company than any other group.

“Permitted Investments” means:

(1)	any Investment in cash, Cash Equivalents or Marketable Securities;

(2)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment made for consideration consisting of Qualified Equity Interests;

(6)	any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations permitted under the indenture;

(8)	Investments in existence on the Issue Date;

(9)	Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10)	Investments in any Person engaged in a Permitted Business the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, do not exceed $5.0 million; and

(11)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $20.0 million.

“Permitted Liens” means:

(1)	Liens on assets and property of an Issuer or any of its Subsidiaries (i) securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount at any time outstanding not to exceed $400.0 million and (ii) securing Hedging Obligations owing to one or more agents or lenders under Credit Facilities or their Affiliates;

(2)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Restricted Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with such acquisition;

(5)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance or other types of social security, including Liens securing letters of credit issued in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations including those arising from regulatory, contractual or warranty requirements of the Company and its Subsidiaries, including rights of offset and setoff (in each case exclusive of obligations for the payment of borrowed money);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) of the type referred to in clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (7), shall include the Capital Stock of a Person substantially all of the assets of which is a Vessel and any Related Assets, as the context may require); provided, however, subject to clause (b) below, in the case of a Vessel, (i) except as provided in clauses (ii), (iii) and (iv) below, the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 90% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 90% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness (other than any Permitted Refinancing Indebtedness of such Indebtedness or Indebtedness that matures within one year prior to the Stated Maturity of the notes), the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred, (iii) in the case of a Sale/Leaseback Transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred and (iv) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the fair market value, as determined in good faith by the Board of Directors of the Company, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Cost for such Vessel; provided, further, however, that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)	Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, crews’ wages and maritime Liens;

(10)	Liens for salvage and general average;

(11)	Liens existing on the date of the indenture;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(14)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15)	Liens created for the benefit of (or to secure) the notes (or the Guarantees) or payment obligations to the trustee;

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens (a) are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced (other than any improvements or accessions to property or assets securing the Indebtedness so refinanced);

(17)	Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(18)	Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(19)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)	Liens related to purchase money obligations incurred for the purpose of financing a Permitted Investment so long as such Liens extend only to the assets acquired by such Permitted Investment;

(21)	Liens securing Indebtedness of Foreign Subsidiaries so long as such Liens relate only to assets and property of Foreign Subsidiaries;

(22)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (21); provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets; and

(23)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness which is not being used to concurrently refinance or defease the notes in full:

(1)	the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends in connection therewith, of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all dividends and accrued interest on such Indebtedness, Disqualified Stock or preferred stock and the amount of all fees, expenses, premiums and other amounts incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity or final redemption date not earlier than the final maturity or final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3)

if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or a Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by (i) if a Restricted Subsidiary that is not Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, any Restricted Subsidiary that is not a Guarantor or (ii) any Issuer or Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Ready for Sea Cost” means with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by the Company or any Restricted Subsidiary of the Company, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modification, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with GAAP.

“registration rights agreement” means (i) the Exchange and Registration Rights Agreement dated as of the Issue Date among the Issuers, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

“Related Asset” means, with respect to a Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Vessel, (ii) the Capital Stock of any Restricted Subsidiary of the Company owning such Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition thereof, (iv) any earnings derived from the use or operation thereof and/or any earnings account with respect to such earnings, (v) any charters, operating leases and related agreements entered into in respect of such Vessel and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease or agreement, (vi) any cash collateral account established with respect to such Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any of its Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means (i) “Special Interest” as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) “Special Interest,” “Additional Interest,” “Liquidated Damages” or similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person (or a combination thereof); and

(2)	any other Person of which at least a majority of the voting interest (without regard to the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Subsidiary Guarantor” means each Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of the indenture.

“Total Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

“Trading Day” means, with respect to any Marketable Securities, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq National Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt; and

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants —Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition) of a Vessel entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or another Wholly-owned Restricted Subsidiary of such Person.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

General

The following is a general discussion of certain United States federal income and estate tax considerations (and in the case of a non-U.S. holder (as defined below), estate tax considerations) relating to the exchange of the Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes or from holding or disposing of the New Notes. Reference to “notes” in this section of the prospectus refers to both the Original Notes and the New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, partnerships or other pass-through entities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the notes for cash at the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

Because the notes provide for the payment of liquidated damages, they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the “Contingent Payment Regulations.” Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is “remote.” We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of liquidated damages is a “remote” contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the notes. Our position for purposes of the Contingent Payment Regulations that the payment of such liquidated damages is a remote contingency as of the issue date is binding on you for U.S. federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position. The remainder of this discussion assumes that the notes will not be subject to the Contingent Payment Regulations.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U. S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)	a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder or a partnership.

Payments of Interest

Interest on a note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

Neither an exchange of Original Notes for New Notes nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Your adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged therefor. Your holding period of the New Notes will include the holding period of the Original Notes exchanged therefor.

Liquidated Damages

If payments of liquidated damages are actually made, then we will treat the payments as additional interest. If such payments were actually made, the notes would probably be treated as reissued for purposes of applying the original issue discount rules under the Code and the Treasury Regulations. The treatment of the payment of liquidated damages is however not free from doubt. It is possible that the payment could be treated as a reduction in principal.

Optional Redemption

The notes may also be redeemed prior to their stated maturity at our option or at the option of the holders under certain circumstances. We do not believe that either our or the holders’ ability to redeem or cause the redemption of the notes prior to the stated maturity thereof would affect the yield of the notes for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a note by sale, exchange or redemption, you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which will be taxed as ordinary income as described above) and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note.

Any gain or loss you recognize on a disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% (20% after 2008) on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is 28% through 2010. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-US Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the notes provided that the interest is not effectively connected with the conduct of a trade or business in the United States (referred to herein as Effectively Connected Interest) and that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of the voting stock of Horizon Lines Holding or 10% or more of the capital or profit interest in Horizon Lines within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to Horizon Lines Holding or Horizon Lines through equity ownership;

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest (other than the Effectively Connected Interest) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty.

Payments of Effectively Connected Interest will not be subject to the 30% U.S. federal withholding tax if the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or successor form) stating that such payments are for Effectively Connected Interest.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition (including a redemption) of the notes.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is Effectively Connected Interest and if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, Effectively Connected Interest will be included in earnings and profits.

Any gain realized on the sale, exchange, or redemption of notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of Horizon Lines Holding or 10% or more of the capital or profit interest in Horizon Lines (within the meaning of the Code and the Treasury Regulations) and (2) interest on those notes would not have been, if received at the time of your death, Effectively Connected Interest.

Information Reporting and Backup Withholding

Under current Treasury Regulations, payments on the sale, exchange or other disposition (including a redemption) of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person, 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale for up to 180 days after the Exchange Offer has been completed. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated balance sheet as of December 26, 2004 and the consolidated balance sheet of Predecessor-A as of December 21, 2003 and our related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity and schedule for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004, and the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, as set forth in their report included herein. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the New Notes, we refer you to the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copies at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Horizon Lines Holding Corp.

We have audited the accompanying consolidated balance sheets of Horizon Lines Holding Corp. and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity of Horizon Lines Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002. Our audits also included the financial statement schedule of Horizon Lines Holding Corp. and subsidiaries and Predecessor-A and Predecessor-B listed in the index on page F-1. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Lines Holding Corp. and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003, and the consolidated and combined results of operations and cash flows of Horizon Lines Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/     ERNST & YOUNG LLP

Greensboro, North Carolina

February 15, 2005

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except share amounts)

	Predecessor – A	Horizon Lines Holding Corp.
	December 21, 2003	December 26, 2004
Assets
Current assets:
Cash and cash equivalents	$41,811	$56,264
Accounts receivable, net of allowance	106,428	110,801
Income tax receivable	—	9,354
Deferred tax asset	—	4,055
Materials and supplies	19,179	21,680
Other current assets	4,688	7,019

Total current assets	172,106	209,173
Property and equipment, net	179,713	190,123
Customer contracts, net	47,929	130,319
Trademarks, net	—	61,710
Goodwill	66,401	306,680
Deferred financing costs, net	5,248	18,847
Deferred tax asset	—	80,280
Other long term assets	21,157	15,640

	$492,554	$1,012,772

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,921	$25,275
Income taxes payable	1,145	—
Related party rolling stock rent	16,996	—
Current portion of deferred tax liability	—	1,683
Current portion of long-term debt	—	2,500
Other accrued liabilities	84,852	114,167

Total current liabilities	125,914	143,625
Long-term debt, net of current	164,750	496,875
Preferred units of subsidiary	49,552	—
Deferred tax liability	4,201	136,538
Deferred rent	49,508	44,949
Other long-term liabilities	1,769	2,429

Total liabilities	395,694	824,416

Stockholders’ Equity
Common stock, $.01 par value, 1,000,000 shares authorized and 800,000 shares issued and outstanding	8	8
Additional paid in capital	79,992	179,486
Accumulated other comprehensive (loss) income	(302)	71
Retained earnings	17,162	8,791

Total stockholders’ equity	96,860	188,356

	$492,554	$1,012,772

The accompanying notes are an integral part of these

consolidated financial statements

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share amounts)

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp.
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Operating revenue	$804,424	$138,411	$747,567	$498,430	$481,898
Operating expenses:
Operating expense	658,053	121,862	596,369	402,875	377,468
Depreciation and amortization	17,977	3,053	26,901	20,937	24,633
Amortization of vessel drydocking	14,988	3,221	13,122	8,743	7,118
Selling, general and administrative	75,174	11,861	68,203	43,323	40,534
Miscellaneous expense (income), net	824	935	2,238	1,891	269

Total operating expenses	767,016	140,932	706,833	477,769	450,022

Operating income (loss)	37,408	(2,521)	40,734	20,661	31,876
Other expense (income)
Interest expense	7,133	467	8,519	5,111	17,682
Interest expense – preferred units of subsidiary	—	—	4,477	2,686	—
Other expense (income), net	(5,183)	22	—	7	15

Income (loss) before income taxes	35,458	(3,010)	27,738	12,857	14,179
Income tax expense (benefit)	13,707	(961)	10,576	4,896	5,388

Net Income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,791

Net income (loss) per share:
Basic	*	*	$21.45	$9.95	$10.99
Diluted	*	*	$19.57	$8.94	$10.99
Number of shares in calculations:
Basic	*	*	800,000	800,000	800,000
Diluted	*	*	876,805	890,138	800,000

*	For the periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

The accompanying notes are an integral part of these

consolidated and combined financial statements

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Cash flows from operating activities:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,791
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	17,977	3,053	24,255	19,385	15,187
Amortization	—	—	2,646	1,552	9,446
Amortization of vessel dry docking	14,988	3,221	13,122	8,743	7,118
Amortization of deferred financing costs	—	—	438	550	1,230
Deferred income taxes	(16,969)	(12)	3,701	6,935	10,672
Gain on equipment disposals	(2,049)	—	(74)	24	(140)
Other operating activities	(91)	—	—	1,765	—
Accretion of preferred units of subsidiary	—	—	4,477	2,686	—
Changes in operating assets and liabilities:
Accounts receivable	(11,550)	(2,989)	14,678	(17,645)	8,633
Due to/from affiliates	(241)	—	—	—	—
Materials and supplies	(4,438)	(1,634)	384	(3,020)	(161)
Other current assets	2,778	(127)	(1,786)	(6,152)	4,181
Accounts payable	(8,091)	3,041	1,762	200	(5,049)
Accrued liabilities	—	(22,815)	12,159	(13,152)	26,289
Income taxes receivable	—	—	—	—	(9,354)
Other assets/liabilities	—	(12,509)	480	(2,562)	(922)

Net cash provided by (used in) operating activities	14,065	(32,820)	93,404	7,270	75,921

Cash flows from investing activities:
Purchase of equipment	(19,298)	(18,470)	(16,680)	(21,889)	(11,000)
Acquisition of company	—	—	(296,172)	—	(663,031)
Payment of transaction costs in connection with acquisition	—	—	(18,828)	—	(246)
Proceeds from the sale of equipment	17,173	—	74	1,399	354
Maturity of FNMA notes	23,100	—	—	—	—
Purchases of short term investments	(26,009)	—	—	—	—
Vessel drydocking payments	(15,905)	(4,507)	(12,029)	(10,198)	(2,075)
Other investing activities	129	—	(590)	(150)	—

Net cash used in investing activities	(20,810)	(22,977)	(344,225)	(30,838)	(675,998)

Cash flows from financing activities:
Initial capitalization of Company	—	—	80,000	—	157,031
Borrowing under term loans	—	—	235,000	—	250,000
Issuance of senior notes	—	—	—	—	250,000
Borrowing on line of credit	—	—	—	—	6,000
Payment on line of credit		—	—	—	(6,000)
Principal payments on long-term debt	—	—	(10,250)	—	(625)
Distribution to holders of preferred units of subsidiary	—	—	(15,000)	—	—
Capital contribution	—	15,967	—	—	—
Payments on capital lease obligation	—	—	(30)	(87)	(65)

Net cash (used in) provided by financing activities	—	15,967	289,720	(87)	656,341

Net increase (decrease) in cash and cash equivalents	(6,745)	(39,830)	38,899	(23,655)	56,264
Cash and cash equivalents at beginning of period	47,087	40,342	2,912	41,811	—

Cash and cash equivalents at end of period	$40,342	$512	$41,811	$18,156	$56,264

The accompanying notes are an integral part of these

consolidated and combined financial statements

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

($ in thousands)

Horizon Lines Holding Corp.	Accumulated Other Comprehensive Income (Loss)	Common Stock	Additional Paid In Capital	Retained Earnings	Stockholders’ Equity
Stockholders’ equity at July 07, 2004	$—	$—	$—	$—	$—
Initial capitalization	—	8	169,992	—	170,000
Tax benefit from stock option deduction	—	—	9,494	—	9,494
Net income for the period July 07, 2004 through December 26, 2004	—	—	—	8,791	8,791
Change in fair value of fuel fixed priced contract	129	—	—	—	129
Unrealized gain (loss) on pension	(58)	—	—	—	(58)

Comprehensive income					8,862

Stockholders’ equity at December 26, 2004	$71	$8	$179,486	$8,791	$188,356

Predecessor – A	Accumulated Other Comprehensive Loss	Common Stock	Additional Paid In Capital	Retained Earnings	Stockholders’ Equity
Stockholders’ equity at February 27, 2003	$—	$—	$—	$—	$—
Initial capitalization	—	8	79,992	—	80,000
Change in fair value of interest rate contract	(302)	—	—	—	(302)
Net income for the period February 27, 2003 through December 21, 2003	—	—	—	17,162	17,162

Comprehensive income					16,860

Stockholders’ equity at December 21, 2003	$(302)	$8	$79,992	$17,162	$96,860
Change in fair value of interest rate contract	286	—	—	—	286
Net income for the period December 22, 2003 through July 6, 2004	—	—	—	7,961	7,961

Comprehensive income					8,247
Grant of stock options	—	—	1,765	—	1,765

Stockholders’ equity at July 6, 2004	$(16)	$8	$81,757	$25,123	$106,872

Predecessor – B	Parent’s Net Investment	Retained Earnings	Total
Parent’s net investment at December 23, 2001	$56,874	$13,280	$70,154
Net income for the period December 24, 2001 through December 22, 2002	—	21,751	21,751
Contributed capital	22,080	—	22,080

Parent’s net investment at December 22, 2002	78,954	35,031	113,985
Net loss for the period December 23, 2002 through February 26, 2003	—	(2,049)	(2,049)
Contributed capital	17,766	—	17,766

Parent’s net investment at February 26, 2003	$96,720	$32,982	$129,702

The accompanying notes are an integral part of these

consolidated and combined financial statements

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

($ in thousands)

1.    Basis of Presentation and Operations

Horizon Lines Holding Corp. (the Company) operates as a holding company for Horizon Lines, LLC (HL), a Delaware corporation and wholly-owned subsidiary and Horizon Lines of Puerto Rico, Inc. (HLPR) a Delaware corporation and wholly-owned subsidiary. HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A”. The Company is the subsidiary of H-Lines Finance Holding Corp., which is the subsidiary of H-Lines Holding Corp.

The accompanying consolidated and combined financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows commencing on July 7, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., H-Lines Holding Corp., H-Lines Subcorp., a wholly owned subsidiary of H-Lines Holding Corp., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with Predecessor-A as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon H-Lines Holding Corp. became the holder of all of the outstanding common stock of Predecessor-A. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of H-Lines Holding Corp. or to retain their existing options for shares of the common stock of the Company. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by the Company upon the exercise of such retained options are subject to exchange, at the option of H-Lines Holding Corp. (or the holders of such shares), with H-Lines Holding Corp. for shares of common stock and preferred stock of H-Lines Holding Corp. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

The following table sets forth the preliminary estimated allocation of the purchase price in connection with the Merger ($ in thousands):

Working Capital	$66,377
Property & equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

The following unaudited pro forma information presents the results of operations of the Company as if the Merger had taken place at the beginning of each respective period. Pro forma adjustments have been made to reflect additional interest expense from debt associated with the Merger. ($ in thousands):

For the Period from December 22, 2003

through July 6, 2004

(Unaudited)

Operating revenue	$498,430
Operating revenue	20,036
Net loss	(2,451)

For the Period from February 27, 2003

through December 21, 2003

(Unaudited)

Operating revenue	$747,567
Operating revenue	38,484
Net income	5,221

The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the Merger occurred at the beginning of the respective periods.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

On February 27, 2003 Predecessor-A acquired 84.5% of the outstanding capital of CSX Lines, LLC for approximately $293.2 million and 100% of the outstanding stock of CSX Lines of Puerto Rico, Inc. for approximately $3.0 million. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market values of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired including separately identifiable intangible assets approximated $55.0 million and was allocated to goodwill. The purchase prices were allocated as follows ($ in thousands):

	Horizon Lines, LLC	Horizon Lines of Puerto Rico, Inc.
Working capital	$20,092	$(3,211)
Property and equipment	180,271	6,166
Goodwill	54,995	—
Customer contracts	50,234	—
Unfavorable lease agreements	(53,169)	—
Other, net	40,749	45

Purchase price	$293,172	$3,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 26, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represents that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

Prior to the purchase transactions on February 27, 2003, the combined company CSX Lines, LLC (Predecessor-B or CSX Lines), and its wholly owned subsidiary was a stand-alone wholly owned entity of CSX Corporation (CSX). The condensed and combined statements of operations and cash flows for the period December 23, 2002 through February 26, 2003 represent the combined financial statements of those respective entities and all significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting from that of Predecessor-A. As a result of the transaction on February 26, 2003 and the application of purchase accounting, financial information for the period after February 26, 2003 through July 6, 2004 represents that of Predecessor-A, which is presented on a different basis of accounting from that of Predecessor-B.

2.    Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents of the Company consist principally of cash held in banks and short term investments having a maturity of three months or less at the date of acquisition. Cash and cash equivalents of Predecessor-B consist principally of balances held under a Cash Management and Credit Facility with a subsidiary of CSX and short-term investments having a maturity of three months or less.

Accounts Receivable

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. The Company does not require collateral from its trade customers. The allowance for doubtful accounts approximated $7.9 million at December 26, 2004 and $11.0 million at December 21, 2003.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Materials and Supplies

Materials and supplies consist primarily of fuel inventory held aboard vessels and inventory held for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Routine maintenance, repairs, and removals are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets or over the terms of capital leases. The estimated useful lives of buildings, chassis and cranes are 25 years and range from 3 to 18 years for other depreciable assets.

Certain costs incurred in the development of internal-use software are capitalized. Software is amortized using the straight-line method over its estimated useful life of three years.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Drydocking

United States Coast Guard regulations generally require that vessels be drydocked twice every five years. These costs are amortized over a 30-month period beginning with the accounting period following the vessel’s release from drydock.

Intangible Assets

Intangible assets consist of goodwill, customer contracts, trademarks, and debt issuance costs all of which are related to the Merger on July 7, 2004. The Company amortizes customer contracts on a straight line basis over the expected useful lives of 15 to 18 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $15.3 million. The Company also amortizes trademarks on a straight line basis over the expected life of the related trademarks of 15 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $4.3 million. The Company amortizes debt issue cost on a straight line basis over the term of the related debt, which approximates the interest yield method. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $1.0 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”, goodwill and other intangible assets with indefinite useful lives are no longer amortized but are subject to annual undiscounted cash flow impairment tests. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit would be calculated. If the calculated fair value is less than the carrying amount, an impairment loss would be recognized.

Revenue Recognition

Transportation revenue and a corresponding accrual for the estimated cost to complete delivery are recorded when cargo first sails from its port of origin. Terminal and other service revenue and related cost of sales are recognized after services are performed.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Casualty and Other Reserves

The Company is self-insured for a portion of its marine and non-marine exposures. Reserves are established based on the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events.

Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which requires that all derivative instruments be recognized in the financial statements at fair value.

The Company utilizes derivative instruments, tied to the U.S. Gulf bunker index, to hedge a portion of its exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. The Company does not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties.

Predecessor-A used derivative financial instruments to manage its exposure to movements in interest rates. The use of these financial instruments modified the exposure of these risks with the intent to reduce the risk to Predecessor-A. Predecessor-A did not use financial instruments for trading purposes, nor does it use leveraged financial instruments. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties and periodic settlements.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable.

The Company and its subsidiaires are included in the consolidated federal income tax return filed by H-Lines Holding Corp. The consolidated federal income tax expense or benefit is allocated to the Company and its subsidiaries as though the Company had filed a separate consolidated income tax return.

Stock-based Compensation

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations”. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Predecessor-A’s stock at the date of the grant over the amount an employee must pay

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, the Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	For the Period February 27, 2003 through December 21, 2003	For the Period December 22, 2003 through July 6, 2004
Net income as reported	$17,162	$7,961
Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	(210)	(2,055)
Add: Total stock-based compensation expense recorded under APB 25	—	1,765

Pro forma net income	$16,952	$7,671

Basic net income per share:
As reported	$21.45	$9.95
Pro forma	$21.19	$9.59
Diluted net income per share:
As reported	$19.57	$8.94
Pro forma	$19.33	$8.62

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in fiscal year 2003 was estimated to be $100. The fair market value of the Company’s stock is determined by the Predecessor-A’s Board of Directors. The fair value of options granted is estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 Years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

Pension Benefits

The Company has a noncontributory pension plan covering certain union employees. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Amounts recorded for the pension plan reflects estimates related to future interest rates, investment returns, and employee turnover. The Company reviews all assumptions and estimates on an ongoing basis.

The Company records an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

computed using the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options and warrants using the treasury-stock method and from convertible preferred stock using the “if converted” method.

Fiscal Period

The fiscal period of the Company began on July 7, 2004, the date of the Merger and closed on December 26, 2004. The fiscal period of the Company typically ends on the last Sunday of the calendar year. The fiscal period of Predecessor-A and Predecessor-B also typically ended on the last Sunday of the calendar year, December 21, 2003 for fiscal year 2003, and December 22, 2002 for fiscal year 2002. Due to the purchase transaction on February 26, 2003, the last fiscal period of the Predecessor-B began on December 23, 2002 and ended on February 26, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates in reporting the amounts of certain revenues and expenses for each fiscal year and certain assets and liabilities at the end of each fiscal year. Actual results may differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees”. FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The proforma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the second quarter of fiscal 2005. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current proforma disclosures under SFAS 123.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets – An Amendment of APB No. 29, Accounting for Nonmonetary Transactions” (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the second quarter of fiscal 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Supplemental Cash Flow Information

During the period July 7, 2004 through December 26, 2004, the Company earned, through the exercise of stock options, a tax benefit totaling $9.5 million which was recorded through additional paid in capital. The initial capitalization of the Company included a $13.0 million rollover of equity of Predecessor-A held by management. During the period ended December 21, 2003, Predecessor-A obtained equipment with a value of $850 through a capital lease. During the period December 23, 2002 through February 26, 2003, CSX assumed $1,799 of the Predecessor-B liabilities through a capital contribution. Cash payments for interest and taxes were as follows ($ in thousands):

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp.
	December 24, 2001 through December 22, 2002	December 23, 2002 through February 26, 2003	February 27, 2003 through December 21, 2003	December 22, 2003 through July 6, 2004	July 7, 2004 through December 26, 2004
Interest	$8,871	$—	$6,544	$3,999	$9,778
Taxes	$47,044	$—	$5,730	$154	$4,070

3.    Property and Equipment

Property and equipment consist of the following ($ in thousands):

	Predecessor – A	Horizon Lines Holding Corp.
	December 21, 2003	December 26, 2004
Vessels	$104,304	$106,686
Containers	25,097	25,366
Chassis	13,712	13,443
Cranes	12,141	13,284
Machinery & equipment	13,125	11,569
Facilities & land improvement	4,714	4,250
Software	25,962	29,099
Other	1,195	1,613

Total property and equipment	200,250	205,310
Accumulated depreciation	(20,537)	(15,187)

Property and equipment, net	$179,713	$190,123

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

4.    Intangible Assets

Intangible assets consist of the following ($ in thousands):

	Predecessor – A	Horizon Lines Holding Corp.
	December 21, 2003	December 26, 2004
Customer contracts	$50,234	$137,675
Trademarks	—	63,800
Deferred finance costs	6,027	20,077

Total intangibles with definite lives	56,261	221,552
Less: Amortization	(3,084)	(10,676)

Net intangibles with definite lives	53,177	210,876
Goodwill	66,401	306,680

Total intangible assets	$119,578	$517,556

5.    Other Accrued Liabilities

Other accrued liabilities consist of the following ($ in thousands):

	Predecessor – A	Horizon Lines Holding Corp.
	December 21, 2003	December 26, 2004
Accrued marine operations	$9,543	$12,301
Accrued terminal operations	7,793	10,842
Accrued vessel and rolling stock rent	13,094	24,024
Accrued vessel operations	19,321	20,452
Accrued fuel	5,027	7,537
Accrued bonus	8,700	10,200
Accrued interest	858	6,306
Other accrued liabilities	20,516	22,505

Total other accrued liabilities	$84,852	$114,167

6.    Long Term Debt

In connection with the Merger dated July 7, 2004, the Company borrowed $256.0 million under a senior credit facility and $250.0 million through the issuance of 9.0% senior notes. The 9% senior notes are due in 2012. The senior secured credit facility is comprised of a $250.0 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009. The $6.0 million borrowed under the revolving credit facility was repaid in August 2004. No amounts were outstanding under the revolving credit facility at December 26, 2004.

Borrowings under the senior credit facility bear interest at the Company’s choice of LIBOR or the base rate, in each case, an applicable margin, subject to adjustment based on a pricing grid. The interest rate at December 26, 2004 approximated 4.73%. The Company is also charged a commitment fee on the daily unused amount of the revolving credit facility during the availability period based upon a rate of 0.50%.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

The senior credit facility requires the Company to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, and other things customarily restricted in such agreements. The senior credit facility is secured by the assets of the Company. The 9.0% senior notes also contain restrictive covenants including limiting incurrence of additional indebtedness, dividends and restrictions customary in such agreements.

During December 2004, the Parent issued 11% senior discount notes with a $160.0 million aggregate principal amount at maturity. Cash flows from the operations of the Company will be utilized to service the senior discount notes.

The 9.0% senior notes had a yield of 107.5 at December 26, 2004. The fair value of the senior credit facility was not significantly different than the carrying value at December 26, 2004.

Amounts due under long term debt arrangements are as follows at December 26, 2004 ($ in thousands):

Current	$2,500
2006	2,500
2007	2,500
2008	2,500
2009	2,500
2010 and thereafter	486,875

$499,375

On February 27, 2003, Predecessor-A entered into an agreement with a consortium of lenders to borrow $175.0 million in term debt. The borrowings incurred interest at a floating three month LIBOR rate. Principal and interest were due based upon scheduled installments as defined in the agreement with the last payment due on February 27, 2009. The agreement allowed Predecessor-A to borrow up to $25 million under a line of credit arrangement. Predecessor-A was charged a commitment fee of .5% per annum on the unused line. No amounts were outstanding under the line of credit at December 21, 2003. The assets of HL served as collateral under the agreement. At December 21, 2003, the fair value of the long term debt was not significantly different from the carrying amount. In connection with the Merger transaction on July 7, 2004, the outstanding term debt was repaid.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

7.    Net Income (Loss) Per Common Share

In accordance with SFAS 128, “Earnings Per Share,” basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method ($ in thousands, except shares and per share amounts):

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Numerator:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$8,791

Denominator:
Denominator for basic income (loss) per common share:

Weighted average shares outstanding	*	*	800,000	800,000	800,000

Effect of dilutive securities:
Stock options			76,805	90,138	—
Denominator for diluted net income (loss) per common share	*	*	876,805	890,138	800,000

Basic net income (loss) per common share	*	*	$21.45	$9.95	$10.99

Diluted net income (loss) per common share	*	*	$19.57	$8.94	$10.99

*	For the periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

8.    Mandatorily Redeemable Preferred Units

In connection with the purchase transaction on February 27, 2003, Predecessor-A issued 60,000 voting senior preferred units to CSX. The holders of the outstanding senior preferred units were entitled to receive a preferential return equal to 10% per annum, which accrued and was compounded annually, before any distributions were made with respect to any other common units. The senior preferred units and the accreted preferred return were included in the preferred units of subsidiary caption on the balance sheet at December 21, 2003.

Predecessor-A had the option to redeem the senior preferred units at any time after May 27, 2005, in whole at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns. The senior preferred units were mandatorily redeemable by Predecessor-A at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns at the earliest of February 27, 2010 or a change in control of Predecessor-A. After receiving appropriate approval, the Company redeemed $15.0 million of preferred units during the year ended December 21, 2003.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

In connection with the Merger on July 7, 2004, the remaining preferred units of Predecessor-A were redeemed at an amount equal to the unreturned capital contribution plus accrued preferential returns totaling $58.9 million.

9.    Derivative Financial Instruments

During 2004, the Company entered into two fuel swap contracts to fix the price of fuel purchases during the month of December and for purchases in the first quarter of 2005, respectively. The contracts were accounted for as cash flow hedges. Accordingly, the Company recorded the fair value of the hedge contracts in other current assets and accumulated other comprehensive income. The fair value of the hedges approximated $0.2 million at December 26, 2004.

During 2003, Predecessor-A entered into a swap agreement with a bank to fix the floating interest rates on the long-term debt up to a notional amount of approximately $40.9 million. The agreement was accounted for as a cash flow hedge. Accordingly, Predecessor-A recorded the fair value of the hedge, which approximated $0.03 million at December 21, 2003, and was recorded in other long term liabilities and accumulated other comprehensive loss.

10.    Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long term leases generally include provision for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $35.9 for the period from July 7, 2004 through December 26, 2004. Predecessor-A leased certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally included provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $43.5 million and $65.0 million for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 through December 21, 2003, respectively. The Predecessor-B leased certain equipment and facilities under operating lease agreements. Rent expense for the period December 23, 2002 through February 26, 2003 and rent expense for the periods ending December 22, 2002, totaled $13.8 million and $45.4 million, respectively.

Predecessor-B leased rolling stock under sale lease-back transactions. Rent expense under these transactions for the period ending December 22, 2002 totaled $37.3 million, which was offset by the amortization of a deferred gain of $1.9 million for the period ending December 22, 2002.

The Company and Predecessor-A lease certain equipment under a capital lease agreement. The net book value of this equipment totaled $0.7 million at December 26, 2004 and $0.7 million at December 21, 2003. Amortization expense for equipment under the capital lease totaled $0.1 million for the period from July 7, 2004 through December 26, 2004, $0.1 million for the period from December 22, 2003 through July 6, 2004, and $0.1 million for the period ending December 21, 2003.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Future minimum lease obligations at December 26, 2004 are as follows ($ in thousands):

Period Ending December	Non-Cancelable Operating Leases	Capital Lease
2005	$56,722	$193
2006	39,919	193
2007	58,631	193
2008	29,885	162
2009	29,769	—
Thereafter	147,391	—

Total future minimum lease obligation	$362,317	741

Less: Amounts representing interest		73

Present value of future minimum lease obligation		668
Current portion of capital lease obligation		161

Long term portion of capital lease obligation		$507

11.    Related Parties

Predecessor-B, through its parent company SL Service, Inc., had a Cash Management and Credit Facility (Credit Facility) with CSX Business Management, Inc., a wholly-owned subsidiary of CSX, which provided financing to meet general working capital requirements. Under the agreement, borrowings and repayments were generally determined on a daily basis by the net domestic cash used or generated by Predecessor-B and bear interest. Borrowings and cash reserves under the Credit Facility incurred interest at a variable rate, as defined (2.85% at December 22, 2002). Predecessor-B had a cash reserve $45.9 million under the facility at December 22, 2002, which is included in cash and cash equivalents. Interest income from CSX related to the Cash Management and Credit Facility was $1.0 million for the fiscal year ending December 22, 2002. Interest income for the period December 23, 2002 through February 26, 2003 was not material.

Included in Selling, General and Administrative expense are amounts related to management services fees charged by the Company’s equity sponsor. These fees totaled $1.5 million for the period July 7, 2004 through December 26, 2004. Included in the same caption are amounts related to management services fees charged by Predecessor-A’s equity sponsor which totaled $0.25 million for the period December 22, 2003 through July 6, 2004, and $0.30 million for the period ending December 21, 2003. At December 26, 2004, approximately $1.5 million of prepaid fees are included in other current assets.

Predecessor-B also incurred management fees charged by CSX and data processing related charges from CSX Technology, Inc. (CSX Technology), a wholly-owned subsidiary of CSX. The management services fee charged by CSX represents compensation for certain corporate services provided to Predecessor B. In addition, another CSX subsidiary, CSX World Crane Services, provided labor for maintaining Predecessor-B’s cranes in Puerto Rico which are included in Marine expense of Predecessor-B. The net expenses relating to the above arrangements with CSX, CSX Technology and CSX World Crane Services were $3.1 million for the fiscal year ending December 22, 2002. These amounts were not material during the period December 23, 2002 through February 26, 2003.

Predecessor-B maintained insurance coverage which transferred substantially all risk of loss, subject to coverage limits, related to workers compensation, automobile, and general liability except for seamen’s injury

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

claims to CSX Insurance Company (CSX Insurance), an insurance company owned by CSX. Accordingly, loss reserve accruals for such claims were not required, except for per claim deductible amounts. Predecessor-B paid premiums and made loss reimbursements to CSX of approximately $1.0 million for the period December 23, 2002 through February 26, 2003 and $4.6 million during the period ending December 22, 2002.

Predecessor-B purchased certain intermodal services from CSX Intermodal (CSXI), a wholly owned subsidiary of CSX under an operating agreement. Predecessor-B purchased rail services from CSXI, for the geographic areas they serve, at market rates. The cost of these services totaled $24.7 million for the period ending December 22, 2002. Predecessor-B purchased rail transportation directly from rail carriers not affiliated with CSX in other geographic areas.

Predecessor-A was a lessee in an operating sublease agreement with CSX. Predecessor-A leased containers and vessels under these agreements. Lease expense during the period December 22, 2003 through July 6, 2004 and for the period February 27, 2003 through December 21, 2003 totaled $16.6 million and $21.8 million, respectively.

Predecessor-B leased vessels and equipment under various sale-leaseback transactions. Interest expense included a guarantee fee of $1.9 million for the period ending December 22, 2002 charged by CSX under this guarantee arrangement. No fee was charged during the period December 23, 2002 through February 26, 2003.

12.    Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is vested with respect to Company contributions immediately. The Company matches employee contributions up to 6% of qualified compensation. The total cost for this benefit for the period July 7, 2004 through December 26, 2004 totaled $0.8 million. Prior to July 7, 2004 Predecessor-A maintained the plan. The total cost to Predecessor-A for the period from December 22, 2003 through July 6, 2004 totaled $1.0 million and the cost for the period from February 27, 2003 through December 21, 2003 totaled $1.4 million.

CSX and its subsidiaries, including Predecessor-B, maintained savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $0.1 million for the period December 23, 2002 through February 26, 2003 and $0.7 million for the period ending December 22, 2002.

Pension Plans

The Company sponsors a defined benefit plan for certain employees. The plan provides for retirement benefits based upon years of service. No pension benefits are based upon changes in compensation. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes.

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Changes in projected benefit obligation during the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Projected benefit obligation at July 7, 2004	$1,568
Service cost	205
Interest cost	98
Amendments	—
Actuarial (gain) or loss	95
Benefits paid	—
Settlements	N/A
Curtailments	N/A
Special or contractual termination benefits	N/A

Projected benefit obligation at December 26, 2004	$1,966

Changes in plan assets during the period July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Fair value of plan assets at July 7, 2004	$29
Actual return on plan assets	4
Employer contribution	16
Benefits paid	—
Settlements	N/A

Fair value of plan assets at December 26, 2004	$49

With a measurement date of December 26, 2004, the funded status at December 26, 2004 is as follows ($ in thousands):

Fair value of plan assets	$49
Projected benefit obligation	1,966

Funded status	(1,917)
Unrecognized prior service cost	—
Unrecognized net loss or (gain)	94
Unrecognized net transition obligation or (asset)	1,436

Net amount recognized	$(387)

Amounts recognized in the balance sheet as of December 26, 2004 are as follows ($ in thousands):

Prepaid pension asset/(accrued pension liability)	$(1,917)
Intangible asset	1,436
Accumulated other comprehensive loss	94

Net amount recognized	$(387)

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

Net periodic pension costs for the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Service cost	$205
Interest cost	98
Expected return on assets	(3)
Amortization of unrecognized net obligation or (asset) existing at the date of the initial application of FASB Statement No. 87 transition obligation or (asset)	103
Recognition of net loss or (gain) from earlier periods	—
Amortization of unrecognized prior service cost	—
Recognition of loss or (gain) due to settlement	N/A
Recognition of loss or (gain) due to curtailment	N/A

Net periodic pension cost	$403

Significant assumptions used at December 26, 2004 were as follows:

Weighted-average discount rate used in determining net periodic pension costs	6.25%
Weighted-average rate of compensation increase	0.00%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic pension costs	7.50%
Weighted-average discount rate used in determination of projected benefit obligation	6.00%

Expected Company contributions during 2005 total $0.4 million. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in thousands):

Fiscal Year End	Pension Benefit
2005	$4
2006	4
2007	7
2008	30
2009	30
2010 and thereafter	539

CSX and its subsidiaries, including SL Service, Inc. and Predecessor-B, sponsored defined benefit pension plans principally for salaried employees. The plans provided eligible employees with retirement benefits based principally on years of service and compensation levels near retirement. SL Service, Inc. allocated to Predecessor-B a portion of the net pension expense for the Sea-Land Pension Plan based on the Predecessor-B’s relative level of participation in the plan, which considers the assets and personnel that are included in the plan. No amounts were allocated for the period December 23, 2002 through February 26, 2003. The allocated expense from the Sea-Land Pension Plans amounted to $2.3 million for the periods ending December 22, 2002.

Other Post-retirement Benefit Plans

In addition to the CSX defined benefit pension plans, Predecessor-B participated with CSX and other affiliates in two defined benefit postretirement plans that provided medical and life insurance benefits to most full-time salaried employees upon their retirement. The postretirement medical plan is contributory, with retiree

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

contributions adjusted annually. The life insurance plan is non-contributory. CSX allocated to Predecessor-B a portion of the expense for these plans based on Predecessor-B’s relative level of participation. The allocated expense from CSX for the period ending December 22, 2002 was $1.1 million. The amount allocated for the period December 23, 2002 through February 26, 2003 was not material.

Other Plans

Under collective bargaining agreements, the Company, Predecessor-A and Predecessor-B participate in a number of union-sponsored, multi-employer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is generally recognized as contributions are funded. The Company made contributions of $5.0 million during the period from July 7, 2004 through December 26, 2004. Predecessor-A made contributions of $5.2 million during the period from December 22, 2003 through July 6, 2004 and $8.8 million during the period February 27, 2003 through December 21, 2003. Predecessor-B made contributions of $1.6 million and $8.5 million to these plans during the period December 23, 2002 through February 26, 2003 and for the periods ending December 22, 2002, respectively. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, may result in higher contributions to these plans. Moreover, if the Company exits these markets, it may be required to pay a potential withdrawal liability if the plans were unfunded at the time of the withdrawal. However, the Company is unable to determine the potential amount of liability at this time. Any adjustments will be recorded when it is probable that a liability exists and it is determined that markets will be exited.

13.    Stock Options

Predecessor-A had a stock option plan under which options to purchase common stock were granted to officers, key employees and directors at prices equal to fair market value on the date of grant. Prior to the Merger on July 7, 2004, there were 90,138 shares of common stock reserved for options under the plan. Thirty percent of stockholder options vested over a period of five years commencing on December 31, 2003. The remaining seventy percent vested fourteen percent per year over five years, if predetermined financial targets (as defined in the agreement) were met in the respective years by the Company. Options granted and the weighted average price of those options totaled as follows prior to the Merger on July 7, 2004:

	Shares Granted	Weighted Average Option Price
For the period December 22, 2003 through July 7, 2004	13,333	$199
For the period February 27, 2003 through December 21, 2003	76,805	$100

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

14.    Income Taxes

Income tax (expense) benefits are as follows ($ in thousands):

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2003 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit):
Current:
Federal	$28,303	$—	$6,248	$1,587	$659
State/Territory	2,373	—	627	341	85

Total current	30,676	—	6,875	1,928	744

Deferred:
Federal	(15,560)	(856)	3,268	2,806	4,379
State/Territory	(1,409)	(105)	433	162	265

Total deferred	(16,969)	(961)	3,701	2,968	4,644

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$5,388

The difference between the income tax expense and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are as follows ($ in thousands):

	Predecessor – B		Predecessor – A		Horizon Lines Holding Corp.
	Year Ended December 22, 2002	For the period December 23, 2003 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit) at statutory rates:	$12,410	$(1,054)	$9,708	$4,500	$4,963
State/Territory taxes, net of federal income tax benefit	627	(53)	607	258	350
Tax credits	—	—	(101)	—	—
Other Items	670	146	3,701	2,968	4,644

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$5,388

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

The Components of deferred tax assets and liabilities are as follows ($ in thousands):

	Predecessor – A	Horizon Lines Holding Corp.
	December 21, 2003	December 26, 2004
Deferred tax assets:
Leases	$5,358	$22,827
Allowance for doubtful accounts	—	2,937
Net operating losses	1,973	4,926
Valuation allowances	(1,973)	(1,973)
Tax basis adjustment in Horizon Lines, LLC	—	53,130
Other	1,347	2,488

Total deferred tax assets	6,705	84,335

Deferred tax liabilities:
Depreciation	(3,858)	(51,264)
Allowance for doubtful accounts	(2,585)	—
Capital construction fund	(4,208)	(7,891)
Intangibles	—	(74,814)
Other	(255)	(4,252)

Total deferred tax liabilities	(10,906)	(138,221)

Net deferred tax liability	$(4,201)	$(53,886)

The net operating loss credits generated primarily from tax losses in the territories of Guam and Puerto Rico begin to expire in 2023 and 2024, respectively.

15.    Commitments and Contingencies

Agreements with Maersk Sealand

During the fourth quarter of 2004, the Company renegotiated agreements with Maersk. The agreements between the parties encompass equipment sharing, space charter, sales agency services, terminal and trucking services. The agreements have a term of two years.

Legal Proceedings

A number of legal actions are pending against the Company in which claims are made in substantial amounts. While the ultimate results of lawsuits and claims involving the Company cannot be predicted with certainty, management does not currently expect that resolution of these matters will have a material adverse effect on the results of operations, financial position or cash flows of the Company.

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. Predecessor-B accrued $0.9 million for future remediation. On October 8, 2004, the Company received

HORIZON LINES HOLDING CORP. AND SUBSIDIARIES AND PREDECESSOR COMPANIES

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

($ in thousands)

notification from the State of Alaska that ongoing monitoring of the site would be sufficient. The Company believes that the exposure related to the underground storage tanks will not exceed the current accrual of $0.9 million. The accrual is included in other long term liabilities. The period over which the estimated accrual will be paid out cannot be determined at this time.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On December 26, 2004, these letters of credit totaled $6.0 million. Predecessor-A maintained similar letters of credit which totaled $6.3 million at December 21, 2003.

Labor Relations

Approximately 64.8% of the Company’s total work force is covered by collective bargaining agreements. A collective bargaining agreement covering approximately 8.6% of the workforce will be under renegotiation during 2005.

16.    Quarterly Financial Data (Unaudited)

Set forth below is unaudited quarterly financial data ($ in thousands):

For the period from December 22, 2003	Predecessor – A Quarter			Horizon Lines Holding Corp. Quarter
through December 26, 2004	1	2	3 (a)	3 (b)	4
Operating revenue	$219,994	$235,854	$42,582	$208,524	$273,374
Operating income	2,660	16,346	1,655	25,730	6,146
Net income (loss)	(536)	7,983	514	10,816	(2,025)
Basic net income (loss) per share	(0.67)	9.98	0.64	13.52	(2.53)
Diluted net income (loss) per share	(0.60)	8.97	0.58	13.52	(2.53)

For the period from December 23, 2002	Predecessor – B Quarter	Predecessor – A Quarter
through December 21, 2003	1 (c)	1 (d)	2	3	4
Operating revenue	$138,411	$64,088	$218,853	$238,222	$226,404
Operating income	(2,521)	4,157	8,901	22,259	5,417
Net income (loss)	(2,049)	1,890	3,028	11,286	958
Basic net income (loss) per share	*	2.36	3.79	14.11	1.20
Diluted net income (loss) per share	*	2.16	3.45	12.87	1.09

*	For periods prior to February 26, 2003, owner’s equity consisted of parent’s net investment, and thus net income (loss) per share has not been calculated.

(a)	Represents the period from June 18, 2004 through July 6, 2004.

(b)	Represents the period from July 7, 2004 through September 20, 2004.

(c)	Represents the period from December 23, 2002 through February 26, 2003.

(d)	Represent the period from February 27, 2003 through March 23, 2003.

SCHEDULE II

HORIZON LINES HOLDING CORP.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 2002, 2003 and 2004

($ in thousands)

	Beginning Balance	Charged to Cost and Expenses	Deductions	Charged to other Accounts	Ending Balance
Accounts receivable reserve:

Predecessor – B
For the period December 24, 2001 through December 22, 2002	$25,979	$10,685	$(10,841)	$9,311	$35,134
For the period December 23, 2002 through February 26, 2003	35,134	7,884	(794)	—	42,224

Predecessor – A
For the period February 27, 2003 through December 21, 2003	14,802	8,167	(11,920)	—	11,049
For the period December 22, 2003 through July 6, 2004	11,049	6,266	(4,885)	—	12,430

Horizon Lines Holding Corp.
For the period July 7, 2004 through December 26, 2004	12,430	6,087	(10,580)	—	7,937

PROSPECTUS DATED                     , 2005

$250,000,000

HORIZON LINES, LLC

HORIZON LINES HOLDING CORP.

Offer to Exchange

OUR OUTSTANDING

9.00% SENIOR NOTES DUE 2012

FOR

OUR 9.00% SENIOR NOTES DUE 2012

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until                    , 2005 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

Part II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law.

Horizon Lines Holding Corp. and Horizon Lines of Puerto Rico, Inc. are corporations organized under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Delaware Limited Liability Company Act.

Horizon Lines, LLC, as well as each of Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Ventures, LLC, Horizon Lines Vessels, LLC, Horizon Service Group, LLC, Sea-Logix, LLC, S-L Distribution Service, LLC, SL Payroll Services, LLC and HLH, LLC (collectively, the “Subsidiary Guarantors”), are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification under the certificate of incorporation of Horizon Lines Holding Corp.

The certificate of incorporation of Horizon Lines Holding Corp. expressly eliminates a director’s personal liability for monetary damages to the company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability arising under Section 174 of the DGCL, or for any transaction from which the director received an improper personal benefit.

In addition, the certificate of incorporation of Horizon Lines Holding Corp. provides that the company is authorized to indemnify and advance expenses to agents of the company, as well as any other persons to whom the DGCL permits the company to provide indemnification, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, through bylaw provisions, agreements with its agents or other persons, by a vote of its stockholders or disinterested directors or otherwise, subject only to the limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the company, its stockholders, and others.

Indemnification under the bylaws of Horizon Lines Holding Corp.

Article VI of the amended and restated bylaws of Horizon Lines Holding Corp. provides that the company shall indemnify any and all such persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL or other provisions of the laws of the State of Delaware relating to the indemnification of directors and officers. Article VI also provides that Horizon Lines Holding Corp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of Horizon Lines Holding Corp.) by reason of the fact that such person is or was a director or officer of Horizon Lines Holding Corp., or is or was serving at the request of Horizon Lines Holding Corp. as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Horizon Lines Holding Corp., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Furthermore, Article VI provides that Horizon Lines Holding Corp. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Horizon Lines Holding Corp. to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Horizon Lines Holding Corp., or is or was serving at the request of Horizon Lines Holding Corp. as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Horizon Lines Holding Corp., except as otherwise provided by law.

Indemnification may be granted, and expenses may be advanced by a resolution of the stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification and advancement of expenses, provided that no indemnification may be made on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

Horizon Lines Holding Corp.’s amended and restated bylaws provide that it is the intent of Article VI to require the company to indemnify officers and directors for judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, and to advance expenses to officers and directors, in each and every circumstance in which such indemnification and such advancement of expenses is permitted by express provision of the bylaws, and the indemnification and advancement of expenses provided by Article VI of the bylaws shall not be limited by the absence of express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, Horizon Lines Holding Corp.’s amended and restated bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of Horizon Lines Holding Corp.’s certificate of incorporation, the bylaws, by agreement, by a vote of the stockholders or disinterested directors of Horizon Lines Holding Corp. or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Indemnification under the limited liability company agreement of Horizon Lines, LLC.

The second amended and restated limited liability company agreement of Horizon Lines, LLC provides that no director, officer or employee shall be liable, responsible or accountable, in damages or otherwise, to any member for doing or failing to do any act, the effect of which may cause or result in loss or damage to the company or member if the act or failure to act by the director, officer or employee was in good faith, in a manner that the director, officer or employee reasonably believed to be within the scope of that person’s authority, and in a manner that the person reasonably believed to be in, or not inconsistent with, the best interests of the company, and that the conduct of the person did not constitute fraud, willful misconduct, gross negligence or a material breach of the second amended and restated limited liability company agreement of the company.

Section 6.4.2 of the second amended and restated limited liability company agreement of Horizon Lines, LLC provides that the company shall indemnify any director, officer or employee against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, and all costs of investigation in connection therewith, as a result of any claim, threatened action or legal proceeding by any person, including, without limitation, by or through the company, any subsidiary of the company and/or any member, or otherwise imposed upon or incurred by such director, officer or employee, relating to the performance or nonperformance of an act concerning the activities of the company or a subsidiary of the company, on or after the date of the agreement, if the act or failure to act was in good faith, within the scope of the director, officer or employee’s authority and in a manner such director, officer or employee reasonably believed to be in, or not inconsistent with the best interest of the company or subsidiary, and the conduct did not constitute fraud, willful misconduct, gross negligence or a material breach of a material provision of the second amended and restated limited liability company agreement of the company.

The second amended and restated limited liability company agreement of the Horizon Lines, LLC contains provisions permitting the advancement of attorneys’ fees and other expenses of a director, officer or employee prior to the final disposition of the claims, actions or proceedings upon receipt by the company of an undertaking of such director, officer or employee, which is reasonably acceptable to the Board of Directors of Horizon Lines, LLC, to repay such amounts if it is determined that the person is not entitled to indemnification. Section 6.4.4 provides that no member shall be personally liable by reason of the indemnification provisions set forth in the second amended and restated limited liability company agreement Horizon Lines, LLC, and indemnification by the company shall be satisfied solely out of assets of the company as an expense of the company. The indemnification and advancement of expenses provisions in the Horizon Lines, LLC’s second amended and restated limited liability company agreement are not exclusive of any other rights that those seeking indemnification or advancement of expenses may have or acquire. The indemnification and advancement of expenses provision shall survive the termination of the second amended and restated limited liability company agreement, and any termination or amendment of Section 6.4 of the second amended and restated liability company agreement shall not adversely affect any right or protection under Section 6.4 of any director, officer or employee in respect of any act or omission prior to the time of the termination or amendment of such Section 6.4. In addition, Section 6.4.7 of the second amended and restated limited liability company agreement of Horizon Lines, LLC provides that the company may, but is not required to, obtain directors and officers insurance with respect to its obligations to indemnify its directors, officers and employees.

Indemnification under the certificate of incorporation and bylaws of Horizon Lines of Puerto Rico, Inc.

The certificate of incorporation of Horizon Lines of Puerto Rico, Inc. does not contain any provisions relating to the indemnification of its officers and directors.

The amended bylaws of Horizon Lines of Puerto Rico, Inc., provides that the company shall indemnify its directors, officers, employees or agents to the extent permitted by law, and the company may indemnify any of its directors, officers, employees or agents serving, at the request of the company, as a director, officer, trustee, employee, agent or fiduciary of any employment benefit plan governed by the Employee Retirement Income Security Act of 1974, or any other organization, association or entity, incorporated or unincorporated. Unless ordered by a court, any indemnification under the bylaws shall be made by Horizon Lines of Puerto Rico, Inc. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determinations shall be made by the Board of Directors by a majority vote of a quorum of directors who were not parties to such action, suit or proceeding, or if such a quorum is unobtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

The company may pay expenses incurred in defending an administrative, civil or criminal action, suit, or proceeding in advance of the final disposition as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that such person is entitled to be indemnified by the company. Expenses incurred by other employees and agents may be paid upon such terms and conditions that the Board of Directors deem appropriate.

Article VI of the amended bylaws of Horizon Lines of Puerto Rico, Inc. states that the indemnification provided in Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise, both as to actions in the person’s official capacity and as to action in any other capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The company shall have the power to provide such other, further or additional indemnities of directors, officers, employees or agents as shall be permitted by the laws of the State of Delaware. In addition, the company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust plan or other enterprise against any liability asserted against such a person or incurred by such a person in any such capacity, or arising out of such person’s status as such, whether or not the company would have the power to indemnify such person against such liability under the provisions in Article VI.

Indemnification under the limited liability company agreements of the Subsidiary Guarantors.

The amended and restated limited liability company agreement of each Subsidiary Guarantor provides that the sole member of each Subsidiary Guarantor, in its capacity as member, shall not be obligated for any debt, obligation or liability of the company.

Article VI of the amended and restated limited liability company agreement of each Subsidiary Guarantor provides that such Subsidiary Guarantor shall indemnify its directors, officers, employees or agents to the extent permitted by law. Further, Article VI of each such agreement provides that each Subsidiary Guarantor may indemnify any of its directors, officers, employees, or agents serving, at the request of the applicable Subsidiary Guarantor, as a director, officer, trustee, employee, agent or fiduciary of an employee benefit plan covered by The Employee Retirement Income Security Act of 1974. Any indemnification under Article VI shall be made only as authorized in the specific case upon a determination that indemnification is proper under the circumstances. Such determination shall be made by the Board of Directors of the applicable Subsidiary Guarantor by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or, if such a quorum is unattainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the sole member.

Article VI of the amended and restated limited liability company agreement of each Subsidiary Guarantor contains provisions permitting the advancement of expenses incurred in defending an administrative, civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the applicable Subsidiary Guarantor in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that such person is entitled to indemnification. The expenses paid by the applicable Subsidiary Guarantor may be repaid upon such terms and conditions as the Board of Directors of such Subsidiary Guarantor deems appropriate. The indemnification provisions in the limited liability company agreements of the Subsidiary Guarantors are not exclusive of any other rights to which those seeking indemnification may be entitled to under any provision of such agreements, or any other agreement, or through any action of the sole member or disinterested directors or otherwise. Each Subsidiary Guarantor shall have the power to provide other, further or additional indemnities of directors, officers, employees or agents as shall be permitted by the laws of the State of Delaware. In addition, the amended and restated limited liability company agreement of each Subsidiary Guarantor provides that such Subsidiary Guarantor shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such Subsidiary Guarantor, or is or was serving at the request of such Subsidiary Guarantor as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against any liability, whether or not such Subsidiary Guarantor would have the power to indemnify such persons under the provisions of Article VI of the limited liability company agreement of such Subsidiary Guarantor.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

2**	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1*	Certificate of Formation of Horizon Lines, LLC

3.2*	Second Amended and Restated Limited Liability Company Agreement of Horizon Lines, LLC

3.3*	Certificate of Incorporation of Horizon Lines Holding Corp.

3.4*	Amended and Restated Bylaws of Horizon Lines Holding Corp.

3.5*	Certificate of Formation of HLH, LLC

3.6*	Amended and Restated Limited Liability Company Agreement of HLH, LLC

3.7*	Certificate of Incorporation of Horizon Lines of Puerto Rico, Inc.

3.8*	Bylaws of Horizon Lines of Puerto Rico, Inc.

3.9*	Certificate of Formation of Horizon Lines of Alaska, LLC

3.10*	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Alaska, LLC

3.11*	Certificate of Formation of Horizon Lines of Guam, LLC

3.12*	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Guam, LLC

3.13*	Certificate of Formation of Horizon Lines Ventures, LLC

3.14*	Amended and Restated Limited Liability Company Agreement of Horizon Lines Ventures, LLC

3.15*	Certificate of Formation of Horizon Lines Vessels, LLC

3.16*	Amended and Restated Limited Liability Company Agreement of Horizon Lines Vessels, LLC

3.17*	Certificate of Formation of Horizon Service Group, LLC

3.18*	Amended and Restated Limited Liability Company Agreement of Horizon Service Group, LLC

3.19*	Certificate of Formation of Sea-Logix, LLC

3.20*	Amended and Restated Limited Liability Company Agreement of Sea Logix, LLC

3.21*	Certificate of Formation of S-L Distribution Service, LLC

3.22*	Amended and Restated Limited Liability Company Agreement of S-L Distribution Service, LLC

3.23*	Certificate of Formation of SL Payroll Services, LLC

3.24*	Amended and Restated Limited Liability Company Agreement of SL Payroll Services, LLC

4.1**	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee

4.2**	Form of 9.00% Senior Notes due 2012

4.3**	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated

4.4**	Form of Guarantee

5***	Opinion of Schulte Roth & Zabel LLP

9**	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

10.1**	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2**	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3**	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.4**	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5**	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.6**	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Sea-Land Service, Inc., and Amendments thereto.

10.7**	Crane Relocation Agreement between American President Lines, Ltd., Sea-Land Service, Inc. and Port Authority of Guam, dated August 20, 1992.

10.8**	Employment Agreement dated as of July 7, 2004 between Horizon Lines, LLC and Charles G. Raymond.

10.9**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.10*	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.11**	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003 by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.12**	Put/call Agreement, dated as of July 7, 2004, by and among H-Lines Holdings Corp. and the other parties thereto.

10.13**	Horizon Lines Holding Corp. Stock Option Plan

10.14†*	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.15†*	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to m.v.s Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.16†*	TP1 Space Charter and Transportation Service Contract between A.P. Møller-Maersk Sealand and Horizon Lines, LLC, dated May 9, 2004.

10.17†*	Container Interchange Agreement between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC, dated April 1, 2002.

10.18†*	Stevedoring and Terminal Services Agreement between APM Terminals, North America, Inc. and Horizon Lines, LLC, dated May 9, 2004.

10.19†*	Sea-Land Pacific Bareboat Charter Party between The Connecticut National Bank and Sea-Land Service, Inc., dated December 1, 1988.

10.20†*	Sea-Land Enterprise Bareboat Charter Party between The Connecticut National Bank and Sea-Land Service, Inc., dated December 1, 1988.

10.21*	Assignment and Assumption Agreement, dated as of September 2, 1999, by and between Sea-Land Service, Inc. and Sea-Land Domestic Shipping, LLC.

10.22**	Capital Construction Fund Agreement between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, dated March 29, 2004.

10.23**	Harbor Lease between Sea-Land Service and the State of Hawaii, Department of Transportation, Harbors Division, dated January 12, 1996.

10.24**	Agreement between CSX Lines of Puerto Rico, Inc. and The Puerto Rico Ports Authority, dated May 16, 2002.

10.25**	Agreement dated March 29, 2001, between CSX Lines of Puerto Rico, Inc. and The Puerto Rico Ports Authority.

10.26**	Port of Kodiak Preferential Use Agreement between the City of Kodiak, Alaska and CSX Lines, LLC, dated April 12, 2002.

10.27**	Terminal Operation Contract between the City of Kodiak, Alaska and CSX Lines of Alaska, LLC, dated May 2, 2002.

10.28**	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Sea-Land Service, Inc., and Addendums and Amendments thereto.

12*	Statement Regarding Computation of Ratios

21*	List of Subsidiaries of Horizon Lines Holding Corp.

23.1*	Consent of Ernst & Young LLP

23.2***	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5)

24*	Powers of Attorney (see signature pages of the Registration Statement)

25*	Statement on Form T-1 as to the Eligibility of the Trustee

99.1***	Form of Letter of Transmittal

99.2***	Form of Notice of Guaranteed Delivery for Outstanding 9.00% Senior Notes due 2012

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on March 2, 2005.
***	To be filed by amendment.

†	Portions of this document have been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

Item 22.    Undertakings.

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

In addition, the undersigned Registrants hereby undertake that:

(1)	Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES HOLDING CORP.

By:	/s/ CHARLES G. RAYMOND
Name: Charles G. Raymond
Title: President and Chief Executive Officer

Date: March 30, 2005

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Director, President and Chief Executive Officer	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Vice President, Chief Financial Officer and Assistant Secretary	March 30, 2005

/S/ JOHN K. CASTLE John K. Castle	Director	March 30, 2005

/S/ MARCEL FOURNIER Marcel Fournier	Director	March 30, 2005

/S/ J.L. HOLLOWAY Adm. James L. Holloway III, U.S.N. (Ret.)	Director	March 30, 2005

/S/ ERNIE L. DANNER Ernie L. Danner	Director	March 30, 2005

/S/ JAMES G. CAMERON James G. Cameron	Director	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES, LLC

	By:	/S/ CHARLES G. RAYMOND

Name: Charles G. Raymond
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Director, President and Chief Operating Officer	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Senior Vice President and Chief Financial Officer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HLH, LLC

	By:	/S/ CHARLES G. RAYMOND

Name: Charles G. Raymond
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Director, Chairman, President and Chief Executive Officer	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Vice President, Chief Financial Officer and Assistant Secretary	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES OF PUERTO RICO, INC.

	By:	/S/ CHARLES G. RAYMOND
Name: Charles G. Raymond
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Chairman of the Board, Director, President and Chief Executive Officer	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on the 30th day of March, 2005.

HORIZON LINES OF ALASKA, LLC

	By:	/S/ KENNETH L. PRIVRATSKY
Name: Kenneth L. Privratsky
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Chairman of the Board and Director	March 30, 2005

/S/ KENNETH L. PRIVRATSKY Kenneth L. Privratsky	Director, President and Chief Executive Officer	March 30, 2005

/S/ MARION DAVIS Marion Davis	Director and Vice President	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES OF GUAM, LLC

	By:	/S/ BRIAN W. TAYLOR
Name: Brian W. Taylor
Date: March 30, 2005		Title: President

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Director	March 30, 2005

/S/ BRIAN W. TAYLOR Brian W. Taylor	Director and President	March 30, 2005

/S/ MAR F. LABRADOR Mar F. Labrador	Director and Vice President	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Vice President and Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES VENTURES, LLC

	By:	/s/ ALHERD P. KAZURA
Name: Alherd P. Kazura
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Chairman of the Board and Director	March 30, 2005

/S/ ALHERD P. KAZURA Alherd P. Kazura	Director, President and Chief Executive Officer	March 30, 2005

/S/ ROBERT S. ZUCKERMAN Robert S. Zuckerman	Director, Vice President and Secretary	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Director and Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

HORIZON LINES VESSELS, LLC

	By:	/s/ GLENDON L. MOYER
Name: Glendon L. Moyer
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN V. KEENAN John V. Keenan	Chairman of the Board and Director	March 30, 2005

/S/ GLENDON L. MOYER Glendon L. Moyer	Director, President and Chief Executive Officer	March 30, 2005

/S/ M. MARK URBANIA M. Mark Urbania	Director and Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of March, 2005.

HORIZON SERVICE GROUP, LLC

	By:	/s/ RICKY A. KESSLER
Name: Ricky A. Kessler
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ M. MARK URBANIA M. Mark Urbania	Chairman of the Board, Director and Treasurer	March 30, 2005

/S/ RICKY A. KESSLER Ricky A. Kessler	Director, President and Chief Executive Officer	March 30, 2005

/S/ TRICIA C. COVAIS Tricia C. Covais	Director, Vice President and Chief Operating Officer	March 30, 2005

/S/ JOHN V. KEENAN John V. Keenan	Director and Vice President	March 30, 2005

/S/ KENNETH L. PRIVRATSKY Kenneth L. Privratsky	Director	March 30, 2005

/S/ KAREN H. RICHARDS Karen H. Richards	Director	March 30, 2005

/S/ GABRIEL M. SERRA Gabriel M. Serra	Director	March 30, 2005

/S/ BRIAN W. TAYLOR Brian W. Taylor	Director	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of March, 2005.

SEA-LOGIX, LLC

	By:	/s/ FRANK KNAFELZ
Name: Frank Knafelz
Date: March 30, 2005		Title: President

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN V. KEENAN John V. Keenan	Chairman of the Board and Director	March 30, 2005

/S/ FRANK KNAFELZ Frank Knafelz	Director and President	March 30, 2005

/S/ ALHERD P. KAZURA Alherd P. Kazura	Director and Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

SL PAYROLL SERVICES, LLC

	By:	/s/ M. MARK URBANIA
Name: M. Mark Urbania
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ M. MARK URBANIA M. Mark Urbania	Chairman of the Board, Director, President and Chief Executive Officer	March 30, 2005

/S/ MARK R. BLANKENSHIP Mark R. Blankenship	Director	March 30, 2005

/S/ CLAUDETTE T. HILBUN Claudette T. Hilbun	Director and General Manager	March 30, 2005

/S/ DENNIS R. MCCARTHY Dennis R. McCarthy	Director	March 30, 2005

/S/ ROBERT S. ZUCKERMAN Robert S. Zuckerman	Director and Secretary	March 30, 2005

/S/ DEBORAH L. BURLANDO Deborah L. Burlando	Vice President and Treasurer	March 30, 2005

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of March, 2005.

S-L DISTRIBUTION SERVICE, LLC

	By:	/s/ ROBERT C. BURLANDO
Name: Robert C. Burlando
Date: March 30, 2005		Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT C. BURLANDO Robert C. Burlando	Chairman of the Board, Director, President and Chief Executive Officer	March 30, 2005

/S/ MARK R. BLANKENSHIP Mark R. Blankenship	Director, Controller and Treasurer	March 30, 2005

/S/ ROBERT S. ZUCKERMAN Robert S. Zuckerman	Director and Secretary	March 30, 2005

EXHIBIT INDEX

Exhibit Number	Description

2**	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1*	Certificate of Formation of Horizon Lines, LLC

3.2*	Second Amended and Restated Limited Liability Company Agreement of Horizon Lines, LLC

3.3*	Certificate of Incorporation of Horizon Lines Holding Corp.

3.4*	Amended and Restated Bylaws of Horizon Lines Holding Corp.

3.5*	Certificate of Formation of HLH, LLC

3.6*	Amended and Restated Limited Liability Company Agreement of HLH, LLC

3.7*	Certificate of Incorporation of Horizon Lines of Puerto Rico, Inc.

3.8*	Bylaws of Horizon Lines of Puerto Rico, Inc.

3.9*	Certificate of Formation of Horizon Lines of Alaska, LLC

3.10*	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Alaska, LLC

3.11*	Certificate of Formation of Horizon Lines of Guam, LLC

3.12*	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Guam, LLC

3.13*	Certificate of Formation of Horizon Lines Ventures, LLC

3.14*	Amended and Restated Limited Liability Company Agreement of Horizon Lines Ventures, LLC

3.15*	Certificate of Formation of Horizon Lines Vessels, LLC

3.16*	Amended and Restated Limited Liability Company Agreement of Horizon Lines Vessels, LLC

3.17*	Certificate of Formation of Horizon Service Group, LLC

3.18*	Amended and Restated Limited Liability Company Agreement of Horizon Service Group, LLC

3.19*	Certificate of Formation of Sea-Logix, LLC

3.20*	Amended and Restated Limited Liability Company Agreement of Sea Logix, LLC

3.21*	Certificate of Formation of S-L Distribution Service, LLC

3.22*	Amended and Restated Limited Liability Company Agreement of S-L Distribution Service, LLC

3.23*	Certificate of Formation of SL Payroll Services, LLC

3.24*	Amended and Restated Limited Liability Company Agreement of SL Payroll Services, LLC

4.1**	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee

4.2**	Form of 9.00% Senior Notes due 2012

4.3**	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated

4.4**	Form of Guarantee

5***	Opinion of Schulte Roth & Zabel LLP

9**	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

10.1**	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2**	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3**	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.4**	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5**	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.6**	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Sea-Land Service, Inc., and Amendments thereto.

10.7**	Crane Relocation Agreement between American President Lines, Ltd., Sea-Land Service, Inc. and Port Authority of Guam, dated August 20, 1992.

10.8**	Employment Agreement dated as of July 7, 2004 between Horizon Lines, LLC and Charles G. Raymond.

10.9**	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.10*	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.11**	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003 by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.12**	Put/call Agreement, dated as of July 7, 2004, by and among H-Lines Holdings Corp. and the other parties thereto.

10.13**	Horizon Lines Holding Corp. Stock Option Plan

10.14†*	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.15†*	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to m.v.s Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.16†*	TP1 Space Charter and Transportation Service Contract between A.P. Møller-Maersk Sealand and Horizon Lines, LLC, dated May 9, 2004.

10.17†*	Container Interchange Agreement between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC, dated April 1, 2002.

10.18†*	Stevedoring and Terminal Services Agreement between APM Terminals, North America, Inc. and Horizon Lines, LLC, dated May 9, 2004.

10.19†*	Sea-Land Pacific Bareboat Charter Party between The Connecticut National Bank and Sea-Land Service, Inc., dated December 1, 1988.

10.20†*	Sea-Land Enterprise Bareboat Charter Party between The Connecticut National Bank and Sea-Land Service, Inc., dated December 1, 1988.

10.21*	Assignment and Assumption Agreement, dated as of September 2, 1999, by and between Sea-Land Service, Inc. and Sea-Land Domestic Shipping, LLC.

10.22**	Capital Construction Fund Agreement between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, dated March 29, 2004.

10.23**	Harbor Lease between Sea-Land Service and the State of Hawaii, Department of Transportation, Harbors Division, dated January 12, 1996.

10.24**	Agreement between CSX Lines of Puerto Rico, Inc. and The Puerto Rico Ports Authority, dated May 16, 2002.

10.25**	Agreement dated March 29, 2001, between CSX Lines of Puerto Rico, Inc. and The Puerto Rico Ports Authority.

10.26**	Port of Kodiak Preferential Use Agreement between the City of Kodiak, Alaska and CSX Lines, LLC, dated April 12, 2002.

10.27**	Terminal Operation Contract between the City of Kodiak, Alaska and CSX Lines of Alaska, LLC, dated May 2, 2002.

10.28**	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Sea-Land Service, Inc., and Addendums and Amendments thereto.

12*	Statement Regarding Computation of Ratios

21*	List of Subsidiaries of Horizon Lines Holding Corp.

23.1*	Consent of Ernst & Young LLP

23.2***	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5)

24*	Powers of Attorney (see signature pages of the Registration Statement)

25*	Statement on Form T-1 as to the Eligibility of the Trustee

99.1***	Form of Letter of Transmittal

99.2***	Form of Notice of Guaranteed Delivery for Outstanding 9.00% Senior Notes due 2012

*	Filed herewith.
**	Incorporated by reference to the Registration Statement on Form S-1 of Horizon Lines, Inc. (File No. 333-123073) filed on March 2, 2005.
***	To be filed by amendment.

†	Portions of this document have been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.